Exhibit (a)(1)(a)

PALMONE, INC.

OFFER TO EXCHANGE

CERTAIN UNEXERCISED OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectuses relating to the palmOne, Inc.

1999 Stock Plan, as amended, covering securities that have been registered under the

Securities Act of 1933, as amended.

March 1, 2004

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PALMONE, INC.

Offer to Exchange Certain

Unexercised Options for New Options

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on March 29, 2004 unless we extend them by written notice.

By this offer, we are giving you the opportunity to exchange all of your outstanding, unexercised options that have exercise prices equal to or greater than $20.00 per share, whether vested or unvested, for new options. You may participate in this offer if you are an employee of palmOne, Inc. or one of our subsidiaries (collectively referred to as palmOne, the Company, we, our or us) and remain an employee through the date on which we cancel options under this offer. The members of our board of directors and our executive officers (which term shall mean any persons who are required to file Forms 3, 4, or 5 with respect to palmOne securities under the Securities Exchange Act of 1934, as amended) may not participate in this offer. A list of our directors and executive officers is attached to this offer to exchange as Schedule A.

If you participate in this offer, you will receive two (2) new options for every three (3) options that you exchange pursuant to this offer. If you participate in this offer, you must exchange all options, if any, granted to you since August 31, 2003, regardless of exercise price, at the same exchange ratio of two (2) new options for every three (3) options that you exchange pursuant to this offer.

We will grant new options on the date determined by our Compensation Committee or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee), which (a) will be no earlier than the first business day that is at least six months and one day after the date on which we cancel the exchanged options and (b) will be no later than the first business day that is at least seven months and one day after the date on which we cancel the exchanged options. The earliest possible date on which the new options can be granted is October 1, 2004. We refer to the grant date determined by our Compensation Committee or either of its designees as the new option grant date. However, as discussed in Schedule F, the new option grant date for employees in France may be different. By exchanged options, we mean any options that you exchange pursuant to this offer.

Each new option granted with respect to an exchanged option that is 75% or more vested on the date on which we cancel the exchanged options will have a vesting period lasting twelve months from the new option grant date with 50% of the shares covered by such option vesting six months after the new option grant date and the remaining shares covered by such new option vesting each month in six equal installments for the next six months thereafter, subject to your continued employment on each relevant vesting date. Each new option granted with respect to an exchanged option that is less than 75% vested on the date on which we cancel the exchanged options will have a vesting period lasting twenty-four months from the new option grant date with 25% of the shares covered by such option vesting six months after the new option grant date, and the remaining shares covered by such new option vesting each month in eighteen equal installments for the next eighteen months thereafter, subject to your continued employment on each relevant vesting date. Notwithstanding the general rule in the previous sentence, you may be subject to additional restrictions if you are a resident of France, as set forth in Schedule F.

The exercise price of new options will be equal to the closing price per share of our common stock on the new option grant date as reported on the Nasdaq National Market during regular trading hours. However, the exercise price of new options granted to those employees who are residents of France and Italy may be higher due to local laws as discussed in Schedules F and J.

Our common stock is traded on the Nasdaq National Market under the symbol “PLMO.” On February 25, 2004, the closing price of our common stock was $9.67 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

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See “Risks of Participating in the Offer” beginning on page 16 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must complete and sign the personalized election form you receive from us, and fax it to palmOne Stock Administration at fax number (408) 503-7120 (primary) or (408) 503-2350 (alternate if primary unreachable) or hand deliver it to palmOne Stock Administration at 400 N. McCarthy Blvd., Building 4, 1st Floor, Cube 070, Milpitas, California 95035, U.S.A. before 5:00 p.m., Pacific Time, on March 29, 2004. Only responses that are complete, signed and actually received by palmOne Stock Administration by the deadline will be accepted. Responses submitted by mail (U.S., foreign or inter-office) or Federal Express or other express couriers are not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer to palmOne Stock Administration at the telephone number or email address included in the March 1, 2004 email letter from palmOne Stock Administration introducing the offer.

Offer to Exchange dated March 1, 2004.

You should rely on the information contained in this offer to exchange, as it may be amended from time to time. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our sole discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown or, if no date is otherwise indicated, the date of this offer to exchange. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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TABLE OF CONTENTS

SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS		1
RISKS OF PARTICIPATING IN THE OFFER		17
THE OFFER		43
1. Eligibility		43
2. Number of options; expiration date		43
3. Purpose of the offer		45
4. Procedures for electing to exchange options		47
5. Withdrawal rights		49
6. Acceptance of options for exchange and issuance of new options		50
7. Conditions of the offer		51
8. Price range of shares underlying the options		53
9. Source and amount of consideration; terms of new options		54
10. Information concerning palmOne		60
11. Interests of directors and executive officers; transactions and arrangements concerning the options		61
12. Status of options acquired by us in the offer; accounting consequences of the offer		62
13. Legal matters; regulatory approvals		63
14. Material U.S. federal income tax consequences		63
15. Extension of offer; termination; amendment		65
16. Fees and expenses		66
17. Additional information		66
18. Financial statements		66
19. Miscellaneous		67

SCHEDULE A	Information Concerning the Directors and Executive Officers of palmOne	A-1
SCHEDULE B	Financial Statements of palmOne, Inc.	B-1
SCHEDULE C	Stock Option Exchange Offer: A Guide to Issues in Australia	C-1
SCHEDULE D	Stock Option Exchange Offer: A Guide to Issues in Brazil	D-1
SCHEDULE E	Stock Option Exchange Offer: A Guide to Issues in Canada	E-1
SCHEDULE F	Stock Option Exchange Offer: A Guide to Issues in France	F-1
SCHEDULE G	Stock Option Exchange Offer: A Guide to Issues in Germany	G-1
SCHEDULE H	Stock Option Exchange Offer: A Guide to Issues in Hong Kong	H-1
SCHEDULE I	Stock Option Exchange Offer: A Guide to Issues in Ireland	I-1
SCHEDULE J	Stock Option Exchange Offer: A Guide to Issues in Italy	J-1
SCHEDULE K	Stock Option Exchange Offer: A Guide to Issues in Mexico	K-1
SCHEDULE L	Stock Option Exchange Offer: A Guide to Issues in The Netherlands	L-1
SCHEDULE M	Stock Option Exchange Offer: A Guide to Issues in Singapore	M-1
SCHEDULE N	Stock Option Exchange Offer: A Guide to Issues in Spain	N-1
SCHEDULE O	Stock Option Exchange Offer: A Guide to Issues in Sweden	O-1
SCHEDULE P	Stock Option Exchange Offer: A Guide to Issues in Switzerland	P-1
SCHEDULE Q	Stock Option Exchange Offer: A Guide to Issues in the United Arab Emirates	Q-1
SCHEDULE R	Stock Option Exchange Offer: A Guide to Issues in the United Kingdom	R-1

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SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying letter from our President and Chief Executive Officer, Todd Bradley, dated March 1, 2004 and the letter from Stock Administration, dated March 1, 2004. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. You should also be sure to read the remainder of this offer to exchange document, your election form, the withdrawal form, the employee slide presentation and the other offer documents. We have included in this summary references to other sections in this offer to exchange to help you find a more complete description of these topics.

GENERAL QUESTIONS ABOUT THE OFFER

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange eligible unexercised options for new options. The following is a brief summary of the terms of this offer:

Eligible Employees

•	Employees of palmOne as of March 1, 2004 who remain employees of palmOne through the date on which we cancel the exchanged options (we refer to this date as the cancellation date, and we expect it to be March 30, 2004).

•	Members of our board of directors and executive officers (those persons who are required to file Forms 3, 4 or 5 with respect to palmOne securities under the Securities Exchange Act of 1934, as amended) are not eligible.

Eligible Options

•	All outstanding, unexercised options with exercise prices equal to or greater than $20.00 per share are eligible for exchange.

•	If you participate in this offer, you must exchange all options granted on or after August 31, 2003, regardless of exercise price, in addition to any eligible unexercised options that you elect to cancel. (Section 2)

Exchange Ratio

•	Exchanged options will be replaced with new options at an exchange ratio of two (2) new options for every three (3) exchanged options. (Section 2)

•	For purposes of this offer, including the exchange ratio, the term “option” refers to an option to purchase one share of palmOne common stock.

New Options

•

New options will be granted on the date determined by our Compensation Committee or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee), which (a) will be no earlier than the first business day that is at least six months and one day after the date on which we cancel the exchanged options and (b) will be no later than the first business day that is at least seven months and one day after the date on which we cancel the exchanged options. If the offer is not extended, the earliest possible new option grant date will be October 1, 2004. We refer to the grant date determined by our Compensation Committee or either of its designees as the new option grant date. However, as discussed in Schedule F, the new option grant date for employees in France may be different. (Section 6)

•	All new options will be non-qualified stock options for purposes of U.S. federal tax laws. (Section 9)

•	All new options will be subject to the terms of our 1999 Stock Plan, as amended, to country-specific sub-plans as noted in Schedules C through R and to a new notice of grant and new option agreement between you and palmOne. The new notice of grant will be provided within approximately one week after the new option grant date and will refer to the new option agreement, a copy of which will be posted on palmOne Central’s Stock Administration website. (Section 9)

•	You must remain an employee through the new option grant date in order to receive your new options. (Section 1)

Exercise Price of the New Options

•	The exercise price of new options will be equal to the closing price per share of our common stock as reported on the Nasdaq National Market during regular trading hours on the new option grant date, except for residents of France and Italy.

•	If you are a resident of France or Italy, your exercise price will be determined as described in Schedule F or J, respectively. (Section 9)

Vesting and Exercisability of New Options

•	Each new option granted with respect to an exchanged option that is 75% or more vested on the cancellation date will have a vesting period lasting twelve months from the new option grant date with 50% of the shares covered by such option vesting six months after the new option grant date and the remaining shares covered by such option vesting each month in six equal installments for the next six months thereafter, subject to your continued employment on each relevant vesting date.

•	Each new option granted with respect to an exchanged option that is less than 75% vested on the cancellation date will have a vesting period lasting twenty-four months from the new option grant date with 25% of the shares covered by such option vesting six months after the new option grant date and the remaining shares covered by such option vesting each month in eighteen equal installments for the next eighteen months thereafter, subject to your continued employment on each relevant vesting date.

•	Notwithstanding the foregoing, if you are a resident of France, you may be subject to additional restrictions as described in Schedule F. (Section 9)

Q2.	What are the terms used in this offer?

A2.	The following is a brief summary of the terms used in this offer:

•	“business day” refers to any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

•	“cancellation date” refers to the first business day after the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be March 30, 2004. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“exchanged option” refers to any option that you exchange pursuant to this offer.

•	“executive officers” refers to any persons who are required to file Forms 3, 4, or 5 with respect to palmOne securities under the Securities Exchange Act of 1934, as amended. Our executive officers, along with members of our board of directors, are listed in Schedule A attached to this offer to exchange.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be March 29, 2004 at 5:00 p.m., Pacific Time. We may extend the expiration date at our sole discretion; any extension will be made by written notice. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•	“new option grant date” refers to the date on which the new options will be granted, as determined by our Compensation Committee or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee). The new option grant date (a) will be no earlier than the first business day that is at least six months and one day after the cancellation date and (b) will be no later than the first business day that is at least seven months and one day after the cancellation date. As a result, we expect the new option grant date to be between October 1, 2004 and November 1, 2004. However, as discussed in Schedule F, the new option grant date for employees in France may be different. If the expiration date is extended, then the earliest possible date for the new option grant date will be similarly extended. If the offer is not extended, the earliest possible new option grant date will be October 1, 2004.

•	“offer” refers to this offer to exchange all of your outstanding, unexercised options that have exercise prices equal to or greater than $20.00 per share, whether vested or unvested, for new options subject to the terms and conditions described in (1) this Offer to Exchange Certain Unexercised Options for New Options (which is generally referred to as the offer to exchange); (2) the letter from Todd Bradley, dated March 1, 2004; and (3) the form of the letter from Stock Administration, dated March 1, 2004. Together, these documents make up the offer and are referred to as the “offer documents.”

•	“offer period” refers to the period from the first day of this offer to the expiration date. We expect that this period will begin on March 1, 2004 and expire on March 29, 2004.

•	“palmOne, we, our or us” refers to palmOne, Inc. and its subsidiaries.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

Q3.	Why is palmOne making this offer?

A3.	We believe that this offer will foster retention of our employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Some of our outstanding, unexercised options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

This offer is also intended in part to decrease palmOne’s option overhang, which is the number of options unexercised as a percent of the total number of shares of common stock outstanding. The exchange ratio used in this offer has been set to help accomplish this goal. (Section 3)

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an employee of palmOne at the time of this offer and you remain an employee of palmOne or one of its subsidiaries through the cancellation date. Members of the board of directors and the executive officers of the Company may not participate. To receive a new option, you must remain an employee of palmOne or one of its subsidiaries through the new option grant date. (Section 1)

Q5.	Why are only options that have exercise prices equal to or greater than $20.00 per share eligible to be exchanged?

A5.	We expect that options with exercise prices below $20.00 per share will continue to provide the proper incentives to our employees to continue to perform at high levels. The Compensation Committee of the board of directors of palmOne determined that the $20.00 threshold was appropriate after analyzing the exercise prices of the unexercised options in light of the recent performance of palmOne’s common stock. (Section 3)

Q6.	How do I participate in this offer?

A6.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on March 29, 2004:

1.	Properly complete and sign the personalized election form that you will receive from us.

2.	Deliver the completed and signed election form to palmOne Stock Administration either via facsimile at (408) 503-7120 (primary) or (408) 503-2350 (alternate if primary unreachable) or by hand at palmOne Stock Administration, 400 N. McCarthy Blvd., Building 4, 1st Floor, Cube 070, Milpitas, California 95035, U.S.A.

You will receive an election form by mail at your home address that lists all of your eligible options and all options required to be exchanged if you elect to participate in the offer.

If you are a resident of the United Kingdom, you must also return an Option Holder Consent form, as detailed in Schedule R.

Election forms submitted by mail (U.S., foreign or inter-office) or Federal Express or other express couriers are not permitted. This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form, that we determine are unlawful to accept or otherwise ineligible for participation. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (Section 4)

We may extend this offer. If we extend this offer, we will send an email notice or other written notice to all eligible employees disclosing the extension no later than 6:00 a.m., Pacific Time, on the business day following the previously scheduled expiration date. We will file a copy of such notice with the SEC.

The delivery of all documents, including election forms, is at your risk. We intend to send confirmation of the receipt of your election form and/or any withdrawal form to you by email within three (3) business days of receipt. If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Q7.	Am I required to participate in this offer?

A7.	No. Participation in this offer is completely voluntary. However, if you participate in this offer with regard to your eligible options, then you must exchange all options granted to you on or after August 31, 2003, regardless of exercise price. (Section 2)

Q8.	As a result of the recent reduction-in-force, my employment will be ending but I will still be an employee at the beginning of the offer period. Can I participate?

A8.	Yes, you may elect to participate if your expected date of termination is after March 30, 2004. However, you must continuously be an active employee through the new option grant date to be granted any new options. Also, it is important to keep in mind that even if you receive new options, you must be an employee at the six month vesting cliff for the new options in order to exercise any portion of them. If you have been notified of your termination in the reduction-in-force that is currently in progress, you should refer to your notice of termination to see if your expected date of termination is prior to the new option grant date. You should also check to see if your expected date of termination is prior to the date when any portion of your new option would otherwise vest. (Section 1)

Q9.	What happens to my eligible options if I choose not to participate?

A9.	If you choose not to participate, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current vesting schedule. (Section 6)

If you are a tax resident of a non-U.S. country or are otherwise subject to the tax laws of another country, there may be a risk that an option you hold may be affected by this offer. Please see Schedules C through R, as appropriate, for details regarding any such risks.

Q10.	Can I change my mind and withdraw some or all of my options from this offer?

A10.

Yes. You may change your mind after you have submitted an election form and withdraw from the offer some or all of the options you previously elected for exchange at any time before the expiration date. If we extend the expiration date, you may withdraw your election to exchange some or all of the options you previously elected to exchange at any time until the extended offer expires. If you withdraw some but not all of your options, you are still required to exchange all options granted to you on or after August 31, 2003. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the expiration date. In addition, if we have not formally accepted your options for exchange by 9:00 p.m., Pacific Time, on April 23, 2004, you may withdraw your tendered options at any time thereafter. (Section 5)

Q11.	How do I withdraw my election?

A11.	To withdraw your election to exchange some or all of the options you previously elected to exchange, you must do the following before the expiration date:

1.	Properly complete and sign the withdrawal form (available on palmOne Central’s Stock Administration website).

2.	Deliver the completed and signed withdrawal form to palmOne Stock Administration via facsimile (at (408) 503-7120 (primary) or (408) 503-2350 (alternate if primary unreachable) or by hand at palmOne Stock Administration, 400 N. McCarthy Blvd., Building 4, 1st Floor, Cube 070, Milpitas, California 95035, U.S.A. (Section 5)

Withdrawal forms submitted by mail (U.S., foreign or inter-office) or Federal Express or other express couriers are not permitted.

Q12.	What if I withdraw my election and then decide again that I want to participate in this offer?

A12.	If you have withdrawn some or all of the options you previously elected to exchange and then decide again that you would like to exchange some or all of those options, you may re-elect to participate by submitting a new properly completed election form that is signed and dated after the date of your withdrawal form but is submitted on or before the expiration date of the offer. See Q&A 6. (Section 5)

Q13.	What is the effect if I received an option grant from palmOne, that I elect to exchange, prior to the PalmSource distribution on October 28, 2003 or the reverse stock split on October 15, 2002?

A13.	None. The adjustments, if any, to your options in connection with the Company’s distribution of the shares of PalmSource common stock that it owned, effected on October 28, 2003, and the Company’s 1-for-20 reverse stock split, effected on October 15, 2002, have already been reflected in your options. You should have received notices of these adjustments and a reference to E*TRADE’s OptionsLink showing your resulting number of options and applicable exercise prices with respect to each option from palmOne Stock Administration on or about November 3, 2003. The adjusted exercise price of each eligible option (as of the commencement of the offer period) will determine whether the option is eligible for exchange. The adjusted number of eligible options with respect to each eligible option grant (as of the expiration of the offer period) will determine the number of options exchanged if you elect to exchange that option grant. These prices and amounts are set forth on your election form. (Section 9)

Q14.	If I was an employee of Handspring, Inc. at the time of palmOne’s acquisition of Handspring, what was the effect on my options and why is the grant date for all of my options October 29, 2003 on my election form?

A14.

Your Handspring options were assumed by palmOne when palmOne acquired Handspring at the same 0.09 exchange ratio that applied to shares of Handspring common stock. For each Handspring option that you held, you now hold an option to acquire 0.09 shares of palmOne common stock with an exercise price equal to the exercise price for that Handspring option multiplied by 0.09. These adjustments are reflected on your election form.

When you receive your election form for this offer, the grant date for each of your eligible options will read October 29, 2003, the effective date of the merger. If you participate in this offer, then to determine if you have to include any assumed option grants in the offer (because they were granted on or after August 31, 2003), you should refer to the original Handspring grant date. This means that you should disregard the October 29, 2003 date shown for those options we issued you upon assumption of your Handspring options for purposes of determining if you must include any assumed option grant in your election to participate in the offer. Instead, refer to the original Handspring grant date. (Section 2)

Q15.	Why can’t you just grant me additional options?

A15.	While palmOne could grant additional options today, we prefer to reduce rather than increase the number of unexercised options in relation to our shares outstanding, the “overhang.” Additionally, we have a limited number of options that we may grant without additional stockholder approval. Granting a sufficient number of stock options to employees to allow us to achieve the same benefits for employees and stockholders that this offer is intended to achieve could have a severe negative impact on the Company in terms of future dilution and reduced earnings per share. This offer allows us to conserve the current reserves under our option and equity incentive plans and to maintain the flexibility we need to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe this offer is in the best interests of our employees and stockholders providing an appropriate incentive for and commitment by our employees through stock options, reducing the outstanding stock option overhang, and conserving options and shares for future grants. (Section 3)

Q16.	If I participate in this offer, may I receive other option grants before I receive my new options?

A16.	If you participate in this offer, you cannot receive any other option grants before the date that is six months and one day after the cancellation of your exchanged options. Accounting rules prohibit us from granting additional options for a period of six months and one day after the cancellation date, without potential unfavorable accounting consequences to palmOne. (Sections 6 and 12)

Q17.	If I do not participate in this offer, may I receive any option grants between now and the new option grant date?

A17.	Yes. If you do not participate in this offer, you may receive new option grants between now and the new option grant date. However, we have no current plans to grant options to employees except in connection with this offer and in connection with newly hired employees. Therefore, you should not expect to receive any option grants between now and the new option grant date if you decide not to participate in this offer. (Section 6)

Q18.	If you extend the offer, how will you notify me?

A18.	If we extend this offer, we will send an email or other written notice to all eligible employees disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. We will file a copy of such notice with the SEC. (Sections 2 and 15)

Q19.	How will you notify me if the offer is changed?

A19.	If we materially change the offer, we will send an email or other written notice to all eligible employees disclosing the change no later than 6:00 a.m., Pacific Time, on the next business day following the day we change the offer. We will file a copy of such notice with the SEC. (Sections 2 and 15)

Q20.	Is this a repricing of options?

A20.	No. This is a stock option exchange offer. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future could be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation in the market price of our common stock underlying the repriced options. (Section 12)

Q21.	Will I have to pay taxes in connection with the offer if I participate?

A21.	If you participate in the offer and you are a tax resident of the U.S., you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. (Section 14)

If you participate in the offer and you are a tax resident or citizen of a non-U.S. jurisdiction or are otherwise subject to a tax liability in a non-U.S. jurisdiction, your tax consequences with respect to the exchange may vary from those tax consequences described above for United States citizens or permanent United States residents. Employees in non-U.S. jurisdictions or otherwise subject to a non-U.S. tax liability should refer to Schedules C through R for a discussion of the tax and legal consequences of electing to participate in the offer. Tax consequences may vary depending on each individual option holder’s circumstances. (Schedules C through R)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of, or subject to the tax laws in more than one country, you should be aware that there might be tax and social insurance consequences in multiple jurisdictions that may apply to you.

Q22.	Is there any chance palmOne will not proceed with this offer?

A22.	The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer. If any of these conditions are not satisfied, we will not be obligated to exchange properly tendered eligible options, though we may do so at our sole discretion.

In addition, prior to the expiration date, we may change the offer for any or no reason. (Section 7)

Q23.	Are you making any recommendation as to whether I should exchange my eligible options?

A23.	No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should consult with your own legal counsel, accountant and/or financial advisor. (Section 3)

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

Q24.	If I participate in this offer, do I have to exchange all of my eligible options?

A24.	No. You may exchange any or all of your eligible, unexercised options. However, if you choose to participate in this offer with respect to any particular eligible option, you must exchange the entire portion of the option that remains outstanding and unexercised; you cannot exchange the unvested portion of an option without also exchanging the vested portion as well. Furthermore, if you participate in this offer with respect to any option grant, you must exchange all options granted to you on or after August 31, 2003, regardless of exercise price. However, you may not exchange any options with exercise prices below $20.00 per share that were granted to you prior to August 31, 2003.

For example, if you hold (1) 1,000 options with an exercise price of $30.00 per share (regardless of the grant date), 700 of which you have already exercised and 300 of which are still unexercised, (2) 2,100 options with an exercise price of $65.00 per share (regardless of the grant date), all of which are unexercised, (3) 1,000 options with an exercise price of $12.00 per share granted on July 31, 2003, all of which are unexercised, and (4) 600 options with an exercise price of $14.00 per share granted on October 15, 2003, all of which are unexercised, you may elect to exchange:

•	all of your unexercised options under grants (1), (2) and (4) above for a total of 3,000 options to be cancelled and exchanged for 2,000 new options (in which case, your options under grant (3) above would remain unchanged), or

•	all of your unexercised options under grants (1) and (4) above for a total of 900 options to be cancelled and exchanged for 600 new options (in which case, your options under grants (2) and (3) above would remain unchanged), or

•	all of your unexercised options under grants (2) and (4) above for a total of 2,700 options to be cancelled and exchanged for 1,800 new options (in which case, your options under grants (1) and (3) above would remain unchanged), or

•	none of your options (in which case, your options under grants (1), (2), (3) and (4) above would remain unchanged).

These are your only choices in this specific example. Please note that if the options in either grant (1) or (2) in the example above are elected for exchange, the options in grant (4) above must also be exchanged because they were granted on or after August 31, 2003. You may not elect to exchange grant (3) and you may not elect to exchange grant (4) alone in the examples above because the exercise price of those options is below the $20.00 threshold. Grant (4) is only included if grant (1) or (2) is elected for exchange. (Section 2)

Q25.	Why do I have to exchange options granted on or after August 31, 2003, if I choose to participate?

A25.

Under current accounting rules, options that were granted during the six-month period before this offer began and the six-month period after the cancellation date could be viewed as “replacement” options for the exchanged options. As such, accounting rules would require unfavorable accounting treatment for these new options. Therefore, to avoid such unfavorable accounting consequences, this offer requires that you must exchange options granted on or after August 31, 2003 if you elect to exchange any of your eligible options. (Section 12)

Q26.	When will my exchanged options be cancelled?

A26.	Your exchanged options will be cancelled on the first business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be March 30, 2004, unless the offer period is extended. (Section 6)

Q27.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A27.	No, except that you must be continuously employed by palmOne through the new option grant date to receive the new options.

If, for any reason, you do not remain continuously employed by palmOne through the new option grant date, you will not receive any new options or other compensation in exchange for your exchanged options. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction or the terms of your employment agreement, if any, your employment with palmOne remains “at-will” and can be terminated by you or palmOne at any time, with or without cause or notice. (Section 1)

Q28.	Can I exchange options that I have already exercised or shares I purchased through the palmOne ESPP?

A28.	No. This offer relates only to unexercised palmOne options. If you exercised an option in its entirety, that option is not eligible for exchange. If you exercised an option in part, the remaining unexercised portion of the option may be exchanged if it is an eligible option. You may not exchange shares of palmOne common stock in this offer. (Section 2)

Q29.	Will I be required to give up all of my rights under the cancelled options?

A29.	Yes. Once we have accepted your tendered options for exchange, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the first business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be March 30, 2004. (Section 6)

Q30.	How does palmOne determine whether my election form has been properly completed and my options have been properly tendered?

A30.	We decide, in our discretion, whether an election form (or withdrawal form) has been properly completed and an option has been properly tendered, which means that we determine all questions about the validity, form, eligibility (including time of receipt), and acceptance of any exchanged options. Any determinations we make on these matters are final. (Section 4)

Q31.	Will I receive confirmation that my exchanged options have been cancelled?

A31.

palmOne will deliver to you confirmation of the cancellation of the options you elect to exchange promptly after the expiration date. If you have participated in the exchange but have not received such a confirmation promptly after the expiration date, please contact palmOne Stock Administration immediately at the telephone number or email address included in the March 1, 2004 email letter from palmOne Stock Administration introducing the offer.

Upon receipt of the confirmation of cancellation, you will be able to check your OptionsLink account with E*TRADE to make certain that the options you elected to exchange were properly cancelled and that no other options were improperly cancelled. This verification is your responsibility. If you believe there have been any errors as a result of this offer or otherwise, please contact palmOne Stock Administration immediately at the telephone number or email address included in the March 1, 2004 email letter from palmOne Stock Administration introducing the offer. (Section 6)

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

Q32.	When will I receive my new options?

A32.	We will grant the new options on the new option grant date. The new option grant date will be the date determined by our Compensation Committee, or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee), but (a) will not be before the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange and (b) will not be after the first business day that is at least seven months and one day after the date on which we cancel the options accepted for exchange. As a result, the earliest possible new option grant date will be October 1, 2004. However, as discussed in Schedule F, the new option grant date for employees in France may be different. If the offer period is extended or the expiration date is otherwise delayed, then the earliest possible date for the new option grant date will be similarly delayed. We will send to you the notices of grant evidencing your new options within approximately one week after the new option grant date. The notices of grant will refer to your new option agreement, a copy of which will be posted on palmOne Central’s Stock Administration website. (Section 6)

We expect the new option grant date will be on the first business day that is at least six months and a day after the option cancellation date, but may choose another date that is no later than the first business day that is at least seven months and a day following the option cancellation date if we believe, in our sole discretion, that there are unusual circumstances surrounding trading in palmOne’s common stock on a given date or there are other significant factors. Such unusual circumstances or significant factors that we might take into account in determining to grant the new options on a date other than the first business day that is at least six months and a day after the option cancellation date include, without limitation: (i) a halt in the trading of palmOne’s common stock by the Nasdaq Stock Market; (ii) unusually high or low trading volume in palmOne’s common stock; (iii) the escalation of worldwide or national hostilities as a result of an act of war or terrorism; (iv) the recent dissemination of any material, non-public information by palmOne; (v) the recent dissemination of information that causes major stock market averages to fluctuate significantly; (vi) the occurrence of a catastrophic or other similar event that has a material impact on palmOne’s business; and (vii) there is a pending announcement with a third party regarding a significant corporate transaction involving palmOne.

Q33.	Why won’t I receive my new options immediately after the expiration date of the offer?

A33.	Accounting rules prohibit us from granting you new options for a period of six months and one day after the cancellation date, without potential unfavorable accounting consequences to palmOne. (Section 12)

Q34.	How many new options will I receive for the options that I exchange?

A34.	You will receive two (2) new options for every three (3) exchanged options pursuant to this offer. palmOne may, at its sole discretion, consolidate new option grants into a single notice of grant and option agreement.

Fractional options will be rounded up to the nearest whole option, after aggregating the number of new options to which you will be entitled. However, if you are to receive more than one option grant (for instance, one grant covering new options with one year of vesting, and another grant covering new options with two years of vesting), fractional options will be rounded up to the nearest whole option, after aggregating the number of new options to be covered by each separate grant.

Example

If you exchange 1,000 options, you will receive 667 new options.

Please note: The number of new options that you receive will also be adjusted if there are any stock splits, reverse stock splits, reclassifications, combinations, stock dividends or similar events that occur after the cancellation date but before the new option grant date. (Section 2)

Q35.	Why isn’t the exchange ratio simply one-for-one?

A35.	This offer must balance the interests of both employees and stockholders. The exchange ratio selected for this offer will not only foster retention and performance incentives, it will decrease the total number of unexercised options, thereby decreasing potential dilution for our stockholders. (Section 3)

Q36.	What will the exercise price of my new options be?

A36.	The exercise price per share of the new options will be the closing price per share of our common stock as reported on the Nasdaq National Market during regular trading hours on the new option grant date. Notwithstanding the general rule in the previous sentence, if you are a resident of France or Italy, your exercise price will be determined as described in Schedule F or J, respectively.

We cannot predict the exercise price of the new options. Because we will grant new options no sooner than the first business day that is at least six months and one day after the cancellation date, the new options may have a higher exercise price than some or all of your exchanged options. (Section 9)

Q37.	If the exercise price on my new options is higher than the exercise price of my cancelled options, can I revert to my original option grant with its original exercise price?

A37.	No. Once your old options have been cancelled, it is not possible to reinstate them. You must carefully consider the exercise price of your existing options and your expectations of the future value of our common stock in deciding whether to participate in the offer.

Q38.	After the grant of my new options, what happens if my options again end up underwater?

A38.	We cannot protect against your new options ending up underwater. This offer is intended as a one-time offer, and even if your new options again end up underwater we do not expect to implement such a program in the future. We are implementing this offer at this time due to the unusual stock market conditions and changes at palmOne that have significantly reduced the value of our common stock. As your stock options are valid for 10 years from the date of the grant (except for employees in France whose options will be valid for 9.5 years), subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is above the trading price of our common stock for some period of time after the new option grant date. However, we can provide no assurance as to the price of our common stock at any time in the future. (Section 3)

Q39.	Are there any restrictions on when I can exercise any of the new options that are granted to me?

A39.	Yes. Your new options will be subject to vesting as described in Q&A 40 below. (Section 9)

If you are a non-U.S. resident, certain other restrictions may apply. Please refer to Schedules C through R for details regarding your specific country.

Q40.	When will my new options vest?

A40.	New options granted in this offer will vest as follows (Section 9):

•	For exchanged options that are 75% or more vested on the cancellation date, new options will initially be unvested and will have a vesting period lasting twelve months from the new option grant date. These new options will become 50% vested six months after the new option grant date with the remaining shares covered by such option vesting each month in six equal installments for the next six months after that initial vesting date, subject to your continued employment on each relevant vesting date. See Example 1 below. (Section 9)

•	For exchanged options that are less than 75% vested on the cancellation date, new options will initially be unvested and will have a vesting period lasting twenty-four months from the new option grant date. These new options will become 25% vested six months after the new option grant date with the remaining shares covered by such option vesting each month in eighteen equal installments for the next eighteen months after that initial vesting date, subject to your continued employment on each relevant vesting date. See Example 2 below. (Section 9)

Since each new option will have a six month vesting cliff, you should note that if your employment terminates prior to meeting this cliff, you will not be able to exercise any portion of your new options.

Notwithstanding the general rule set forth above, if you are a resident of France, you may be subject to additional restrictions as described in Schedule F.

Example 1 (options 75% or greater vested on date of cancellation)

Grant date of the exchanged options: March 29, 2001

Number of exchanged options: 1,800

Vesting schedule of the exchanged options: 25% vest on the first year anniversary of the date of grant, and 1/48th of the shares covered by the option vest each month thereafter. (1,350 shares vested as of March 30, 2004)

Number of new options: 1,200

New option grant date (for example purposes only): October 1, 2004

Vesting schedule of the new options: 50% or 600 options will vest on April 1, 2005 and 1/12th or 100 options will continue to vest each month thereafter, subject to your continued employment.

Example 2 (options less than 75% vested on date of cancellation)

Grant date of the exchanged options: April 1, 2002

Number of exchanged options: 1,800

Vesting schedule of the exchanged options: 25% vest on the first year anniversary of the date of grant, and 1/48th of the shares covered by the option vest each month thereafter. (approximately 480 shares vested as of March 30, 2004)

Number of new options: 1,200

New option grant date (for example purposes only): October 1, 2004

Vesting schedule of the new options: 25% or 300 options will vest on April 1, 2005 and 1/24th or 50 options of the shares covered by the option will continue to vest each month thereafter, subject to your continued employment.

Notwithstanding either of the foregoing examples, you may be subject to additional restrictions if you are a resident of France, as set forth in Schedule F.

Q41.	Will my new options be incentive stock options or non-qualified stock options?

A41.	All new options will be non-qualified stock options for U.S. federal income tax purposes.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of non-qualified stock options with your financial, legal and/or tax advisors. (Sections 9 and 14)

Q42.	If I currently have incentive stock options, will my new options also be incentive stock options?

A42.	No. All new options will be non-qualified stock options for purposes of U.S. federal tax laws. Please refer to Schedules C through R for country-specific option details. (Sections 2 and 6)

Q43.	Will the terms and conditions of my new options be the same as my exchanged options?

A43.	The terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights. However, your new options will be non-qualified stock options for purposes of U.S. federal tax laws regardless of whether the exchanged options were incentive stock options or non-qualified stock options. Your new options will also have new exercise prices and will vest in accordance with a new vesting schedule, as described in Q&As 36 and 40 and Section 9 of this offer. Your new options may contain less favorable features upon a merger, sale of all or substantially all of our assets or a change of control than your exchanged options and will contain no benefits upon a hostile takeover. If you are a tax resident of a non-U.S. country or are otherwise subject to the tax laws in another country, there may be additional material changes from the terms and conditions of the options that you tender. Please see Schedules C through R, as appropriate, for details regarding any such change. (Section 9 and Schedules C through R)

Q44.	Will I receive a new option agreement?

A44.	Yes. All new options will be subject to a new option agreement between you and palmOne, and all new options will be subject to the terms and conditions of our 1999 Stock Plan, as amended, to country-specific sub-plans as noted in Schedules C through R and to a new notice of grant and new option agreement between you and palmOne. You will receive a new notice of grant within approximately one week after the new option grant date, which will refer to the new option agreement, a copy of which will be posted on palmOne Central’s Stock Administration website. (Section 9 and Schedules C through R)

Q45.	When will my new options expire?

A45.	Your new options will expire 10 years from the new option grant date, or earlier if your employment with palmOne terminates. However, for residents of France, options will have a term of 9.5 years from the new option grant date, or earlier if your employment with palmOne terminates. (Section 9 and Schedule F)

Q46.	What if my employment with palmOne ends between the date my options are cancelled and the new option grant date?

A46.	Your employment with palmOne is on an at-will basis unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction or the terms of your employment agreement, if any, and nothing in this offer modifies or changes the nature of your employment with palmOne. If your employment with palmOne ends for any reason before your new options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to the new option grant that would have been issued on the new option grant date. If you are not an employee of palmOne continuously through the date of the new option grant, you will not receive any new options or other consideration in exchange for your cancelled options. (Section 1)

Q47.	Will I receive new options if palmOne is acquired by another company and will those options have the same terms as my exchanged options?

A47.	At this time, we do not anticipate being acquired. However, if palmOne were to be acquired between the time of the cancellation date and the new option grant date, then the acquiror must grant the new options under the same terms as provided in this offer. The type of stock or other consideration and the number of shares (or amount of other consideration) covered by each new option would be determined in the same way as the consideration received by unexercised option holders at the time of the acquisition provided that the acquiror assumes palmOne’s unexercised options. Such new option would generally have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date. As a result of this adjustment, you could receive options for more or fewer shares of the acquiror’s common stock than the number of options you would have received if no acquisition had occurred. (Section 9)

Your new options may contain less favorable features upon a merger, sale of all or substantially all of our assets or a change of control than your exchanged options and will contain no benefits upon a hostile takeover. (Section 9)

Q48.	Are there circumstances under which I would not be granted new options?

A48.	Yes. If, for any reason, you are not an employee of palmOne continuously through the new option grant date, you will not receive any new options. Also, it is important to keep in mind that even if you receive new options, if your employment terminates prior to the six month vesting cliff for the new options, you will not be able exercise any portion of them.

Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction or the terms of your employment agreement, if any, your employment with palmOne will remain “at-will” regardless of your participation in the offer and can be terminated by you or by palmOne at any time, with or without cause or notice. (Section 1)

Even if we accept the options that you elect to exchange, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules or the laws of a non-U.S. jurisdiction. We do not anticipate any such prohibitions at this time. (Section 13)

Q49.	How will palmOne use information regarding me and my options to administer the offer?

A49.	To administer this offer, we must collect, process, use and transfer from one country to another and from one party to another certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you agree to such collection, process, use and transfer of your personal data by us and the third parties assisting us with the offer, but only for the purpose of implementing, administering and managing your participation in this offer. By being eligible to participate in this offer, whether or not you submit an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located in your country or elsewhere, and the recipient’s country may have different data privacy laws and protections than your country,

•	the data will be held only as long as necessary to implement, administer and manage this offer,

•	you can request from us a list of the parties that may receive your data,

•	you can, at any time, view your data,

•	you can request additional information about how the data is stored and processed, and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain non-U.S. jurisdictions, you can refuse or withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions. (Section 4)

Q50.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A50.	For additional information or assistance, you should contact palmOne Stock Administration at the telephone number or email address included in the March 1, 2004 email letter from palmOne Stock Administration introducing the offer. (Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K/A for the fiscal year ended May 30, 2003, and in our quarterly report on Form 10-Q for the fiscal quarter November 28, 2003, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States or in the country in which you are a tax resident, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in this offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” Any statements that are not statements of historical fact are forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. For example, in this document, these forward looking statements include, among others, statements regarding employees and employee response to the exchange transaction; the new option grant date, the offering period, the expiration date, the cancellation date, the potential extension of the offer, and the exercise price of new options; the value of current options; the ability of the exchange offer to reduce option overhang; laws and regulations in the United States and abroad, in particular, the rules and regulations of the Securities and Exchange Commission and NASDAQ; the tax consequences of the transaction in the United States and other international jurisdictions; the value of the Palm brand; our relationship with PalmSource; our ability to realize the benefits of the acquisition of Handspring; our expected future financial position and operating results; our business strategy, including, among other things, future option grants, acquisitions by palmOne or the acquisition of palmOne; our financing plans and expected capital requirements; our existing and future products and services; our relationship with our manufacturers, distributors and suppliers; our relationships with wireless carriers; our intellectual property; litigation; our competition and the markets in which we compete; and similar matters.

These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from such forward-looking statements. For a detailed discussion of these risks and uncertainties, see the risk factors discussed below. You should consider carefully the risks of participating in the offer and other sections of this document and in any other documents that are incorporated into this document by reference. The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic/Market Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

For example, if you cancel options with an exercise price of $35.00 per share, and the price of our common stock closes at $40.00 per share on the new option grant date, your new options will have a higher exercise price than that of the cancelled options.

If you participate in the offer, you will be ineligible to receive any additional option grants until the new option grant date.

Employees generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in the offer, you will not be eligible to receive any additional option grants until the new option grant date. The new option grant date will be no sooner than six months and a day after the cancellation date, currently expected to be October 1, 2004 and will be no later than the first business day that is at least seven months and one day after the cancellation date, currently expected to be November 1, 2004. However, as discussed in Schedule F, the new option grant date for employees in France may be different.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates for any reason before we grant the new options, including as the result of a reduction-in-force or another company’s acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you.

Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with palmOne terminates for any reason, including as the result of a reduction-in-force or another company acquiring palmOne, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

Our revenues depend on the health of the economy and the growth of our customers and potential customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including a reduction-in-force. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

Tax-Related Risks for U.S. Tax Residents

Your new option will be a non-qualified stock option, even if your cancelled option was an incentive stock option.

The new option that will replace your exchanged option will be a non-qualified stock option for purposes of U.S. federal tax laws. In general, non-qualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section entitled “Material U.S. federal income tax consequences.” Also, please refer to your original notice of grant and option agreement to determine if your current options are non-qualified stock options or incentive stock options. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-Related Risks for Tax Residents of Multiple Countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences prior to participating in this offer.

Tax-Related Risks for Tax Residents of Non-U.S. Countries

Tax-related risks for residents of Australia

Under general tax principles in Australia, you may be subject to tax on the exchange of the eligible unexercised option and on the new option grant (“New Right”) you acquire.

With regard to the exchange of the eligible unexercised option, the voluntary relinquishment of your eligible unexercised option in exchange for the New Right will give rise to a taxable amount (which may be nil in certain circumstances). This tax result occurs because the cancellation of the eligible unexercised option will constitute a disposal of the option.

If you made no election to be taxed at grant on your eligible unexercised option, then when you relinquish the option you will likely be taxed on the market value of the eligible unexercised option as at the date of cancellation of the eligible unexercised option. Where the market value of the underlying shares of the eligible unexercised option at the time of relinquishment is less than 50% of the exercise price of the eligible unexercised option, the market value of the eligible unexercised option will be nil. In these circumstances, no tax will be payable on the cancellation of the eligible unexercised option.

You will be subject to taxation on the acquisition of the New Right only where you make an election to that effect (“Election”). Where the Election is not made, you will be subject to taxation on the New Right at a later date, known as the “Alternative Assessment Time”. If you make the Election, then you will be subject to tax on the market value of the New Right at grant less the market value of the eligible unexercised option at the time of cancellation. If you do not make the Election, then you will be taxed at the Alternative Assessment Time as follows: (i) where you dispose of the new option (or the shares acquired as a result of exercising the new option) in an arm’s length transaction within 30 days after the Alternative Assessment Time, on the consideration you receive for the disposal less the consideration paid to acquire the New Right (reduced by the exercise price of the new option, if the new option has been exercised); or (ii) in any other case, on the market value of the New Right or new option (or the shares acquired as a result of exercising the new option) at the Alternative Assessment Time less the consideration paid to acquire the New Right (reduced by the exercise price of the new option, if the new option has been exercised).

Please see Schedule C for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Brazil

Under general tax principles in Brazil, we believe that you will not be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. You will also not be taxed when the new option is granted to you.

Due to exchange control restrictions in Brazil, your new option exercise method will be limited to a cashless method of exercise. When you utilize a cashless sell-all method of exercise, you will be taxed on the entire gain, that is, the sale proceeds less the total exercise price. When you utilize a cashless sell-to-cover method of exercise, you will only be taxed at exercise on the gain on shares sold to cover the exercise price. When you subsequently sell shares acquired in this manner, you will be taxed on the difference between the sale proceeds and the exercise price, unless the gross proceeds of the shares sold in that month do not exceed the exempt amount of R$20,000 (2004) (in combination with other shares sold for the month).

Please see Schedule D for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Canada

Under general tax principles in Canada, the tax treatment as a result of the exchange of an eligible unexercised option for a new option is uncertain. It is possible that the Canada Customs and Revenue Agency will treat the exchange as (1) a tax-neutral exchange of options, (2) a taxable exchange of employee stock options, or (3) two separate transactions (i.e., a tender of existing options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposal of the eligible unexercised option for no consideration and no taxable income arises. Please see Schedule E for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of France

Under general tax principles in France, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. Your new options will be granted under a French qualified stock option sub-plan. The new option exercise price and the grant date may differ from that in other countries in order for the options to comply with the requirements for French qualified options. In addition, you must not exercise your options until four years from the grant date of the new option to obtain favorable tax and social insurance treatment. Please see Schedule F for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Germany

Under general tax principles in Germany, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. Please see Schedule G for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Hong Kong

Under general tax principles in Hong Kong, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer exchange. Please see Schedule H for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Ireland

Under general tax principles in Ireland, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. Please see Schedule I for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Italy

Under general tax principles in Italy, we believe that you will not be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. To qualify for more favorable tax treatment, the exercise price of your new option may be different from the exercise price of new options issued to other individuals outside of Italy as a result of participation in this offer. The exercise price of your new option will be the higher of (i) the fair market value of palmOne common stock on the date of the new option grant and (ii) the average of the official market prices of palmOne common stock of such stock over the month preceding the date of the new option grant. Please see Schedule J for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Mexico

Under general tax principles in Mexico, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. Please see Schedule K for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of the Netherlands

Under general tax principles in the Netherlands, we believe that you will not be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer provided that your eligible unexercised options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs after three years from the date of acceptance of the eligible unexercised options. However, if your eligible unexercised options were taxed at the time the options became unconditionally exercisable and the exchange occurs within three years from the date of acceptance, you may be subject to tax as a result of the exchange of an eligible unexercised option for a new option.

If taxation on your eligible unexercised options was deferred to the time of exercise because you elected, together with your employer, to defer taxation, then you may be subject to tax as a result of the exchange of eligible unexercised options.

If taxation on your eligible unexercised options was deferred to the time of exercise because you agreed to restrict your exercise to a cashless sell-all method of exercise, then you may be subject to tax as a result of the exchange of an eligible unexercised option for a new option if the exchange is deemed a fictitious exercise.

Should the exchange trigger taxation, the taxable moment will be at the grant of the new options.

To gain more favorable tax treatment, when you exercise your new option, you will be restricted to using the cashless sell-all method of exercise. You will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You are not entitled to hold shares acquired pursuant to the exercise of the new options.

Please see Schedule L for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Singapore

Under general tax principles in Singapore, because the Inland Revenue Authority of Singapore may view the exchange as a taxable release of an existing right, you may be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. If, however, you are not taxed when the eligible unexercised options are cancelled, when you exercise your new option, you will likely be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price unless you are eligible for an exemption or deferral. Please see Schedule M for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Spain

Under general tax principles in Spain, we believe it is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. Please see Schedule N for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Sweden

Under general tax principles in Sweden, we believe that you will not be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. Please see Schedule O for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of Switzerland

Under general tax principles in Switzerland, we believe that you will not be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. You likely will not be subject to tax on the new option at the time of grant on the federal or on the cantonal/communal level. You may be subject to income tax and social insurance contributions on the federal and on the cantonal/communal level when the new option vests; however, palmOne has restricted the new option to a cashless sell-all exercise and is seeking a tax ruling from the Zurich and Geneva tax authorities to defer taxation until exercise. We cannot assure you that we will be able to obtain such a tax ruling. Please see Schedule P for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of the United Arab Emirates

Under general tax principles in the United Arab Emirates, we believe that you will not be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer. Please see Schedule Q for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer.

Tax-related risks for residents of the United Kingdom

Under general tax principles in the United Kingdom, we believe that you will not be subject to tax as a result of the exchange of an eligible unexercised option for a new option if you elect to participate in this offer to exchange.

If your new option is granted under the 1999 Stock Plan (“UK Unapproved Option”), you will be subject to income tax on the spread when you exercise your new UK Unapproved Option, less relief for payment of employer’s national insurance contributions (“NICs”) as explained below. You will be liable to pay both employees’ and employer’s NICs on the spread at exercise of the UK Unapproved Options. Effective from 6 April 2003, employees’ NICs at 11% are payable up to the maximum earnings limit of £595 per week (£30,960 per annum), and an additional 1% NICs will apply above this limit. For the current UK tax year, employer’s NICs are charged at a rate of 12.8%. If your new option is granted under palmOne’s tax-approved UK Sub-Plan (“UK Approved Option”), you will not be subject to income tax or NICs at exercise provided your exercise complies with certain terms and conditions. If the exercise of your UK Approved Option does not comply with the relevant terms to receive favorable tax treatment upon exercise, then you will be subject to income tax on the spread when you exercise your option, less relief for payment of employer’s NICs, and you will be liable to pay employees’ and employer’s NICs on the spread.

Please see Schedule R for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in this offer to exchange.

Business Environment and Risk Factors

You should carefully consider the risks described below in the section entitled “Risks Related to Our Business” and the section entitled “Risks Related to the Securities Markets and Ownership of Our Common Stock”. The risks and uncertainties described in these sections are not the only ones facing palmOne, and there may be additional risks that we do not presently know of or that we currently deem immaterial. The business, results of operations or financial condition of palmOne could be seriously harmed if any of these risks materialize. The trading price of shares of palmOne common stock may also decline due to any of these risks.

Risks Related to Our Business

For purposes of this section entitled “Risks Related to Our Business” and the section entitled “Risks Related to the Securities Markets and Ownership of Our Common Stock” only, the terms “palmOne,” “we,” “our” and “us” shall refer to palmOne, Inc. and its subsidiaries.

Our operating results are subject to fluctuations, and if we fail to meet the expectations of securities analysts or investors, our stock price may decrease significantly.

Our operating results are difficult to predict. Our future operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. If this occurs, the price of our stock will likely decline. Factors that may cause fluctuations in our operating results include, but are not limited to, the following:

•	changes in consumer and enterprise spending levels;

•	changes in general economic conditions and specific market conditions;

•	changes in consumer, enterprise and carrier preferences for our products and services;

•	price and product competition from other handheld devices or other devices with similar functionality;

•	seasonality of demand for our products and services;

•	variations in product costs or the mix of products sold;

•	quality issues with our products;

•	changes in terms, pricing or promotional programs;

•	competition for consumer discretionary spending by other products;

•	loss of key distributors or other channel customers;

•	inability of our third party manufacturers or suppliers to produce sufficient quantities of quality products or product components on time;

•	inability to add or replace third party manufacturers or suppliers in a timely manner;

•	failure to achieve targeted product cost reductions and operating expense reductions;

•	the timely introduction and market acceptance of new products and services;

•	excess inventory or insufficient inventory to meet demand; and

•	litigation brought against us.

Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations and financial condition.

If we fail to develop and introduce new products and services successfully and in a timely manner, or if our wireless products do not meet wireless carrier and governmental or regulatory certification requirements, we will not be able to compete effectively and our ability to generate revenues will suffer.

We operate in a highly competitive, rapidly evolving environment, and our future success depends on our ability to develop and introduce new products and services that our customers and end-users choose to buy. If we are unsuccessful at developing and introducing new products and services that are appealing to our customers and end-users with acceptable prices and terms, we will not be able to compete effectively and our ability to generate revenues will suffer.

The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to anticipate our end users’ needs or technological trends accurately or are unable to complete the development of products and services in a cost effective and timely fashion, we will be unable to introduce new products and services into the market or successfully compete with other providers. In addition, if we fail to timely develop wireless products that meet carrier product planning cycles, our wireless device sales volumes may be negatively impacted. As a result, our revenues and cost of revenues could be adversely affected.

Wireless carriers significantly affect the ability of smartphone providers such as us to develop and launch products for use on their wireless networks. If we fail to address the needs of wireless carriers, identify new product and service opportunities or modify or improve our smartphone products in response to changes in technology, industry standards or wireless carrier requirements, our products could rapidly become less competitive or obsolete. In addition, we are required to certify our wireless products with governmental and regulatory agencies and with the wireless carriers for use on their networks. The certification process can be time consuming, could delay the offering of our wireless device products on additional carrier networks and affect our ability to timely deliver products to customers.

As we introduce new or enhanced products or integrate new technology into new or existing products, we face risks including, among other things, disruption in customers ordering patterns, excessive levels of older product inventories, delivering sufficient supplies of new products to meet customers’ demand, possible product and technology defects arising from the integration of new technology, and a potentially different sales and support environment relating to any new technology. Our failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect our business and financial results.

Changes in demand for traditional handheld and smartphone devices may adversely affect our revenues and results of operations.

We operate in the handheld computing and communications industry which incorporates both traditional handheld and smartphone devices. Over the last couple of years, we have seen year-over-year declines in the volume of traditional handheld devices sold while demand for smartphone devices has been developing. Although we are the leading provider of traditional handheld products and while we intend to maintain this leadership position, we are rebalancing investment towards smartphone products in response to forecasted market demand trends. We cannot assure you that declines in the volume of traditional handheld units will not continue or that the growth of smartphone devices will offset any decline in traditional handheld sales. If we are unable to adequately respond to changes in demand for traditional handheld and smartphone devices, our revenues and results of operation could be adversely affected.

If we are unable to compete effectively with existing or new competitors, our resulting loss of competitive position could result in price reductions, fewer customer orders, reduced margins and loss of market share, and our results of operations and financial condition would suffer.

We compete in the handheld computing and communications industry with both traditional handheld and smartphone solutions. The market for these products and services is highly competitive, and we expect increased competition in the future, particularly as companies from various established industry segments, such as mobile handset, personal computer and consumer electronics, increasingly develop and market products that compete with our products. Some of our competitors or potential competitors possess capabilities developed over years of serving customers in their respective markets that might enable them to compete more effectively than us in certain customer segments. In addition, many of our competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products. They may also be better able to withstand lower prices in order to gain market share at our expense. Finally, these competitors bring with them customer loyalties, and such loyalties may limit our ability to attract new users despite superior product offerings.

Our devices compete with a variety of mobile computing products. Our principal competitors include:

•	personal computer companies which also develop and sell handheld computing products, such as Acer, Dell, Hewlett-Packard and Toshiba;

•	consumer electronics companies which also develop and sell handheld computing products, such as Apple, Casio, Sharp and Sony;

•	Research In Motion Limited (“RIM”), a leading provider of wireless email, instant messaging and Internet connectivity;

•	mobile handset manufacturers which also develop and sell wireless handheld and smartphone products such as Audiovox, HTC Corporation, Kyocera, LG, Motorola, Nokia, Samsung, Sanyo and Sony-Ericsson; and

•	a variety of privately held start-up companies looking to compete in our current and future markets, such as Danger and Tapwave.

Some competitors sell or license server, desktop and/or laptop computing products in addition to handheld computing products and may choose to market and sell or license their handheld products at a discounted price or give them away for free with their other products, which could negatively affect our revenues, sales and marketing expenses and financial condition.

A number of our competitors may have longer and closer relationships with the senior management of enterprise customers who decide which products and technologies will be deployed in their enterprises. Moreover, these competitors may have larger and more established sales forces calling upon potential enterprise customers and therefore could contact a greater number of potential customers with more frequency. Consequently, these competitors could have a better competitive position than we do, which could result in potential enterprise customers deciding not to choose our products and services, which would adversely impact our business, revenues, sales and marketing expenses and financial condition.

The recent separation of PalmSource into an independent company may result in more competition for our handheld and smartphone devices as PalmSource may license the Palm OS to companies who compete directly or indirectly with us. For example, PalmSource has a license agreement with Sony and has signed Palm OS license agreements with HuneTech, Lenovo (formerly known as Legend) and Group Sense (International) Limited, located in the Asia Pacific region. Increased competition from licensees of the Palm OS platform could negatively impact our revenues, gross margins and results of operations.

Successful new product introductions or enhancements by our competitors could cause intense price competition or make our products obsolete. To remain competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

If we do not correctly anticipate demand for our products, we could have costly excess production or inventories or we may not be able to secure sufficient quantities or cost-effective production of our handheld or smartphone devices and our cost of revenues could be adversely impacted.

The demand for our products depends on many factors, including pricing levels, and is difficult to forecast due in part to competition, variations in economic conditions, seasonality, changes in consumer and enterprise preferences and relatively short product life cycles. It is particularly difficult to forecast demand by individual product. In addition, we have limited experience supplying smartphones to the wireless carrier channel which makes forecasting demand for our smartphone products more difficult. Significant unanticipated fluctuations in demand could result in costly excess production of inventories or the inability to secure sufficient quantities or cost-effective production of our handheld or smartphone devices. This could adversely impact our cost of revenues and financial condition.

As we build strategic relationships with wireless carriers, we could be exposed to significant fluctuations in revenue for our smartphone products.

Because of their large sales channels, strategic carriers may purchase large quantities of our products prior to launch so that the products are widely available. Reorders of products may fluctuate quarter to quarter, depending upon customer demand and inventory levels required by the carriers. As we develop new strategic relationships and launch new products with new and existing strategic partners, our smartphone revenue could be subject to significant fluctuation based upon the timing of carrier product launches, carrier inventory requirements and our ability to forecast and satisfy carrier and customer demand.

We are primarily a device solutions company and do not have the diversification that we had prior to spinning off PalmSource’s operating system and software business.

We develop, market and sell handheld computing devices, smartphones, add-ons and accessories as well as related services and software. The business of developing and licensing operating system software, personal information management software and software development tools exists in PalmSource, which is now an independent public company outside of our control. While we are not precluded from re-entering the operating system and software licensing markets, we currently have no plans or intentions of doing so. As a result, we lack the diversification that PalmSource provided and are more dependent on the hardware side of the mobile device industry and its fluctuations, and our stock price is subject to greater volatility.

We rely on third parties to design, manufacture and support our handheld and smartphone devices and third party distribution centers to distribute our handheld and smartphone devices, and our reputation and revenues could be adversely affected if these third parties fail to meet their performance obligations.

We outsource most of our hardware design to third party manufacturers. We depend on their design expertise and we rely on them to design our products at satisfactory quality levels. If our third party manufacturers fail to provide quality hardware design, our reputation and revenues could suffer.

We outsource all of our manufacturing requirements to third party manufacturers. We depend on them to produce a sufficient volume of our products in a timely fashion and at satisfactory quality levels. If our third party manufacturers fail to produce quality products on time and in sufficient quantities, our reputation and results of operations could suffer. In addition, we rely on our third party manufacturers to place orders with suppliers for the components they need to manufacture our products. If they fail to place timely and sufficient orders with suppliers, our revenues could suffer.

Our handheld and smartphone device products are currently manufactured by our third party manufacturers at their international facilities, which are located primarily in China and Mexico. In addition, we have entered into an agreement with a third party manufacturer to manufacture and sell our handheld device products in Brazil. The cost, quality and availability of third party manufacturing operations are essential to the successful production and sale of our handheld devices. Our reliance on third party manufacturers exposes us to risks, which are not in our control and our revenues or cost of revenues could be negatively impacted. For example, an outbreak of Severe Acute Respiratory Syndrome (SARS) in China could result in quarantines or closures of our third party manufacturers or their suppliers. In the event of such a quarantine or closure, our revenues, or cost of revenues and results of operations, could be negatively impacted.

We do not have manufacturing agreements with all of the third party manufacturers upon which we rely to manufacture our device products. The absence of a manufacturing agreement means that, with little or no notice, these manufacturers could refuse to continue to manufacture all or some of the units of our devices that we require or change the terms under which they manufacture our device products. If these manufacturers were to stop manufacturing our devices, we may be unable to replace the lost manufacturing capacity on a timely basis and our results of operations could be harmed. In addition, if these manufacturers were to change the terms under which they manufacture for us, our manufacturing costs could increase and our cost of revenues could increase.

We outsource most of the warranty support, product repair and technical services for our products to third party providers. We depend on their expertise and we rely on them to provide satisfactory levels of service. If our third party providers fail to provide consistent quality service in a timely manner and sustain customer satisfaction, our reputation and revenues could suffer. We are currently in the process of transitioning a portion of our customer and product support to a new third party provider and if this transition is not completed in a timely and seamless manner, the satisfaction of our customers and our results of operations could suffer.

As a result of the Handspring acquisition, we may choose to rationalize third party manufacturers. If we transition the manufacturing of any product to a new manufacturer, there is a risk of disruption in manufacturing and revenues and our results of operations could be adversely impacted.

Our contract distribution facilities are physically separated from our contract manufacturing locations. This requires additional lead-time to deliver products to customers. If we are shipping products near the end of a fiscal quarter, this extra time could result in us not meeting anticipated shipment volumes for that quarter, which may negatively impact our revenues for that fiscal quarter. As a result of economic conditions or other factors, our distribution facility providers may close or move their facilities with little notice to us, which could cause disruption in our ability to deliver products. In addition, we do not have contracts with all of our third party distribution providers. The absence of agreements means that, with little or no notice, these distribution facility providers could refuse to continue to provide warehouse and distribution services for all or some of our devices or change the terms under which they provide such services. Any disruption of distribution facility services could have a negative impact on our revenues and results of operations. For example, we have recently informed our largest distribution facility provider, servicing all of the United States and Canada and most of Latin America, of our intention to terminate our relationship with them and to transition these services to another provider. Any interruption or delay in delivery of our products could have a significant, adverse impact on our market share, revenues, results of operations and financial condition.

Changes in transportation schedules due to terrorist threats or attacks, military activity, labor disruptions or carrier financial difficulties could cause transportation delays and increase our costs for both receipt of inventory and shipment of products to our customers. For instance, our primary domestic freight carrier filed for bankruptcy immediately after the close of our first quarter of fiscal year 2003. This led to delayed deliveries to our customers. Additionally, labor disputes of West coast dockworkers in the second quarter of fiscal year 2003 led to less capacity and higher costs for the transportation alternatives we normally use. If these types of disruptions occur, our results of operations could be adversely impacted.

We depend on our suppliers, some of which are the sole source for certain components and elements of our technology, and our production or reputation could be seriously harmed if these suppliers were unable or unwilling to timely meet our demand or technical requirements on a cost effective basis.

Our handheld and smartphone products contain components, including liquid crystal displays, touch panels, memory chips, microprocessors, cameras, radios and batteries, that are procured from a variety of suppliers. The cost, quality and availability of components are essential to the successful production and sale of our device products.

Some components, such as screens and related integrated circuits, digital signal processors, microprocessors, radio frequency components and other discrete components, come from sole source suppliers, one of which is also a competitor of ours in certain markets. Alternative sources are not always available or may be financially prohibitive. If suppliers were unable or unwilling to meet our demand for sole source components and if we are unable to obtain an alternative source or if the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our handheld computing device and smartphone products will be seriously harmed. For example, we are currently experiencing a shortage of screens and related integrated circuits for one of our products which is affecting the timing of production as well as increasing our costs due to paying premium prices for those components.

We enter into agreements for the development and licensing of third party technology to be incorporated into some of our products. Our ability to release and sell our products could be seriously harmed if the third party technology is not delivered to us in a timely manner or contains errors or defects which are not discovered and fixed prior to release of our products. Our inability to obtain alternative technology could result in damage to our reputation as well as lost revenues and divert our development resources from other business objectives.

Our product strategy is substantially dependent on the Palm OS, and PalmSource, the owner of Palm OS, is now an independent public company no longer under our control. We will not benefit from any previous synergies or shared resources. Our relationship with PalmSource may also have an adverse impact on the willingness of third parties to do business with us.

We have a license agreement with PalmSource, which extends through December 2006. Our license of the Palm OS from PalmSource is critical to the operation of our products. While we are not contractually precluded from licensing or developing an alternative operating system, doing so could be less desirable and could be costly in terms of cash and other resources. We currently rely exclusively on PalmSource to provide the operating system for all of our handheld and smartphone products. Termination of this license, an adverse change in our relationship with PalmSource, PalmSource’s failure to supply a competitive platform or an unfavorable outcome in any material lawsuit involving the Palm OS could seriously harm our business. Additionally, we are contractually obligated to make minimum annual payments to PalmSource regardless of the volume of devices we sell containing the Palm OS. Our business could be seriously harmed if:

•	we were to breach the license agreement and PalmSource terminated the license;

•	PalmSource were to be acquired and the acquiring company was not as strategically aligned with us as PalmSource;

•	PalmSource does not continuously upgrade the Palm OS and otherwise maintain the competitiveness of the Palm OS platform; or

•	we were to develop devices on alternative OS platforms, yet still owe PalmSource minimum royalties.

Our business would be harmed if PalmSource were not able to successfully implement its business strategy or is otherwise unsuccessful as a stand-alone company. In addition, we cannot assure you that PalmSource will remain an independent public company now that the distribution has occurred. While our software license agreement with PalmSource includes certain protections for us if PalmSource is acquired, this protection may not be adequate to fully protect our interests, which may reduce our ability to compete in the marketplace and cause us to incur significant costs.

Given our historical and ongoing relationships with PalmSource other operating system companies may decline to do business with us or may do business with us on less favorable terms, which could adversely affect our business and results of operations.

Other than restrictions on the use of certain trademarks and domain names, nothing prohibits palmOne from competing with PalmSource or offering products based on a competing operating system, and, other than the restrictions on the use of certain trademarks and domain names, nothing prohibits PalmSource from competing with palmOne or offering PalmSource’s operating system to competitors of palmOne. palmOne and PalmSource may not be able to resolve any potential conflicts that may arise between us, which may damage our relationship with PalmSource.

palmOne is a defendant in several intellectual property lawsuits involving the Palm OS. Although PalmSource generally indemnifies us for damages arising from such lawsuits, other than with respect to the litigation with Xerox, and from damages relating to intellectual property infringement by the Palm OS that occurred prior to the spin-off of PalmSource, we could still be adversely affected by a determination adverse to PalmSource as a result of market uncertainty, or product changes that may be advisable or required due to such lawsuits, or failure of PalmSource to adequately indemnify us.

We rely on wireless carriers, distributors, retailers and resellers to sell our products, and disruptions to these channels would adversely affect our ability to generate revenues from the sale of our handheld devices.

Our wireless carriers, distributors, retailers and resellers sell products offered by our competitors. If our competitors offer our wireless carriers, distributors, retailers and resellers more favorable terms or have more products available to meet their needs or utilize the leverage of broader product lines sold through the channel, those wireless carriers, distributors, retailers and resellers may de-emphasize or decline to carry our products. In addition, certain channel customers could decide to de-emphasize the product categories that we offer in exchange for other product categories that they believe provide higher returns. For example, we were recently notified by one of our significant retail customers that it plans to de-emphasize handheld organizer devices. If we are unable to maintain successful relationships with carriers, distributors, retailers and resellers or to expand our distribution channels, our business will suffer.

Because we sell our products primarily to wireless carriers, distributors, retailers and resellers, we are subject to many risks, including risks related to product returns, either through the exercise of contractual return rights or as a result of our strategic interest in assisting them in balancing inventories. In addition, our wireless carriers, distributors, retailers or resellers could modify their business practices, such as payment terms or inventory levels. Unexpected changes in return requests, inventory levels, payment terms or other practices by our channel customers could negatively impact our revenues or our financial condition.

Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end-user customers, and there is also competition among Internet-based resellers. We also sell our products directly to end-user customers from our palmOne.com website and our Palm cafes. These varied sales channels could cause conflict among our channels of distribution, which could harm our revenues and results of operations.

We rely on third parties to manage and operate our e-commerce web store, and disruption to this channel could adversely affect our revenues and results of operations.

We outsource the operations of our e-commerce web store to third parties. We depend on their expertise and rely on them to provide satisfactory levels of service. If these third party providers fail to provide consistent quality service in a timely manner and sustain customer satisfaction, our e-commerce web store and revenues could suffer. If these third parties were to stop providing these services, we may be unable to replace them on a timely basis and our e-commerce web store and results of operations could be harmed. In addition, if these third parties were to change the terms under which they provide these services, our selling costs could increase.

We are highly dependent on wireless carriers for the success of our wireless handheld and smartphone products.

The success of our smartphones and wireless business strategy is highly dependent on our ability to establish new relationships and build on our existing relationships with strategic domestic and international wireless carriers. We cannot assure you that we will be successful in establishing new relationships or advancing existing relationships with wireless carriers or that these wireless carriers will act in a manner that will promote the success of our smartphones. Factors that are largely within the control of wireless carriers but which are important to the success of our smartphones, include:

•	the wireless carriers’ interest in testing our smartphones on their networks;

•	the quality and coverage area of voice and data services offered by the wireless carriers for use with our smartphones;

•	the degree to which wireless carriers will facilitate the successful introduction of our smartphones and actively promote, distribute and resell our smartphones;

•	the extent to which wireless carriers will require specific hardware and software features on our smartphones to be used on their networks;

•	the timely build out of advanced wireless carrier networks such as Universal Mobile Telecommunications System (“UMTS”) and Evolution Data Only (“EVDO”), which are expected to enhance the user experience for email and other services through higher speed and “always on” functionality;

•	the conditions imposed on us in our agreements with wireless carriers that, in some circumstances, could limit our ability to make similar products available through competitive carriers in some markets;

•	the wireless carriers’ pricing requirements and subsidy programs; and

•	the pricing and terms of voice and data rate plans that the wireless carriers will offer for use with our smartphones.

For example, flat data rate pricing plans offered by some wireless carriers may expose us to risk. While flat data pricing helps customer adoption of the data services offered by carriers and therefore highlights the advantages of the data applications of our smartphones, such plans may not allow our smartphones to contribute as much average revenue per user (ARPU) to wireless carriers as when they are priced incrementally, and therefore reduces our differentiation from other products. In addition, if wireless carriers charge higher rates than consumers are willing to pay, the acceptance of our wireless solutions could be less than anticipated and our revenues and results of operations could be adversely affected.

The amount of future wireless carrier subsidies is uncertain, and wireless carriers are free to lower or reduce their subsidies with little notice to us.

When we sell our wireless products on our own website, we sometimes have the opportunity to earn subsidies from wireless carriers if the customer also purchases a voice or data plan from the wireless carrier. Today the wireless industry is generally decreasing subsidies on voice services. Moreover, wireless carriers that currently provide palmOne with subsidies may reduce or discontinue these subsidies with little notice. While we believe wireless carriers will continue to offer subsidies to palmOne, if these subsidies were reduced or eliminated the gross margins for the affected products sold through our website would decline and we would be more limited in our ability to sell at prices that are attractive to cost sensitive consumers.

More broadly, if carriers move away from subsidizing the purchase of wireless devices, this could significantly reduce the sales or growth rate of sales of wireless devices. This could have an adverse impact on our revenues and our results of operations.

Our handheld and smartphone devices may contain errors or defects, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased service costs and warranty claims, and litigation.

Our handheld and smartphone devices are complex and must meet stringent user requirements. In addition, we warrant that our products will be free of defect for 90 to 365 days after the date of purchase, depending on the product. In Europe we are required by law in some countries to provide a two-year warranty for certain defects. We must develop our hardware and software application products quickly to keep pace with the rapidly changing handheld market, and we have a history of frequently introducing new products. Products and services as sophisticated as ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. We invested significantly in the acquisition of Handspring which recently introduced the Treo 600 smartphone. We believe that the Treo 600 is critical to our success in the smartphone device business and our overall future success, but it is still a new product. Our handheld and smartphone products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs and warranty claims and litigation which could harm our business, revenues, cost of revenues and financial condition.

We have limited use and control of the Palm and palmOne brands following the PalmSource distribution, which could adversely affect our revenues and results of operations.

We believe that the Palm brand is a valuable asset. Prior to the PalmSource distribution, all Palm and PalmSource trade names, trademarks, service marks and domain names containing the word or letter string “palm” were assigned to the Palm Trademark Holding Company, LLC, a holding company owned by palmOne and PalmSource for the purpose of receiving, holding, maintaining, registering, enforcing and defending such intellectual property. Following the PalmSource distribution, we changed our branding strategy and corporate name to palmOne and Nasdaq ticker symbol to “PLMO”. While we will continue to use elements of the Palm brand pursuant to a trademark license from the holding company, we will have limited use of the Palm and Palm related brands and we cannot assure you that these changes will not have an adverse impact on our business. If we develop a product based on an OS platform other than the Palm OS, we would not be able to use the word or letter string “palm” in the branding of that product. In addition, if we are unable in the future to license the Palm-related trademarks, service marks, domain names and trade names from the Palm Trademark Holding Company, LLC, or if the holding company fails to enforce its intellectual property rights in them successfully, our competitive position could suffer, which could harm our business.

Third parties have claimed and may claim in the future that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products if these claims are successful.

In the course of our business, we frequently receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. For example, as our focus has shifted to wireless communicators, we have received, and expect to continue to receive, communications from holders of patents related to GSM, GPRS, CDMA and other mobile communication standards. We evaluate the validity and applicability of these intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies in our products. Third parties may claim that we or our customers are infringing or contributing to the infringement of their intellectual property rights, and we may be found to infringe or contribute to the infringement of those intellectual properly rights and require a license to use those rights. We may be unaware of intellectual property rights of others that may cover some of our technology, products and services.

Any litigation regarding patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of litigation generally increase the risks associated with intellectual property litigation. Moreover, patent litigation has increased due to the current uncertainty of the law and the increasing competition and overlap of product functionality in our markets. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements or indemnify our customers. However, we may not be able to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or injunctions against development and sale or our products.

If we are unsuccessful in our litigation with Xerox, our business, results of operations and financial condition could be significantly harmed.

We are engaged in a civil action brought by Xerox Corporation in 1997 in New York federal district court alleging willful infringement of a Xerox patent by the Graffiti handwriting recognition system employed in handheld computers operating the Palm OS. While the District Court dismissed the case in 2000, ruling that the Xerox patent is not infringed by the Graffiti handwriting recognition system, Xerox appealed the dismissal. The Appellate Court reversed and remanded the case to the District Court for further proceedings. The District Court subsequently found the patent valid, enforceable and infringed. Palm appealed the judgment in December 2001.

In February 2002, the District Court rejected an injunction sought by Xerox to prohibit the manufacture or sale of products using the Graffiti handwriting recognition system. The Court also rejected a request by Xerox for a trial date to determine damages, but required us to post a $50 million bond, a decision from which we appealed; Xerox filed a cross-appeal. The Federal Appeals Court decided in February 2003 that the Xerox patent is infringed by the Graffiti handwriting recognition system, but remanded the case to the District Court to determine whether the patent is valid, thereby lifting the requirement that Palm post a bond. In its opinion, however, the Appellate Court directed that, in the event the patent is held valid, Xerox would be entitled to an injunction. Proceedings on the issue of the validity of the patent are now pending in the District Court.

We cannot assure you that palmOne will be successful in the litigation. If we are not successful, we may be required to pay Xerox significant damages or license fees and pay significant amounts with respect to Palm OS licensees for their losses. It may also result in other indirect costs and expenses, such as significant diversion of management resources, loss of reputation and goodwill, damage to our customer relationships and declines in our stock price. Accordingly, if Xerox is successful, our business, results of operations and financial condition could be significantly harmed and we may be rendered insolvent. In addition, Xerox might again seek an injunction preventing us or Palm OS licensees from offering products with Palm OS with Graffiti handwriting recognition software. We have largely transitioned our products to a handwriting recognition software, as well as to physical keyboards, that does not use Graffiti.

If third parties infringe our intellectual property or if we are unable to secure and protect our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Our success depends in large part on our proprietary technology and other intellectual property rights. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. Our intellectual property, particularly our patents, may not provide us a significant competitive advantage. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our operating results.

Our pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of our patents or trademarks, including patent or trademark applications or registrations. Even if our patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to us or may be held invalid and unenforceable against third parties.

We may be required to spend significant resources to monitor and police our intellectual property rights. Effective policing of the unauthorized use of our products or intellectual property is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Intellectual property litigation is not only expensive, but time-consuming, regardless of the merits of any claim, and could divert attention of our management from operating the business. Despite our efforts, we may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

In the past, there have been leaks of proprietary information associated with our intellectual property. We have implemented a security plan to reduce the risk of future leaks of proprietary information. We may not be successful in preventing those responsible for past leaks of proprietary information from using our technology to produce competing products or in preventing future leaks of proprietary information. The unauthorized use of our technology or of our proprietary information by competitors could have a material adverse effect on our ability to sell our products.

Despite our efforts to protect our proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and we cannot assure you that we will be successful in asserting intellectual property claims. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard a proprietary. Accordingly, we cannot assure you that we will be able to protect our proprietary rights against unauthorized third party copying or use. Use by others of our proprietary rights could materially harm our business.

We have an international presence in countries whose laws may not provide protection of our intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for us to protect our intellectual property.

As part of our business strategy, we target countries with large populations and propensities for adopting new technologies. However, many of these targeted countries do not address misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which we are active may not protect our intellectual property rights to the same extent as the laws of the United States. As a result, we may not be able to effectively prevent competitors in these regions from infringing our intellectual property rights, which would reduce our competitive advantage and ability to compete in those regions and negatively impact our business.

We may pursue strategic acquisitions and investments which could have an adverse impact on our business if they are unsuccessful.

We have made acquisitions in the past and will continue to evaluate other acquisition opportunities that could provide us with additional product or service offerings or additional industry expertise. Acquisitions could result in difficulties assimilating acquired operations and products, and result in the diversion of capital and management’s attention away from other business issues and opportunities.

Integration of acquired companies may result in problems related to integration of technology and management teams. We may not successfully integrate operations, personnel or products that we have acquired or may acquire in the future. If we fail to successfully integrate acquisitions, our business could be materially harmed. In addition, our acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. These transactions may result in the diversion of capital and management’s attention away from other business issues and opportunities. Acquisitions can also lead to large non-cash charges that can have a material adverse effect on our results of operations as a result of write-offs for items such as acquired in-process research and development, impairment of goodwill or the recording of deferred compensation. In addition, we have made strategic venture investments in other companies that provide products and services that are complementary to ours. If these investments are unsuccessful, this could have an adverse impact on our results of operations and financial position.

Although we expect that our acquisition of Handspring will result in benefits, we may not realize those benefits because of integration and other challenges.

Our failure to meet the challenges involved in successfully integrating the operations of Handspring or to realize any of the anticipated benefits of the acquisition of Handspring, including the anticipated annual cost savings of approximately $25 million from improved operating efficiencies, could seriously harm our results of operations. Realizing the benefits of the transaction will depend in part on the integration of technology, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt our business. The challenges involved in this integration include the following:

•	retaining key employees, and their technical expertise and customer relationships, and maintaining employee morale for both employees of our historical business and employees from Handspring;

•	overcoming any perceived adverse changes in business focus, including demonstrating to our customers that the acquisition of Handspring will not result in adverse changes in customer service standards or business focus and helping customers conduct business easily with palmOne;

•	consolidating operations, including rationalizing corporate information technology and administrative infrastructures;

•	combining product offerings;

•	coordinating sales and marketing efforts to effectively communicate the capabilities of palmOne;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

•	balancing investment between our traditional handheld solutions and the smartphone solutions acquired from Handspring;

•	preserving distribution, manufacturing, supplier, marketing and other important relationships of both our historical business and Handspring and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention away from regular business responsibilities and ongoing business concerns due to their integration activities;

•	overcoming potential incompatibility of the business cultures of our historical business and Handspring; and

•	coordinating and combining foreign operations, relationships and facilities, which may be subject to additional constraints imposed by local laws and regulations.

Failure to successfully integrate Handspring or to realize the anticipated benefits and synergies of the acquisition could seriously harm our results of operations and future business prospects.

Our historical financial information may not be reliable as an indicator of future results due to the spin-off of PalmSource and the acquisition of Handspring. In addition, charges to earnings resulting from the application of the purchase method of accounting may adversely affect our results of operations and the market value of our common stock.

The historical financial information for palmOne does not necessarily reflect what palmOne’s financial position, results of operations and cash flows would have been had the PalmSource business not been a part of Palm during historical periods which include PalmSource’s discontinued operations. The results of operations and financial position of PalmSource were carved out of the historical results of operations of Palm and are not necessarily indicative of what each business would have represented as separate stand-alone companies. In addition, in accordance with United States generally accepted accounting principles, we accounted for the acquisition of Handspring using the purchase method of accounting. Under the purchase method of accounting, we allocated the total purchase price to Handspring’s net tangible assets and amortizable intangible assets, based on their fair values as of the effective date of the acquisition of Handspring, and recorded the excess of the purchase price over those fair values as goodwill. We will incur depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the acquisition of Handspring which will have an adverse effect on our results of operations. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, we may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization and potential impairment charges could have a material impact on our results of operations, which could adversely affect the market value of our common stock.

We need to obtain third-party consents for certain agreements Handspring had with third parties as a result of the acquisition of Handspring, and, if we cannot obtain these consents, we may not be able to maintain these relationships on favorable terms or at all.

We are currently attempting to obtain third-party consents for some agreements Handspring had with third parties providing for a consent right upon a change of control, but, if we are unable to do so, we may be forced to renegotiate these agreements or enter into new agreements with various third parties. The Handspring agreements requiring consent include certain agreements with carriers and other agreements with developers, strategic partners, distributors and suppliers. We cannot assure you that we will be able to negotiate new agreements on terms as favorable to us as those that Handspring had, or at all.

Our ability to utilize our net operating losses may be limited if we engage in transactions which bring cumulative change in ownership for palmOne to 50% or more.

If over a three-year period, the cumulative change in our ownership exceeds 50%, our ability to utilize our net operating losses to offset future taxable income may be limited. This would limit the net operating loss available to offset taxable income each year following the cumulative change in our ownership over 50%. As a result of the acquisition of Handspring, we experienced a change in our ownership of approximately 30%. In the event the usage of these net operating losses is subject to limitation and we are profitable, our cash flows could be adversely impacted due to our increased tax liability.

We are subject to general commercial litigation and other litigation claims as part of our operations, and we could suffer significant litigation expenses in defending these claims and could be subject to significant damages or remedies.

In the course of our business, we occasionally receive consumer protection claims, general commercial claims related to the conduct of our business and the performance of our products and services, employment claims and other litigation claims. Any litigation regarding these consumer, commercial, employment and other claims could be costly and time-consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of consumer, commercial, employment and other litigation increase these risks. We also may be subject to significant damages or equitable remedies regarding the development and sale of our products and operation of our business.

PalmSource may be required to indemnify us for tax liabilities we may incur in connection with the distribution of the PalmSource common stock to our stockholders, and we may be required to indemnify PalmSource for specified taxes.

We received a private letter ruling from the Internal Revenue Service (IRS) to the effect that the distribution of the shares of PalmSource common stock held by us to our stockholders would not be taxable to us or our U.S. stockholders. This ruling is generally binding on the IRS, subject to the continuing accuracy of certain factual representations and warranties. Although some facts have changed since the issuance of the ruling, in the opinion of our tax counsel, these changes will not adversely affect us. We are not aware of any material change in the facts and circumstances of the distribution that would call into question the validity of the ruling. Notwithstanding the receipt of the ruling described above, the distribution may nonetheless be taxable to us under Section 355(e) of the Internal Revenue Code of 1986, as amended, if 50% or more of our stock or PalmSource stock is acquired as part of a plan or series of related transactions that include the PalmSource distribution.

Under the tax sharing agreement between us and PalmSource, PalmSource would be required to indemnify us if the sale of PalmSource’s common stock caused the distribution of PalmSource’s common stock to be taxable to us. PalmSource may not be able to adequately satisfy its indemnification obligation under the tax sharing agreement. In addition, under the tax sharing agreement, palmOne has agreed to indemnify PalmSource for certain taxes and similar obligations that PalmSource could incur under certain circumstances. Finally, although under the tax sharing agreement PalmSource is required to indemnify us for taxes of PalmSource, we may be held jointly and severally liable for taxes determined on a consolidated basis.

If we are unable to obtain key technology from third parties on a timely basis free from errors or defects, we may have to cancel or delay the release of certain features in our handheld or smartphone device product shipments or incur increased costs.

We license third-party software and hardware for use in our handheld and smartphone device products. This includes the Palm OS and third-party software embedded in the Palm OS. Our ability to release and sell our products could be seriously harmed if the third-party technology is not delivered to us in a timely manner or contains errors or defects that are not discovered and fixed prior to release of our products and we are unable to obtain alternative technology to use in our products. As a result, our product shipments could be delayed or our offering of features could be reduced, which could adversely affect our business and results of operations.

Our success largely depends on our ability to hire, retain, integrate and motivate sufficient numbers of qualified personnel.

Our future success depends on our ability to attract and retain highly skilled personnel. We compensate our employees through a combination of salary, bonuses, benefits and equity compensation. If we fail to provide competitive compensation to our employees, we may be unable to retain them. Volatility or lack of positive performance in our stock price may also affect our ability to retain key employees, all of whom have been granted stock options.

palmOne’s practice has been to provide incentives to all of its employees through the use of broad based stock option plans. Proposed accounting rules concerning the expensing of stock options may cause us to reevaluate our use of stock options as an employee incentive. Our ability to hire, retain and motivate our personnel may suffer as a result.

In addition, many key personnel and executives hold options that have exercise prices per share that are significantly above the market price of our common stock and the number of shares available for new option grants is limited. We may find it difficult to provide competitive stock option grants and the ability to hire, retain and motivate key personnel may suffer.

In recent quarters, we have initiated reductions in our workforce of both employees and contractors to balance the size of our employee base with our anticipated revenue base. These reductions have resulted in reallocations of duties, which could result in employee and contractor uncertainty. Reductions in our workforce could make it difficult to attract, motivate and retain employees and contractors, which could affect our ability to deliver our products in a timely fashion and negatively affect our business.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Because we sell our products worldwide and most of the facilities where our devices are manufactured, distributed and supported are located outside the United States, our business is subject to risks associated with doing business internationally, such as:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	changes in international relations;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	compliance with a wide variety of laws and regulations which may have civil and or criminal consequences for us and our officers and directors who we indemnify;

•	difficulty in managing widespread sales operations; and

•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

In addition, we are subject to changes in demand for our products resulting from exchange rate fluctuations that make our products relatively more or less expensive in international markets. If exchange rate fluctuations occur, our business and results of operations could be harmed by decreases in demand for our products or reductions in margins.

While we sell our products worldwide, one component of our strategy is to expand our sales efforts in China and other countries with large populations and propensities for adopting new technologies. We have limited experience with sales and marketing in some of these countries. There can be no assurance that we will be able to market and sell our products in all of our targeted international markets. If our international efforts are not successful, our results of operations and business growth could be harmed.

We may need or find it advisable to seek additional funding which may not be available or which may result in substantial dilution of the value of our common stock.

We currently believe that our existing cash and cash equivalents will be sufficient to satisfy our anticipated cash requirements for at least the next 12 months. We could be required to seek additional funding if our expectations are not met. Even if our expectations are met, we may find it advisable to seek additional funding. If we seek additional funding, adequate funds may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, or at all, we may be unable to adequately fund our business plans and it could have a negative effect on our business and financial condition. In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of our common stock and cause the market price to fall and the issuance of debt securities could impose restrictive covenants that could impair our ability to engage in certain business transactions.

We own land that is not currently being utilized in our business. If our expected ability to ultimately recover the carrying value of this land is impaired, we would incur a non-cash charge to operations.

We own approximately 39 acres of land in San Jose, California which we do not plan to develop. In the third quarter of fiscal year 2003, we reported an impairment charge to adjust the carrying cost of the land to its then current fair market value. While we currently have no immediate plans to sell this property, a future sale or other disposition of the land at less than its carrying value, or a further deterioration in market values that impacts our expected recoverable value, would result in a non-cash charge which would negatively impact our results of operations.

We use third parties to provide significant operational and administrative services, and our ability to satisfy our customers and operate our business will suffer if the level of services is interrupted or does not meet our requirements.

We use third parties to provide services such as data center operations, desktop computer support, and facilities services. Should any of these third parties fail to deliver an adequate level of service on a timely basis, our business could suffer. Some of our operations rely upon systems interfaces with third parties or upon the Internet to communicate information. Interruptions in the availability and functionality of systems interfaces or the Internet could adversely impact the operations of these systems and consequently our results of operations.

Business interruptions could adversely affect our business.

Our operations and those of our suppliers and customers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars, health epidemics and other events beyond our control. In addition, the business interruption insurance we carry may not be sufficient to compensate us fully for losses or damages that may occur as a result of such events. Any such losses or damages incurred by us could have a material adverse effect on our business.

War, terrorist attacks or other threats beyond our control could negatively impact consumer confidence, which could harm our operating results.

Wars, terrorist attacks or other threats beyond our control could have an adverse impact on the United States and world economy in general and consumer confidence and spending in particular, which could harm our revenues and results of operations.

Recently enacted and proposed changes in securities laws and regulations have increased and will continue to increase our costs.

The Sarbanes-Oxley Act of 2002 along with other recent and proposed rules from the SEC and Nasdaq have required changes in our corporate governance, public disclosure and compliance practices. Many of these new requirements increase our legal and financial compliance costs, and make some corporate actions more difficult, such as proposing new or amendments to stock option plans, which now requires stockholder approval. These developments could make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments also could make it more difficult for us to attract and retain qualified executive officers and qualified members of our Board of Directors, particularly to serve on our audit committee.

Risks Related to the Securities Markets and Ownership of Our Common Stock

Our common stock price may be subject to significant fluctuations and volatility.

The market price of our common stock has been subject to significant fluctuations since the date of our initial public offering. These fluctuations could continue. Among the factors that could affect our stock price are:

•	quarterly variations in our operating results;

•	changes in revenues or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as new product announcements, acquisitions or restructurings;

•	actions by institutional stockholders or financial analysts;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

The stock markets in general, and the markets for high technology stocks in particular, have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Provisions in our charter documents and Delaware law and our adoption of a stockholder rights plan may delay or prevent acquisition of us, which could decrease the value of shares of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions include a classified Board of Directors and limitations on actions by our stockholders by written consent. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our Board of Directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

Our Board of Directors adopted a stockholder rights plan, pursuant to which we declared and paid a dividend of one right for each share of common stock outstanding as of November 6, 2000. Unless redeemed by us prior to the time the rights are exercised, upon the occurrence of certain events, the rights will entitle the holders to receive upon exercise thereof shares of our preferred stock, or shares of an acquiring entity, having a value equal to twice the then-current exercise price of the right. The issuance of the rights could have the effect of delaying or preventing a change in control of us.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of palmOne or its subsidiaries and you remain employed by palmOne or a successor entity through the date on which the exchanged options are cancelled. However, members of our board of directors and our executive officers (which term shall mean any persons who are required to file Forms 3, 4, or 5 with respect to palmOne securities under the Securities Exchange Act of 1934, as amended) are not eligible to participate in the offer. Members of our board of directors and executive officers are listed on Schedule A to this offer.

To receive a new option, you must remain employed continuously by palmOne or a successor entity through the new option grant date, which will be on the date determined by our Compensation Committee, or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee), but will be (a) no earlier than the first business day that is at least six months and one day after the cancellation date and (b) no later than the first business day that is at least seven months and one day after the cancellation date. However, as discussed in Schedule F, the new option grant date for employees in France may be different. If we do not extend the offer, the earliest possible new option grant date will be October 1, 2004. If, for any reason, you do not remain an employee of palmOne or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. Also, if your employment terminates prior to the six month vesting cliff for the new options, you will not be able exercise any portion of your new options.

If you have been notified of your termination in the recent reduction-in-force, you should refer to your notice of termination to see if your expected date of termination is prior to the new option grant date. You should also check to see if your expected date of termination is prior to the date when any portion of your new option would otherwise vest. You may elect to participate if your expected date of termination is after March 30, 2004, but you should take into consideration whether you believe for any reason that you will still be an employee of palmOne on the new option grant date and on the date that the new options first vest. Like any other employee, you undertake the risk that you may not be an employee on both of those dates, may not benefit from this offer and may lose any value in the exchanged options that will be irrevocably cancelled.

Unless expressly provided by the applicable laws of a non-U.S. jurisdiction or the terms of your employment agreement, if any, your employment with palmOne will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice. Nothing in this offer modifies or changes the nature of your employment with palmOne.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unexercised options, vested or unvested, with exercise prices equal to or greater than $20.00 per share that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date.

You may exchange any or all of your eligible, unexercised options. If you exercised a portion of an option, the remaining unexercised portion of the option may be exchanged if it is an eligible option. However, if you choose to participate in this offer with respect to any particular eligible option, you must exchange the entire portion of the option that remains outstanding and unexercised; you cannot exchange the unvested portion of an option without also exchanging the vested portion as well. Furthermore, if you participate in this offer with respect to any option grant, you must exchange all options granted to you on or after August 31, 2003, regardless of exercise price. This rule applies even if these options have exercise prices less than $20.00 per share. For example, if you received an option grant in January 2001 and a grant in October 2003 and you want to exchange your January 2001 option grant, you also must exchange your October 2003 option grant. However, you may not exchange any options with exercise prices below $20.00 per share that were granted to you prior to August 31, 2003.

For example, if you hold (1) 1,000 options with an exercise price of $30.00 per share (regardless of the grant date), 700 of which you have already exercised and 300 of which are still unexercised, (2) 2,100 options with an exercise price of $65.00 per share (regardless of the grant date), all of which are unexercised, (3) 1,000 options with an exercise price of $12.00 per share granted on July 31, 2003, all of which are unexercised, and (4) 600 options with an exercise price of $14.00 per share granted on October 15, 2003, all of which are unexercised, you may elect to exchange:

•	all of your unexercised options under grants (1), (2) and (4) above for a total of 3,000 options to be cancelled and exchanged for 2,000 new options (in which case, your options under grant (3) above would remain unchanged), or

•	all of your unexercised options under grants (1) and (4) above for a total of 900 options to be cancelled and exchanged for 600 new options (in which case, your options under grants (2) and (3) above would remain unchanged), or

•	all of your unexercised options under grants (2) and (4) above for a total of 2,700 options to be cancelled and exchanged for 1,800 new options (in which case, your options under grants (1) and (3) above would remain unchanged), or

•	none of your options (in which case, your options under grants (1), (2), (3) and (4) above would remain unchanged).

These are your only choices in this specific example. Please note that if the options in either grant (1) or (2) in the example above are elected for exchange, the options in grant (4) above must also be exchanged because they were granted on or after August 31, 2003. You may not elect to exchange grant (3) and you may not elect to exchange grant (4) alone in the examples above because the exercise price of those options is below the $20.00 threshold. Grant (4) is only included if grant (1) or (2) is elected for exchange.

No shares of palmOne common stock, including common stock acquired upon exercise of palmOne options or through our 1999 Employee Stock Purchase Plan, as amended, may be exchanged in this offer.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options at an exchange ratio of two (2) option shares for every three (3) option shares exchanged. palmOne may, at its discretion, consolidate new option grants into a single notice of grant and option agreement. The number of new options you will receive will be rounded up to the nearest whole option, after aggregating the number of new options to which you will be entitled. For example, if you exchange 1,000 eligible options, you will receive 667 new options. However, if you are to receive more than one option grant (for instance, one grant covering new options with one year of vesting, and another grant covering new options with two years of vesting), fractional options will be rounded up to the nearest whole option, after aggregating the number of new options to be covered by each separate grant. The number of new options is subject to adjustment for any stock splits, reverse stock splits, reclassifications, combinations, stock dividends or similar events that occur after the cancellation date but before the new option grant date.

If you were an employee of Handspring, Inc. at the time of palmOne’s acquisition of Handspring, your Handspring options were assumed by palmOne when palmOne acquired Handspring at the same 0.09 exchange ratio that applied to shares of Handspring common stock. For each Handspring option that you held, you now hold an option to acquire 0.09 shares of palmOne common stock with an exercise price equal to the exercise price for that Handspring option multiplied by 0.09. These adjustments are reflected on your election form. When you receive your election form for this offer, the grant date for each of your eligible options will read October 29, 2003, the effective date of the merger. If you participate in this offer, then to determine if you have to include any assumed option grants in the offer (because they were granted on or after August 31, 2003), you should refer to the original Handspring grant date. This means that you should disregard the October 29, 2003 date shown for those options we issued you upon the assumption of your Handspring options for purposes of determining if you must include any assumed option grant in your election to participate in the offer. Instead, refer to the original Handspring grant date.

All new options will be subject to the terms of our 1999 Stock Plan, as amended, to certain country-specific sub-plans as noted in Schedules C through R and to a new notice of grant and new option agreement between you and palmOne. Our 1999 Stock Plan, as amended, and the forms of option agreement under the plan are attached as an exhibit or incorporated by reference to the Schedule TO with which this offer has been filed.

The expiration date for this offer will be 5:00 p.m., Pacific Time, on March 29, 2004, unless we extend the offer by written notice. We may, in our sole discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Some of our outstanding, unexercised options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

This offer is designed to decrease palmOne’s option overhang, which is the number of options outstanding as a percent of the total number of shares of common stock outstanding. The exchange ratio used in this offer has been set to help accomplish this goal. The exchange ratio will not only foster retention and performance incentives, it will also decrease the total number of unexercised options and will thereby benefit stockholders by decreasing potential dilution. Additionally, we chose to design this offer in this way because we have a limited number of options that we may grant without additional stockholder approval. Granting a sufficient number of stock options to employees to allow us to achieve the same benefits for employees and stockholders that this offer is intended to achieve could have a severe negative impact on the Company in terms of future dilution and reduced earnings per share. This offer was also designed to include a $20.00 per share exercise price threshold. This was done because we expect that options with exercise prices below $20.00 per share will continue to provide the proper incentives to our employees to continue to perform at high levels. The Compensation Committee of the board of directors of palmOne determined that the $20.00 threshold was appropriate after analyzing the exercise prices of the unexercised options in light of the recent performance of palmOne’s common stock and our expectations for the future. In its entirety, this offer allows us to conserve the current reserves under our option and equity incentive plans and maintain the flexibility we need to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe this offer is in the best interests of our employees and stockholders providing an appropriate incentive for and commitment by our employees through stock options, reducing the outstanding stock option overhang, and conserving options and shares for future grants.

This offer is intended as a one-time offer, and even if new options again end up underwater we do not expect to implement such a program in the future. We are implementing this offer at this time due to the unusual stock market conditions and changes at palmOne that have significantly reduced the value of our common stock. New options will be valid for ten years (except for employees in France whose options will be valid for 9.5 years) from the new option grant date, subject to continued employment, and during this time the price of our common stock may appreciate even if the exercise price of the new options is above the trading price of our common stock for some period of time after the new option grant date. However, we can provide no assurance as to the price of our common stock at any time in the future.

Except as otherwise disclosed in this offer or in our SEC filings and except for any actions in connection with our intent to merge with our wholly-owned subsidiary, Handspring, Inc., palmOne presently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving palmOne;

•	any purchase, sale or transfer of a material amount of our assets,

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization,

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer,

•	any other material change in our corporate structure or business,

•	our common stock being delisted from the Nasdaq National Market,

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the Exchange Act),

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act,

•	the acquisition by any person of additional securities of palmOne or the disposition of any of our securities, or

•	any change in our certificate of incorporation or bylaws or other actions that may impede the acquisition of control of us by any person.

From time to time we have had discussions with potential underwriters about the possibility of offering convertible debt securities under our universal shelf registration statement filed with the SEC. At this time, we have no firm understandings or commitments regarding any potential sales of convertible debt or other securities under our universal shelf registration statement, however, if we decide to sell such securities we may do so on a rapid basis and during the period of this offering. Any decision to do so will be based in part on prevailing market conditions for such securities.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Options.

Participation in this offer is voluntary. To participate in this offer, you must properly complete, sign and deliver the election form to palmOne Stock Administration via facsimile at (408) 503-7120 (primary) or (408) 503-2350 (alternate if primary unreachable) or by hand at palmOne Stock Administration, palmOne, Inc., 400 N. McCarthy Blvd., Building 4, 1st Floor, Cube 070, Milpitas, California 95305, U.S.A., along with any other required documents. palmOne Stock Administration must receive the properly completed and signed election forms before the expiration date. Election forms submitted by mail (U.S., foreign or inter-office) or Federal Express or other express couriers are not permitted. The expiration date will be 5:00 p.m., Pacific Time, on March 29, 2004, unless we extend the offer by written notice. You will receive by mail at your home address an election form that lists all of your eligible options and all options that you are required to exchange if you elect to participate in the offer. If you believe that the personalized election form is incomplete or inaccurate, please contact palmOne Stock Administration as soon as possible. If any corrections or additions are made, we will promptly send you a revised election form. If you are a resident of the United Kingdom, you must also return an Option Holder Consent form, as detailed in Schedule R. You will be bound by the last properly tendered election form and/or withdrawal form we receive before the expiration date.

You may selectively exchange options in this offer. If you exercised a portion of an option, the remaining unexercised portion of the option may be exchanged if it is an eligible option. However, if you choose to participate in this offer with respect to any particular eligible option, you must exchange the entire portion of the option that remains outstanding and unexercised; you cannot exchange the unvested portion of an option without also exchanging the vested portion as well. Furthermore, if you participate in this offer with respect to any option grant, you must exchange all options granted to you on or after August 31, 2003, even if those options have an exercise price less than $20.00 per share and would otherwise be ineligible for exchange. However, you may not exchange any options with exercise prices below $20.00 per share that were granted to you prior to August 31, 2003.

If you sign your election form, the signature must correspond with your name as written on the face of the notice of grant to which the exchanged options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since you received your notice of grant, please submit proof of the legal name change. If your election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to palmOne of the authority of that person to act in that capacity must be submitted with this election form.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form within three (3) business days. If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be March 30, 2004.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our sole discretion, whether an election form or withdrawal form has been properly completed and an option has been properly tendered, including all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or withdrawal form or any options elected to be exchanged or withdrawn that we determine are not in appropriate form, that we determine are unlawful to accept or otherwise ineligible for participation. We will accept all options we deem properly tendered that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been corrected by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between palmOne and you upon the terms and subject to the conditions of this offer.

To administer this offer, we must collect, process, use and transfer from one country to another and from one party to another certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you agree to such collection, process, use and transfer of your personal data by us and the third parties assisting us with the offer, but only for the purpose of implementing, administering and managing your participation in this offer. By being eligible to participate in this offer, whether or not you submit an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located in your country or elsewhere, and the recipient’s country may have different data privacy laws and protections than your country,

•	the data will be held only as long as necessary to implement, administer and manage this offer,

•	you can request from us a list of the parties that may receive your data,

•	you can, at any time, view your data,

•	you can request additional information about how the data is stored and processed, and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain non-U.S. jurisdictions, you can refuse or withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.

5.	Withdrawal rights.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw any of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on March 29, 2004, unless extended by written notice. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on April 23, 2004, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to palmOne Stock Administration via facsimile at (408) 503-7120 (primary) or (408) 503-2350 (alternate if primary unreachable) or by hand to palmOne Stock Administration, palmOne, Inc., 400 N. McCarthy Blvd., Building 4, 1st Floor, Cube 070, Milpitas, California 95035, U.S.A., in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Withdrawal forms submitted by mail (U.S., foreign or inter-office) or Federal Express or other express couriers are not permitted.

If you sign your withdrawal form, the signature must correspond with your name as written on the face of your notice of grant to which the exchanged options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since you received your notice of grant, please submit proof of the legal name change. If your withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to palmOne of the authority of that person to act in that capacity must be submitted with this withdrawal form. We will determine, in our sole discretion, whether a withdrawal form has been properly completed, including all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options, in accordance with Section 4 of this Offer to Exchange. Our determination of these matters will be final and binding on all parties.

You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange all options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to palmOne Stock Administration before the expiration date by following the procedures described in Section 4 of this offer. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form. You will be bound by the last properly tendered election form and/or withdrawal form we receive before the expiration date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form within three (3) business days. If you have not received a confirmation, you must confirm that we have received your withdrawal form.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be March 30, 2004.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

We will deliver to you confirmation of the cancellation of the options you elect to exchange promptly after the expiration date. That confirmation will include a promise to grant the new options to you on the new option grant date, subject to the terms and conditions of this offer. If you have participated in the exchange but have not received such a confirmation promptly after the expiration date, please contact palmOne Stock Administration immediately at the telephone number or email address included in the March 1, 2004 email letter from palmOne Stock Administration introducing the offer.

Upon receipt of the confirmation of cancellation, you will be able to check your OptionsLink account with E*TRADE to make certain that the options you elected to exchange were properly cancelled and that no other options were improperly cancelled. This verification is your responsibility. If you believe there have been any errors as a result of this offer or otherwise, please contact palmOne Stock Administration immediately at the telephone number or email address included in the March 1, 2004 email letter from palmOne Stock Administration introducing the offer.

We will grant the new options on the new option grant date, which will determined by our Compensation Committee, or either of its designees (our Chief Executive Officer or the chairman of the Compensation Committee), and will be (a) no earlier than the first business day that is at least six months and one day after the cancellation date and (b) no later than the first business day that is at least seven months and one day after the cancellation date. If we do not extend the offer, the earliest possible new option grant date will be October 1, 2004. However, as discussed in Schedule F, the new option grant date for employees in France may be different. All new options will be non-qualified stock options for purposes of U.S. federal tax laws. All new options will be granted under our 1999 Stock Plan, as amended.

We expect the new option grant date will be on the first business day that is at least six months and a day after the option cancellation date, but may choose another date that is no later than the first business day that is at least seven months and a day following the option cancellation date if we believe, in our sole discretion, that there are unusual circumstances surrounding trading in palmOne’s common stock on a given date or there are other significant factors. Such unusual circumstances or significant factors that we might take into account in determining to grant the new options on a date other than the first business day that is at least six months and a day after the option cancellation date include, without limitation: (i) a halt in the trading of palmOne’s common stock by the Nasdaq Stock Market; (ii) unusually high or low trading volume in palmOne’s common stock; (iii) the escalation of worldwide or national hostilities as a result of an act of war or terrorism; (iv) the recent dissemination of any material, non-public information by palmOne; (v) the recent dissemination of information that causes major stock market averages to fluctuate significantly; (vi) the occurrence of a catastrophic or other similar event that has a material impact on palmOne’s business; and (vii) there is a pending announcement with a third party regarding a significant corporate transaction involving palmOne.

If, for any reason, you are not an employee of palmOne or a successor entity continuously through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

If we accept options you elect to exchange in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until six months and one day after any of your options have been cancelled.

If you do not participate in this offer, you may receive new option grants between now and the new option grant date. However, we have no current plans to grant options to employees other than in connection with this offer and to newly hired employees. Therefore, you should not expect to receive any option grants between now and the new option grant date if you decide not to participate in this offer.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	there shall have been threatened (orally or in writing) or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer,

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange, quotation system or in the over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of this offer,

•	the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer,

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of eligible options,

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that would or, in our reasonable judgment, could require us to record for financial reporting purposes compensation expense in connection with the offer,

•	a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed,

•	any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition,

•	any event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us), or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Stock Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to palmOne.

If any of the above events occur, we may:

•	terminate this offer and promptly return all tendered eligible options to tendering holders,

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires,

•	amend the terms of this offer, or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The palmOne common stock that underlies your options is traded on the Nasdaq National Market under the symbol “PLMO.” The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year 2004
1st Quarter	$18.27	$12.01
2nd Quarter	$27.24	$13.73
3rd Quarter (through February 25, 2004)	$15.26	$9.61
Fiscal Year 2003
1st Quarter	$35.20	$13.20
2nd Quarter	$18.06	$10.33
3rd Quarter	$19.29	$11.60
4th Quarter	$12.07	$9.08
Fiscal Year 2002
1st Quarter	$125.20	$71.60
2nd Quarter	$77.40	$29.00
3rd Quarter	$93.20	$57.60
4th Quarter	$79.80	$31.80
Fiscal Year 2001
1st Quarter	$900.00	$508.80
2nd Quarter	$1,338.80	$690.00
3rd Quarter	$1,132.60	$347.60
4th Quarter	$441.20	$101.00

On February 25, 2004, the closing price of our common stock, as reported by the Nasdaq National Market was $9.67 per share.

All share prices prior to October 15, 2002 give effect to a one-for-twenty reverse stock split of our common stock effected on October 15, 2002. None of the share prices on or prior to October 28, 2003 give effect to our distribution on that date of the common stock of PalmSource, Inc. that we held to our stockholders. If the prices prior to October 28, 2003 for the 1st and 2nd quarters of fiscal year 2004 had been adjusted for the PalmSource distribution, the low prices would have been $8.11 and $12.40, respectively, and the high prices would have been $12.34 and $18.40, respectively. The low price of $8.11 would have occurred on June 2, 2003, prior to the announcement of our board of directors’ final approval of the PalmSource distribution and the announcement of our acquisition of Handspring, Inc.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible unexercised options properly elected to be exchanged by you and accepted by us for such exchange. Each new option will be granted under our 1999 Stock Plan, as amended. All new options will be subject to a new notice of grant and new stock option agreement between you and us. Subject to any adjustments for stock splits, reverse stock splits, reclassifications, combinations, stock dividends or similar events that occur after the cancellation date and before the new option grant date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive two (2) new options for every three (3) exchanged options.

Fractional options shall be rounded up to the nearest whole option, after aggregating the number of new options to which you will be entitled. However, if you are to receive more than one option (for instance, one grant covering all options vesting over 1 year, and another grant covering all options vesting over 2 years), fractional options will be rounded up to the nearest whole option, after aggregating the number of new options to be covered by each separate grant.

As of February 25, 2004, there were issued and outstanding options to purchase 1,423,501 shares of our common stock that are eligible to participate in this offer. If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 949,000 shares of our common stock, or approximately 2.05% of the total shares of our common stock outstanding as of March 1, 2004.

General Terms of New Options.

Each new option will be granted under our 1999 Stock Plan, as amended. All new options will be subject to the terms of the 1999 Stock Plan to certain country-specific sub-plans as noted in Schedules C through R and to a new notice of grant and new option agreement between you and us. You will receive your new notice of grant within approximately one week after the new option grant date. The notice of grant will refer to the new option agreement, a copy of which will be posted on the Stock Administration page of palmOne Central. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights, except as detailed herein. Your new options will be non-qualified stock options for purposes of U.S. federal tax laws regardless of whether the exchanged options were incentive stock options or non-qualified stock options. Your new options will also have new exercise prices and will vest in accordance with a new vesting schedule, as described herein. If you exchange options that were granted under any option plan but our 1999 Stock Plan you should note that your new options generally will not contain the same features upon a merger, sale of all or substantially all of our assets or a change of control as your exchanged options and will contain no benefits upon a hostile takeover. Please read “Adjustments Upon Certain Events” later in this Section for a description of the effect of a change of control upon new options and how that may differ from your exchanged options. If you are a tax resident of a non-U.S. country or are otherwise subject to the tax laws in another country, there may be additional material changes from the terms and conditions of the options that you tendered. Please see Schedules C through R, as appropriate, for details regarding any such change.

In addition, because we will not grant new options any sooner than the first business day that is at least six months and one day after the cancellation date, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

The following description summarizes the material terms of our 1999 Stock Plan, as amended, and the new options we plan to grant under this offer. We will refer to our 1999 Stock Plan, as amended, as the 1999 Stock Plan or the plan. Our statements in this offer to exchange concerning the plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plan, and the forms of option agreement under the plan, which have been listed as exhibits to the Schedule TO of which this offer is a part. Please contact us at palmOne, Inc., 400 N. McCarthy Blvd., Building 4, 1st Floor, Cube 070, Milpitas, California 95035, U.S.A. Attention: palmOne Stock Administration, or at the telephone number or email address included in the March 1, 2004 email letter from palmOne Stock Administration introducing the offer, to receive a copy of the plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

1999 Stock Plan.

The maximum number of shares of common stock covered by options currently outstanding and unexercised under our 1999 Stock Plan is approximately 6,331,271 shares. The 1999 Stock Plan permits the granting of stock purchase rights, and non-qualified stock options to employees. All new options granted pursuant to this offer will be non-qualified stock options for purposes of U.S. federal tax laws.

General Terms of the 1999 Stock Plan.

The 1999 Stock Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator generally has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares covered by the option and the exercisability of the options.

Term.

All new options granted as a result of this offer will have a term of 10 years from the new option grant date, unless terminated earlier if your employment with palmOne terminates. However, for residents of France, options will have a term of 9.5 years from the new option grant date, or earlier if your employment with palmOne terminates and subject to the terms described in Schedule F.

Termination of Employment Before the New Option Grant Date.

If, for any reason, you are not an employee of palmOne or a successor entity from the date on which you elect to exchange your options through the new option grant date, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you quit with or without good reason, or die, or we terminate your employment with or without cause before the new option grant date, you will receive nothing for the options that you tendered and which we cancelled.

If you have been notified of your termination in the recent reduction-in-force, you should refer to your notice of termination to see if your expected date of termination is prior to the new option grant date. You should also check to see if your expected date of termination is prior to the date when any portion of your new option would vest. You may elect to participate if your expected date of termination is after March 30, 2004, but you should take into consideration whether you believe for any reason that you will still be an employee of palmOne on the new option grant date and on the date that the new options first vest. Like any other employee, you undertake the risk that you may not be an employee on both of those dates, may not benefit from this offer and may lose any value in the exchanged options that will be irrevocably cancelled.

Termination of Employment After the New Option Grant Date.

The plan generally provides that if your employment terminates, other than as a result of your total and permanent disability or your death, you may exercise your option within the time specified in your option agreement. If no time is specified, you may exercise your option within 3 months after termination, but only to the extent that you are entitled to exercise it at termination. All new options will be subject to a six month vesting cliff; as a result, if your employment terminates prior to meeting this cliff, no portion of your new options will be exercisable.

The plan generally provides that if your employment terminates because of your total and permanent disability or death, you or your designated beneficiaries, personal representatives of your estate or persons to whom you transferred the option pursuant to your will or in accordance with the laws of descent or distribution may exercise any option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the time frame specified in your option agreement. If no time is specified, your option may be exercised for 12 months following termination.

If you are a tax resident of France, your eligible unexercised options will vest in full upon your death and your heirs will have six months from the date of your death to exercise the eligible unexercised options. See Schedule F for details concerning the terms of the new option grant.

If you are a non-U.S. resident, certain other restrictions may apply. Please refer to Schedules C through R for details regarding your specific country.

Exercise Price.

The administrator generally determines the exercise price at the time the option is granted. The exercise price per share of the new options will be the closing price per share of palmOne common stock reported by the Nasdaq National Market during regular trading hours on the new option grant date. Notwithstanding the general rule in the previous sentence, if you are a resident of France or Italy, your exercise price will be determined as described in Schedule F or J, respectively. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

Each new option granted with respect to an exchanged option that is 75% or more vested on the cancellation date will be initially unvested. These new options will have a vesting period lasting twelve months from the new option grant date with 50% of the shares covered by such option vesting six months after the new option grant date and the remaining shares covered by such option vesting each month in six equal installments for the next six months after that initial vesting date, subject to your continued employment on each relevant vesting date.

Each new option granted with respect to an exchanged option that is less than 75% vested on the cancellation date will be initially unvested. These new options will have a vesting period lasting twenty-four months from the new option grant date with 25% of the shares covered by such option vesting six months after the new option grant date and the remaining shares covered by such option vesting each month in eighteen equal installments for the next eighteen months after that initial vesting date, subject to your continued employment on each relevant vesting date.

For example, if you exchange (1) 1,800 options granted on January 1, 2001 with a four year vesting schedule (which would be more than 75% vested on the cancellation date), (2) 1,800 options granted on January 1, 2002 with a three year vesting schedule (which would be less than 75% vested on the cancellation date) and (3) 1,800 options granted on October 15, 2003 with a three year vesting schedule (which would be less than 75% vested on the cancellation date), and you continue to be an employee on the new option grant date, which for purposes of this example we will assume to be October 1, 2004, and on each relevant vesting date of the new options, you will receive:

(1)	1,200 options (2/3 of the exchanged options under (1) above), which will vest as follows:

•	as to 600 shares on April 1, 2005, and

•	as to 100 shares each month thereafter; and

(2)	1,200 options (2/3 of the exchanged options under (2) above), which will vest as follows:

•	as to 300 shares on April 1, 2005, and

•	as to 50 shares each month thereafter; and

(3)	1,200 options (2/3 of the exchanged options under (3) above), which will vest as follows:

•	as to 300 shares on April 1, 2005, and

•	as to 50 shares each month thereafter;

so that your new options will be completely vested one year from the new option grant date under (1) above and two years from the date of grant under (2) and (3) above.

Notwithstanding the vesting schedule set forth above, if you are a resident of France, your new options may not be exercised until four years after the new option grant date. Additionally, if you are a resident of France and you die while any portion of your new options are unexercised and outstanding, the new options will become immediately vested and exercisable, and your heirs will have six months from the date of your death in which to exercise the new options. Please see Schedule F for details.

If you are a resident of Brazil, The Netherlands or Switzerland, you will not be permitted to retain shares upon exercise of your options. Instead, you must use the cashless sell-all method of exercise whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. Please see Schedules D, L and P for details.

Adjustments Upon Certain Events.

Events Occurring before the New Option Grant Date. If palmOne is acquired between the cancellation date and the new option grant date, then the acquiror must grant the new options under the same terms as provided in this offer. However, the type of stock or other consideration and the number of shares (or amount of other consideration) covered by each new option will be determined in the same way as the consideration received by outstanding option holders at the time of the acquisition. Such new option would generally have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of options you would have received if no acquisition had occurred.

The new options for the purchase of an acquiror’s stock will have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date. If the acquiror’s stock was not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination. If we are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

Regardless of any such acquisition, the new option grant date will be (a) no sooner than the first business day that is at least six months and one day after the cancellation date and (b) no later than the first business day that is at least seven months and one day after the cancellation date. However, as discussed in Schedule F, the new option grant date for employees in France may be different. If we do not extend the offer, the earliest possible new option grant date will remain October 1, 2004. Consequently, you may not be able to exercise your new options until after the effective date of the acquisition. If you participate in the offer and the acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase palmOne common stock before the effective date of the acquisition.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares of common stock. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from an acquisition. The exercise price of new options granted to you after the announcement of an acquisition of palmOne would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not palmOne common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the acquisition and sell their palmOne common stock before the effective date.

Finally, if we are acquired, the acquiror may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. Termination of your employment for this or any other reason before the new option grant date means that you will not receive any new options, and will not receive any other compensation for your exchanged options.

If a change in our capitalization, such as a stock split, reverse stock split, reclassification, combination, stock dividend or other similar event occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares covered by each option, without any material change in the aggregate purchase price.

Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, reclassification, combination, stock dividend or other similar event occurs after the new option grant date, an appropriate adjustment will be made to the number of shares covered by each option, without any material change in the aggregate purchase price.

If we liquidate or dissolve, your outstanding unexercised options will terminate immediately before the consummation of the liquidation or dissolution. The administrator may, however, provide for the acceleration of the exercisability of any option.

The plan provides that if we merge with or into another corporation, or if substantially all of our assets are sold, each option may be assumed by the successor corporation or an equivalent option or right, may be substituted for the option by the successor corporation. If an option is not so assumed or substituted for, the administrator will notify the optionees that the options accelerate and become fully exercisable for a period of 15 days from the date of the notice, and the option will terminate upon the expiration of such period. The plan further provides that if your employment is terminated without cause (as defined in the plan) within 12 months of a change of control (as defined in the plan) of palmOne, then 50% of the then-unvested shares covered by your option will accelerate and become immediately exercisable.

Employees holding French and U.K. tax qualified options may be subject to different provisions should one of these events occur after the new option grant date and optionees should review the terms of any country-specific sub-plan as noted in Schedules F and R with regard to the consequences of such events.

If you exchange options that were granted under any option plan except the 1999 Stock Plan, you should note that your new options will not contain the same features upon a merger, sale of all or substantially all of our assets or a change of control as your exchanged options and will contain no benefits upon a hostile takeover. Your new options will contain only the features described above in this Section. Your exchanged options contain the following features:

•	Handspring, Inc. 2000 Equity Incentive Plan. The Handspring, Inc. 2000 Equity Incentive Plan (the “Handspring 2000 Plan”) provides that if we (1) dissolve or liquidate, (2) merge with or into another corporation where we are not the surviving corporation, (3) merge with or into another corporation where we are the surviving corporation but our stockholders immediately prior to the transaction are not our stockholders immediately after, (4) more than 50% of our outstanding shares are acquired, sold or transferred by a tender offer or similar transaction, or (5) if substantially all of our assets are sold (each referred to as a “corporate transaction”), outstanding options granted under the Handspring 2000 Plan may be assumed, converted or replaced by the successor corporation. Unlike our 1999 Stock Plan, if the successor corporation refuses to take one of these actions, the outstanding options will expire upon the corporate transaction on the terms and conditions set by the Handspring 2000 Plan administrator; the administrator may, but does not have to, provide that the options will accelerate and become exercisable prior to the consummation of the corporate transaction. In addition, and also unlike under our 1999 Stock Plan, if an optionee is terminated without cause within one year following the corporate transaction, then 25% of the shares subject to the option that are unvested as of the date of the termination of employment will accelerate and become fully exercisable.

•	Handspring, Inc. 1999 Executive Equity Incentive Plan and Handspring, Inc. 1998 Equity Incentive Plan. The Handspring, Inc. 1999 Executive Equity Incentive Plan (the “Handspring 1999 Plan”) and the Handspring, Inc. 1998 Equity Incentive Plan (the “Handspring 1998 Plan”) provide that if we (1) dissolve or liquidate, (2) merge with or into another corporation where we are not the surviving corporation, (3) merge with or into another corporation where we are the surviving corporation but our stockholders immediately prior to the transaction are not our stockholders immediately after, or (4) if substantially all of our assets are sold (each referred to as a “corporate transaction”), outstanding options granted under the Handspring 1999 Plan or the Handspring 1998 Plan, as applicable, may be assumed, converted or replaced by the successor corporation. Similar to our 1999 Stock Plan, if the successor corporation refuses to take one of these actions, the outstanding options will accelerate and become exercisable prior to the consummation of the corporate transaction on the terms and conditions set by the Handspring 1999 Plan administrator or the Handspring 1998 Plan administrator, as applicable. Unlike our 1999 Stock Plan, there is no specified period prior to the corporate transaction during which optionees will be able to exercise the accelerated options.

•	ThinairApps, LLC 1999 Incentive Option Plan. Option agreements relating to options granted under the ThinairApps, LLC 1999 Incentive Option Plan (the “ThinairApps 1999 Plan”) may provide that the applicable option accelerates and becomes fully exercisable if (1) all or substantially all of our assets are sold, (2) more than 50% of our common stock is sold or exchanged to persons who were not previously affiliated with us if a majority of our directors after the transaction were not our directors immediately before, (3) it is the first date on which more than 20% of our outstanding stock is held by the public, or (4) we merge with or into another company, reorganize or have a recapitalization or other similar event having the same result of transactions (1) through (3). Unlike our 1999 Stock Plan, such acceleration will not happen unless the acceleration is specified in the relevant option agreement.

•	ThinairApps, LLC 2000 Equity Compensation Plan. The ThinairApps, LLC 2000 Equity Compensation Plan (the “ThinairApps 2000 Plan”) provides that if we have a “reorganization” (consisting of (1) our merger or consolidation with or into another corporation in which our stockholders prior to the transaction cease to own more than 50% of the voting power to elect directors of the company, (2) our dissolution or liquidation, or (3) the sale of all or substantially all of our assets) or a change in control (consisting of (1) a transaction in which any person become the beneficial owner of a majority of the voting power of our then outstanding securities, if our board of directors has not approved the transaction, or (2) any person has commenced a tender offer or exchange offer for a majority of the voting power of our then outstanding securities) in which palmOne is not the surviving entity, then the outstanding options granted under the ThinairApps 2000 Plan will be assumed, converted or replaced by the successor corporation, unless the ThinairApps 2000 Plan administrator determines otherwise. If the successor corporation fails to take one of these actions, all then outstanding options will accelerate and become fully exercisable. In any reorganization or change in control, the ThinairApps 2000 Plan administrator may provide for the automatic acceleration and exercisability of all outstanding options, or may require that the options are surrendered for the amount of cash equal to the difference, if any, between the fair market value of the underlying shares and the exercise price of such shares, or may terminate such options after giving the optionees an opportunity to exercise vested options. In addition, and also unlike under our 1999 Stock Plan, if an optionee is terminated without cause within six months following the reorganization or change in control, then 50% of the shares subject to the option that are unvested as of the date of the termination of employment will accelerate and become fully exercisable.

•	Anyday.com, Inc. Incentive Stock Incentive Plan. Anyday.com, Inc. Incentive Stock Incentive Plan (the “Anyday Plan”) provides that upon (1) our merger or consolidation with or into another corporation in which our stockholders prior to the transaction cease to own more than 50% of the voting power of the company, (2) the sale of all or substantially all of our assets, or (3) a transaction in which any person become the beneficial owner of 50% or more of the voting power to elect directors of the company, then all outstanding options will accelerate and become fully vested, regardless of whether such options are assumed or substituted for by the successor corporation (unlike our 1999 Stock Plan). In addition, and also unlike our 1999 Stock Plan, options granted to officers under the Anyday Plan may provide that upon a hostile takeover of palmOne they will be cancelled in exchange for a cash distribution from palmOne which is equal to the difference between the fair market value of the shares subject to the option on the date they are surrendered in connection with the hostile takeover (or, for a nonstatutory stock option, the highest reported price paid for a share of our common stock by the takeover company, if higher) and the exercise price of the option.

No Further Adjustment with Respect to the Spin-Off of Our PalmSource, Inc. Subsidiary or 1-for-20 Reverse Stock Split. The adjustments, if any, to your options in connection with the Company’s distribution of the shares of PalmSource common stock that it owned, effected on October 28, 2003, and the Company’s 1-for-20 reverse stock split, effected on October 15, 2002, have already been reflected in your options. You should have received notices of these adjustments and a reference to E*TRADE’s OptionsLink showing your resulting number of options and applicable exercise prices with respect to each option from palmOne Stock Administration on or about November 3, 2003. The adjusted exercise price of each option (as of the commencement of the offer period) will determine whether the option is eligible for exchange. The adjusted number of eligible options with respect to each eligible option grant (as of the expiration of the offer period) will determine the number of options exchanged if you elect to exchange that option grant. These prices and amounts are set forth on your election form.

Transferability of Options.

New options may not be transferred, other than by will or the laws of descent or distribution, unless the administrator determines otherwise.

Registration of Shares Underlying Options.

All of the shares of palmOne common stock issuable upon exercise of new options are registered under the Securities Act of 1933, as amended (the Securities Act), on registration statements on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Tax Consequences In Other Countries.

You should refer to Schedules C through R of this offer to exchange for a discussion of the tax consequences in your country of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting this offer. If you are a resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Tax Consequences For Tax Residents of Multiple Jurisdictions.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

10.	Information concerning palmOne.

Our principal executive offices are located at 400 N. McCarthy Blvd., Milpitas, California 95035, U.S.A., and our telephone number is (408) 503-7000. Questions regarding this offer should be directed to palmOne Stock Administration at the telephone number or email address included in the March 1, 2004 email letter from palmOne Stock Administration introducing the offer.

palmOne is the leading global provider of handheld computing and communications devices. We design, market and sell handheld products in two major categories: handheld computers and smartphones (integrated handheld wireless devices). These products include various combinations of hardware, software, service and accessories. palmOne currently offers the Zire, Tungsten and Treo family of handheld and communication devices as well as the m130 and m515 handhelds, each of which runs on the Palm OS. Since palmOne introduced its first handheld computer in 1996, it has been the leading handheld device provider in the world, having shipped approximately 24.4 million devices worldwide as of November 30, 2003. Substantially all of palmOne’s revenues to date have been generated from sales of its handheld devices and related add-ons and accessories. palmOne was originally incorporated in Delaware as Palm, Inc. in December 1999. In October 2003, in conjunction with the spin-off of PalmSource, Inc. and the subsequent acquisition of Handspring, Inc., Palm, Inc. changed its name to palmOne, Inc.

Please refer to Section 18 “Financial Statements” for information regarding the palmOne financial statements that are attached to this Offer to Exchange.

We had a book value per share of $10.18 at January 23, 2004.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Six Months Ended
	May 31, 2002	May 31, 2003	November 30, 2003
Ratio of earnings to fixed charges	(5.39)	(21.42)	(1.53)

For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of our loss before income taxes plus fixed charges. Fixed charges include interest on indebtedness, amortization of borrowing expenses and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. The deficiency of earnings to cover fixed charges for the years ended May 31, 2002 and 2003 and for the six months ended November 30, 2003 was $93,490,000, $203,622,000 and $15,968,000, respectively.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of the members of our board of directors and executive officers is attached to this offer to exchange as Schedule A. Members of our board of directors and executive officers may not participate in this offer. As of March 1, 2004, our executive officers and directors (17 persons) as a group beneficially owned options outstanding under the 1999 Stock Plan to purchase a total of 1,282,033 of our shares, which represented approximately 20.25% of the shares covered by all options outstanding under the 1999 Stock Plan as of that date. As of March 1, 2004, our executive officers and directors as a group beneficially owned options outstanding under the 1999 Stock Option Plan for Non-Employee Directors to purchase a total of 20,427 of our shares, which represented approximately 100% of the shares covered by all options outstanding under the 1999 Stock Option Plan for Non-Employee Directors as of that date. As of the same date, our executive officers and directors as a group beneficially owned options outstanding under the 2001 Stock Option Plan for Non-Employee Directors to purchase a total of 276,737 of our shares, which represented approximately 100% of the shares covered by all options outstanding under the 2001 Stock Option Plan for Non-Employee Directors as of that date. As of the same date, our executive officers and directors as a group beneficially owned options outstanding under the Handspring Inc. 2000 Equity Incentive Plan to purchase a total of 52,424 of our shares, which represented approximately 6.83% of the shares covered by all options outstanding under the Handspring Inc. 2000 Equity Incentive Plan as of that date. As of the same date, our executive officers and directors as a group beneficially owned options outstanding under the Handspring Inc. 1999 Executive Equity Incentive Plan to purchase a total of 30,375 of our shares, which represented approximately 23.89% of the shares covered by all options outstanding under the Handspring Inc. 1999 Executive Equity Incentive Plan as of that date. As of the same date, our executive officers and directors as a group beneficially owned options outstanding under the Handspring Inc. 1998 Equity Incentive Plan to purchase a total of 369,101 of our shares, which represented approximately 71.66% of the shares covered by all options outstanding under the Handspring Inc. 1998 Equity Incentive Plan as of that date. Of the options owned by the members of our board of directors and executive officers, none are eligible to be tendered in the offer.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under all of our option plans outstanding as of March 1, 2004. The percentages in the table below are based on the total number of outstanding options to purchase shares of our common stock under all of our option plans, which was 8,178,582 as of March 1, 2004. Executive officers and members of our board of directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under our Stock Option Plans	Percentage of Total Outstanding Options Under our Stock Plans
Eric A. Benhamou	Chairman of the Board of Directors	203,940	2.49%
R. Todd Bradley	Director and President and Chief Executive officer	433,688	5.30%
Gordon A. Campbell	Director	49,388	0.60%
Gareth C. C. Chang	Director	38,707	0.47%
Jean-Jacques Damlamian	Director	40,141	0.49%
L. John Doerr	Director	30,024	0.37%
Donna L. Dubinsky	Director	30,000	0.37%
Bruce W. Dunlevie	Director	30,000	0.37%
Michael Homer	Director	44,799	0.55%
Susan G. Swenson	Director	49,388	0.60%
Judy Bruner	Senior Vice President and Chief Financial Officer	201,740	2.47%
Edward T. Colligan	Senior Vice President, General Manger, Wireless Business Unit	405,101	4.85%
Mary E. Doyle	Senior Vice President, General Counsel and Secretary	100,357	1.23%
Jeffrey C. Hawkins	Chief Technology Officer	0	0%
Angel Mendez	Senior Vice President, Global Operations	135,305	1.65%
Patricia A. Tomlinson	Senior Vice President and Chief Human Resources Officer	89,775	1.10%
Ken Wirt	Senior Vice President, General Manger, Handheld Business Unit	148,744	1.82%

*	Less than 1%

Except as described below, neither we, nor, to the best of our knowledge, any of the members of our board of directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under the 1999 Stock Plan or in transactions involving our common stock during the past 60 days before and including March 1, 2004:

Donna Dubinsky has been selling 3,000 shares of our common stock per week, pursuant to a 10b5-1 plan. Ms. Dubinsky also gifted an aggregate of 30,000 shares of our common stock to two charitable institutions on January 8, 2003. Ms. Dubinsky is the indirect beneficial owner of those shares held by Donna Dubinsky as Trustee for The Amended and Restated Dubinsky Trust Agreement, dated May 23, 1995.

Jeffrey Hawkins was selling 3,000 shares of our common stock per week through January 26, 2004, pursuant to a 10b5-1 plan dated as of February 14, 2003. Beginning on January 22, 2004, Mr. Hawkins started selling 3,460 shares our common stock per week pursuant to that plan. Mr. Hawkins is the indirect beneficial owner of those shares held by the Strauss-Hawkins Trust.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and, to the extent such exchanged options were granted under the 1999 Stock Plan, the shares covered by such exchanged options will be returned to the pool of shares available for grants of new awards under the 1999 Stock Plan. To the extent shares returning to the 1999 Stock Plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

If we were to grant the new options under a traditional stock option repricing, in which an employee’s current options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, which we have not already obtained. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Option holders who exchange unexercised options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

The new options granted in exchange for your exchanged options will be non-qualified stock options for purposes of U.S. federal tax laws.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Incentive Stock Options.

All new options granted under this offer will be non-qualified stock options; this summary regarding incentive stock options is being provided for your reference and comparison.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares covered by the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	at least two years after the date the incentive stock option was granted, and

•	at least one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, palmOne will not be entitled to a tax deduction with respect to the exercise of an incentive stock option. If an option holder engages in a disqualifying disposition, palmOne generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the U.S. option holder.

Non-qualified Stock Options.

All exchanged options will be replaced with options that are non-qualified stock options for purposes of the Internal Revenue Code, regardless of whether the exchanged options are incentive stock options or non-qualified stock options.

Under current law, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares covered by the option on the date of exercise will be compensation income taxable to the option holder.

palmOne generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the U.S. option holder if we comply with eligible reporting requirements.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.	Extension of offer; termination; amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will send an email or other written notice to all eligible employees no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date. We will file a copy of such notice with the SEC.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. We will send an email or other written notice to all eligible employees disclosing any material change no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date. We will file a copy of such notice with the SEC.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 business days from the date of notice of such modification.

If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials that we have filed with the SEC before making a decision on whether to elect to exchange your options. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at palmOne, Inc., 400 N. McCarthy Blvd., Building 4, 1st Floor, Cube 070, Milpitas, California 95035, U.S.A., Attention: palmOne Stock Administration, or by contacting us at the telephone number or email address included in the March 1, 2004 email letter from palmOne Stock Administration introducing the offer.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

Attached as Schedule B to this offer are our financial statements for our fiscal year ended May 31, 2003 that reflect the classification of the operations of palmOne’s operating platform and licensing business as discontinued operations, as required under accounting principles generally accepted in the United States, as a result of the distribution of shares of PalmSource, Inc. which was approved by the stockholders on October 28, 2003. While these reclassifications result in changes to certain previously reported amounts, the total and per share net loss amounts have not changed from the amounts previously reported in the Company’s annual report on Form 10-K/A filed on September 26, 2003. In addition, the financial statements from our quarterly report on Form 10-Q for our fiscal quarter ended November 28, 2003 are also attached. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

palmOne, Inc.

March 1, 2004

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF PALMONE, INC.

The directors and executive officers (which term shall mean any persons who are required to file Forms 3, 4, or 5 with respect to palmOne securities under the Securities Exchange Act of 1934, as amended) of palmOne, Inc. are set forth in the following table:

Name	Position and Offices Held
Eric A. Benhamou	Chairman of the Board of Directors
R. Todd Bradley	Director and President and Chief Executive Officer
Gordon A. Campbell	Director
Gareth C. C. Chang	Director
Jean-Jacques Damlamian	Director
L. John Doerr	Director
Donna L. Dubinsky	Director
Bruce W. Dunlevie	Director
Michael Homer	Director
Susan G. Swenson	Director
Judy Bruner	Senior Vice President and Chief Financial Officer
Edward T. Colligan	Senior Vice President, General Manager, Wireless Business Unit
Mary E. Doyle	Senior Vice President, General Counsel and Secretary
Jeffrey C. Hawkins	Chief Technology Officer
Angel Mendez	Senior Vice President, Global Operations and Accessory Solutions
Patricia A. Tomlinson	Senior Vice President and Chief Human Resources Officer
Ken Wirt	Senior Vice President, General Manager, Handheld Business Unit

The address of each executive officer and director is: c/o palmOne, Inc., 400 N. McCarthy Blvd., Milpitas, California 95035, U.S.A.

None of the directors or executive officers listed on this Schedule A are eligible to participate in this offer.

SCHEDULE B

FINANCIAL STATEMENTS OF PALMONE, INC.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

palmOne, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2003	2002	2003	2002
Revenues	$271,215	$257,902	$439,823	$422,627
Costs and operating expenses:
Cost of revenues (**)	197,739	187,632	318,963	314,638
Sales and marketing	43,709	40,805	78,287	81,329
Research and development	14,948	16,518	31,776	35,476
General and administrative	9,355	8,631	18,049	17,579
Amortization of intangible assets and stock-based compensation (*)	1,938	992	2,059	2,499
Restructuring charges	918	(2,023)	3,588	(2,604)

Total costs and operating expenses	268,607	252,555	452,722	448,917
Operating income (loss)	2,608	5,347	(12,899)	(26,290)
Interest and other income (expense), net	1,608	4,775	1,451	4,983

Income (loss) before income taxes	4,216	10,122	(11,448)	(21,307)
Income tax provision	1,584	601	2,782	220,445

Income (loss) from continuing operations	2,632	9,521	(14,230)	(241,752)
Loss from discontinued operations (net of taxes of $4, $623, $252 and $905, respectively)	(6,750)	(6,001)	(11,634)	(13,473)

Net income (loss)	$(4,118)	$3,520	$(25,864)	$(255,225)

Net income (loss) per share:
Basic:
Continuing operations	$0.07	$0.33	$(0.43)	$(8.33)
Discontinued operations	(0.18)	(0.21)	(0.35)	(0.47)

	$(0.11)	$0.12	$(0.78)	$(8.80)

Diluted:
Continuing operations	$0.07	$0.33	$(0.43)	$(8.33)
Discontinued operations	(0.18)	(0.21)	(0.35)	(0.47)

	$(0.11)	$0.12	$(0.78)	$(8.80)

Shares used in computing per share amounts:
Basic	36,696	29,046	33,022	29,007

Diluted	38,743	29,086	33,022	29,007

(*) Amortization of intangible assets and stock-based compensation:

Cost of revenues	$84	$389	$88	$775
Sales and marketing	1,599	190	1,657	393
Research and development	37	286	64	1,062
General and administrative	218	127	250	269

Total amortization of intangible assets and stock-based compensation	$1,938	$992	$2,059	$2,499

(**) Cost of revenues excludes the applicable portion of amortization of intangible assets and stock-based compensation.

See notes to condensed consolidated financial statements.

palmOne, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value amounts)

	November 30, 2003	May 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$218,195	$204,967
Accounts receivable, net of allowance for doubtful accounts of $8,473 and $4,635, respectively	152,987	96,784
Inventories	36,336	22,748
Investment for committed tenant improvements	7,297	—
Prepaids and other	10,318	9,039
Net assets of discontinued operations	—	39,702

Total current assets	425,133	373,240
Restricted investments	1,816	948
Land not in use	60,000	60,000
Property and equipment, net	27,190	31,204
Goodwill	255,327	13,815
Intangible assets, net	18,004	—
Deferred income taxes	34,800	34,800
Other assets	1,420	1,720

Total assets	$823,690	$515,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$131,010	$89,371
Accrued restructuring	36,285	34,886
Provision for committed tenant improvements	7,297	—
Other accrued liabilities	134,049	100,519

Total current liabilities	308,641	224,776
Non-current liabilities:
Long-term convertible debt	35,000	35,000
Other non-current liabilities	1,900	165
Stockholders’ equity:
Preferred stock, $.001 par value, 125,000 shares authorized; outstanding: none	—	—
Common stock, $.001 par value, 2,000,000 shares authorized; outstanding: 46,115 shares and 29,230 shares, respectively	46	29
Additional paid-in capital	1,374,782	1,123,819
Unamortized deferred stock-based compensation	(3,430)	(508)
Accumulated deficit	(894,653)	(868,789)
Accumulated other comprehensive income	1,404	1,235

Total stockholders’ equity	478,149	255,786

Total liabilities and stockholders’ equity	$823,690	$515,727

See notes to condensed consolidated financial statements.

palmOne, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended November 30,
	2003	2002
Cash flows from operating activities:
Loss from continuing operations	$(14,230)	$(241,752)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation	10,843	11,634
Amortization	2,578	3,139
Deferred income taxes	—	219,625
Changes in assets and liabilities, net of effect of business combination:
Accounts receivable	(46,214)	(84,600)
Inventories	(9,538)	16,476
Prepaids and other	1,438	1,211
Accounts payable	18,865	29,479
Accrued restructuring	(4,756)	291
Other accrued liabilities	887	16,067

Net cash used in operating activities	(40,127)	(28,430)

Cash flows from investing activities:
Purchase of property and equipment	(3,459)	(5,446)
Purchase of equity investments	—	(1,000)
Spin-off of PalmSource, additional cash distribution	(6,000)	—
Acquisition of Handspring, net cash acquired	16,114	—
Purchase of restricted investments	(2,764)	—
Sale of restricted investments	1,896	—
Purchase of short-term investments	—	(9,841)
Maturities of short-term investments	—	5,223

Net cash provided by (used in) investing activities	5,787	(11,064)

Cash flows from financing activities:
Proceeds from issuance of common stock:
Through private placements	37,015	—
Under employee stock plans, net	10,553	1,117

Net cash provided by financing activities	47,568	1,117

Change in cash and cash equivalents	13,228	(38,377)
Cash and cash equivalents, beginning of period	204,967	247,859

Cash and cash equivalents, end of period	$218,195	$209,482

See notes to condensed consolidated financial statements.

palmOne, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by palmOne, Inc. (formerly Palm, Inc.) (“palmOne,” the “Company,” “us,” “we” or “our”), without audit, pursuant to the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments necessary for a fair presentation of palmOne’s financial position as of November 30, 2003 and results of operations for the three and six months ended November 30, 2003 and 2002 and cash flows for the six months ended November 30, 2003 and 2002. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in palmOne’s Annual Report on Form 10-K/A for the fiscal year ended May 31, 2003. The results of operations for the six months ended November 30, 2003 are not necessarily indicative of the operating results for the full fiscal year or any future period.

On October 28, 2003, the Company’s stockholders formally approved a plan to spin-off the Company’s Palm operating system (“OS”) platform and licensing business through the distribution of all of the shares it owned of its majority-owned subsidiary, PalmSource, Inc. (“PalmSource”), and acquire Handspring, Inc. (“Handspring”). Immediately following the transaction, Palm, Inc. changed its name to palmOne, Inc. (“palmOne”) and we refer to the Company as palmOne throughout the financial statements. The Company completed the spin-off by issuing approximately 0.3098 of a share of PalmSource common stock for each share of Palm common stock outstanding as of October 28, 2003. The distribution of the shares of PalmSource common stock was intended to be tax-free to palmOne and to the Company’s stockholders. As a result of the distribution, the Company’s historical condensed consolidated financial statements have been restated to account for PalmSource as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Unless otherwise indicated, the Notes to Condensed Consolidated Financial Statements relate to the discussion of the Company’s continuing operations (See Note 4 to condensed consolidated financial statements). Immediately following the PalmSource distribution, palmOne acquired Handspring through a merger transaction between Handspring and a wholly-owned subsidiary of palmOne. In the Handspring acquisition, the stockholders of Handspring received 0.09 of a share of palmOne common stock for each share of Handspring common stock held (an aggregate of approximately 13.6 million shares of palmOne common stock). Commencing with the date of acquisition, October 29, 2003, the Handspring assets acquired and liabilities assumed, as well as the results of Handspring’s operations are included in the condensed consolidated financial statements. (See Note 9 to condensed consolidated financial statements).

Prior to the spin-off of PalmSource and the acquisition of Handspring, the Company’s business comprised two reporting segments; the Solutions Group business and the PalmSource business. As a result of the PalmSource spin-off, the PalmSource reporting segment was eliminated as of the quarter ended November 30, 2003. The continuing business of palmOne operates in one reportable segment which develops, designs and markets handheld computing and communication devices and related accessories, services and software.

On October 15, 2002, palmOne effected a one-for-twenty reverse stock split. All share and per share information herein reflect this reverse stock split. Certain prior year balances have been reclassified to conform to the current year presentation. These reclassifications had no impact on net earnings or total shares outstanding.

palmOne was legally separated from 3Com Corporation (“3Com”) on February 26, 2000 (“the Separation Date”) and completed its initial public offering on March 2, 2000. The distribution of palmOne common stock from 3Com to its stockholders was completed on July 27, 2000.

palmOne’s 52-53 week fiscal year ends on the Friday nearest to May 31, with each fiscal quarter ending on the Friday generally nearest to August 31, November 30 and February 28. Both fiscal years 2004 and 2003 contain 52 weeks. For presentation purposes, the periods are shown as ending on August 31, November 30, February 28 and May 31, as applicable.

2.	Stock-Based Compensation

palmOne has employee stock plans, which are described more fully in the notes to consolidated financial statements included in palmOne’s Annual Report on Form 10-K/A for the fiscal year ended May 31, 2003. palmOne accounts for its employee stock plans under the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation (“FIN”) No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25), and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and related guidance.

Pursuant to APB No. 25, palmOne generally recognizes no compensation expense with respect to shares issued under its employee stock purchase plan and options granted to employees and directors under its stock option plans, collectively called “options.” Concurrently, the Company’s stock option plan also allows for the issuance of restricted stock awards, under which shares of common stock are issued at par value to key employees, subject to restrictions, and for which compensation expense equal to the fair market value on the date of the grant is recognized over the vesting period.

Pursuant to FIN No. 44, options assumed in a business combination accounted for as a purchase are valued at the date of acquisition at their fair value calculated using the Black-Scholes option valuation model. The fair value of the assumed options is included as part of the purchase price. The intrinsic value attributable to the unvested options is recorded as unearned stock-based compensation and amortized over the remaining vesting period of the related options.

The following table illustrates the effect on net income (loss) and net income (loss) per share if palmOne had elected to recognize stock-based compensation expense based on the fair value of the options granted at the date of grant as prescribed by SFAS No. 123. As a result of the PalmSource distribution, to preserve the intrinsic value of palmOne’s employee stock options, the exercise prices and the number of shares underlying the options were adjusted in accordance with the methodology set forth in FIN No. 44. For the purposes of this pro forma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting periods, using the multiple option approach.

	Three Months Ended November 30,		Six Months Ended November 30,
(In thousands, except per share amounts)	2003	2002	2003	2002
Net income (loss), as reported	$(4,118)	$3,520	$(25,864)	$(255,225)
Add: Stock-based compensation expense included in net loss, as reported, net of related tax effects (1)	1,406	1,141	2,118	2,321
Less: Stock-based compensation expense determined under fair value method for all awards, net of related tax effects (1)	(6,984)	(13,192)	(13,829)	(27,041)

Pro forma net loss	$(9,696)	$(8,531)	$(37,575)	$(279,945)

Net income (loss), as reported - basic and diluted	$(0.11)	$0.12	$(0.78)	$(8.80)

Pro forma net income (loss) per share - basic	$(0.26)	$(0.29)	$(1.14)	$(9.65)

Pro forma net income (loss) per share - diluted	$(0.25)	$(0.29)	$(1.14)	$(9.65)

(1)	Amounts include compensation related to options held by PalmSource employees through the distribution date.

SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because options held by palmOne employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options.

The fair value of each option grant during the three and six months ended November 30, 2003 and 2002 was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

	Three Months Ended November 30,		Six Months Ended November 30,
	2003	2002	2003	2002
Assumptions applicable to stock options:
Risk-free interest rate	1.8%	2.4%	1.8%	2.4%
Volatility	100%	100%	100%	100%
Options term (in years)	1.87	3.02	2.46	3.04
Dividend yield	0.0%	0.0%	0.0%	0.0%
Assumptions applicable to employee stock purchase plan:
Risk-free interest rate	2.1%	2.6%	2.1%	2.6%
Volatility	100%	99%	100%	99%
Options term (in years)	1.99	2.00	1.99	2.00
Dividend yield	0.0%	0.0%	0.0%	0.0%

The weighted average estimated fair value of stock options granted during the three months ended November 30, 2003 and 2002 was $7.04 per share and $5.96 per share, respectively, and the six months ended November 30, 2003 and 2002 was $6.92 per share and $6.15 per share, respectively. The weighted average estimated fair value of shares issued under the employee stock purchase plan during the three months ended November 30, 2003 and 2002 was $8.06 per share and $13.14 per share, respectively, and the six months ended November 30, 2003 and 2002 was $8.06 per share and $13.14 per share, respectively.

In connection with the PalmSource distribution, to preserve the intrinsic value of palmOne’s employee stock options, the number of shares subject to stock options outstanding as of October 28, 2003 and their related exercise prices were adjusted in accordance with the methodology set forth in FIN No. 44. As a result, on October 28, 2003, outstanding options to purchase approximately 5.0 million shares of Palm common stock were converted into options to purchase approximately 7.1 million shares of palmOne common stock. This includes options for approximately 0.4 million shares of palmOne common stock held by PalmSource employees. Options held by PalmSource employees ceased vesting on October 28, 2003 and any unexercised options held by PalmSource employees will be cancelled on January 28, 2004.

3.	Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. palmOne adopted FIN 46 as of September 1, 2003, and the adoption of this interpretation did not have a significant impact on the Company’s historical financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly and clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component. SFAS No. 149 also amends the definition of an underlying to conform it to language used in FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect

Guarantees of Indebtedness of Others. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions. palmOne adopted SFAS No. 149 as of June 1, 2003, and the adoption of this statement did not have an impact on the Company’s historical financial position or results of operations.

In May 2003 the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that falls within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which for palmOne is the quarter ended November 30, 2003. palmOne adopted SFAS No. 150 as of June 1, 2003, and the adoption of this statement did not have an impact on the Company’s historical financial position or results of operations.

4.	Discontinued Operations

On October 28, 2003, the Company’s stockholders formally approved a plan that included the PalmSource distribution and the Handspring acquisition. Accordingly, the historical condensed consolidated financial statements of palmOne have been restated to account for PalmSource as discontinued operations for all periods presented in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The discontinued operations data reflects the historical assets and liabilities, results of operations and cash flows of PalmSource, the Palm OS platform and licensing business segment of palmOne, as of and during each respective period presented. No gain or loss was recorded as a result of this transaction.

Loss from discontinued operations included PalmSource net revenues of $2.3 million, $7.0 million, $11.1 million and $14.5 million for the three months ended November 30, 2003 and 2002 and the six months ended November 30, 2003 and 2002, respectively. Also included in loss from discontinued operations are allocated corporate expenses and historical consolidated separation costs that cease after the PalmSource distribution of $3.3 million, $2.4 million, $5.2 million and $3.8 million for the three months ended November 30, 2003 and 2002, and the six months ended November 30, 2003 and 2002, respectively.

Upon the PalmSource distribution, palmOne contributed an additional $6.0 million of cash, forgave a $20.0 million intercompany note receivable and assigned $15.0 million of its convertible note to PalmSource. The net assets of PalmSource disposed of as of October 28, 2003 and reported as discontinued operations as of May 31, 2003 were (in thousands):

	October 28, 2003	May 31, 2003
Cash and cash equivalents	$33,834	$37,465
Other current assets	—	20
Property and equipment, net	2,907	3,418
Goodwill	54,970	54,970
Intangible assets, net	267	976
Other assets	2,750	3,752
Current liabilities	(18,399)	(12,570)
Deferred revenue and other liabilities	(12,290)	(13,329)
Long-term convertible debt	(15,000)	(15,000)
Redeemable convertible preferred stock	(20,000)	(20,000)

Net assets of discontinued operations	$29,039	$39,702

5.	Net Income (Loss) Per Share

Basic net income (loss) per share is calculated based on the weighted average shares of common stock outstanding during the period, excluding shares of restricted stock subject to repurchase. Diluted loss from continuing operations for the six months ended November 30, 2003 and 2002; loss from discontinued operations for the six months ended November 30, 2003 and 2002; and diluted net loss per share for the six months ended November 30, 2003 and 2002 are calculated based on the weighted average shares of common stock outstanding excluding shares of restricted stock subject to repurchase because the effect of shares of restricted stock subject to repurchase and stock options and warrants outstanding, calculated using the treasury stock method, would have been anti-dilutive. For the six months ended November 30, 2003 and 2002, approximately 1,133,000 and 22,000 common equivalent shares, respectively, were excluded from the computations of diluted loss from continuing operations, diluted loss from discontinued operations and diluted net loss per share. Diluted income from continuing operations, diluted loss from discontinued operations and net income (loss) per share for the three months ended November 30, 2003 and 2002 are calculated based on the weighted average shares of common stock outstanding during the period, plus the dilutive effect of shares of restricted stock subject to repurchase, stock options and warrants outstanding, calculated using the treasury stock method.

6.	Comprehensive Income (Loss)

The components of comprehensive income (loss) are (in thousands):

	Three Months Ended November 30,		Six Months Ended November 30,
	2003	2002	2003	2002
Net income (loss)	$(4,118)	$3,520	$(25,864)	$(255,225)
Other comprehensive income (loss):
Unrealized loss on investments	(38)	(4)	(35)	(586)
Accumulated translation adjustments	559	—	204	155

Total comprehensive income (loss)	$(3,597)	$3,516	$(25,695)	$(255,656)

7.	Cash and Available for Sale and Restricted Investments

The Company’s cash and available for sale and restricted investments consist of (in thousands):

	November 30, 2003			May 31, 2003
	Adjusted Cost	Unrealized Loss	Carrying Value	Adjusted Cost	Unrealized Loss	Carrying Value
Cash	$47,883	$—	$47,883	$30,394	$—	$30,394
Cash equivalents:
Money market funds	102,137	—	102,137	37,673	—	37,673
State and local government obligations	14,000	—	14,000	93,900	—	93,900
Corporate notes/bonds	42,175	—	42,175	33,000	—	33,000
Foreign corporate notes/bonds	12,000	—	12,000	10,000	—	10,000

	170,312	—	170,312	174,573	—	174,573

Total cash and cash equivalents	$218,195	$—	$218,195	$204,967	$—	$204,967

Equity investments in publicly traded companies	$253	$(29)	$224	$253	$—	$253

Investment for committed tenant improvements, money market funds	$7,297	$—	$7,297	$—	$—	$—

Restricted investments:
U.S. government agency obligations	$1,041	$—	$1,041	$173	$—	$173
Certificates of deposit	775	—	775	775	—	775

	$1,816	$—	$1,816	$948	$—	$948

8.	Inventories

Inventories consist of (in thousands):

	November 30, 2003	May 31, 2003
Finished goods	$28,035	$16,835
Work-in-process and raw materials	8,301	5,913

	$36,336	$22,748

9.	Business Combinations

On October 29, 2003, palmOne effected the acquisition of Handspring, a leading provider of smartphones and communicators, exchanging 0.09 of a share of palmOne common stock for each outstanding share of Handspring common stock and assuming outstanding options and warrants to purchase Handspring common stock based on this same exchange ratio. The goal of the Handspring acquisition was to enhance palmOne’s competitive position in the wireless handheld market and strengthen relationships with strategic carriers, allowing the Company to broaden its product offering and achieve certain cost synergies. palmOne derived the exchange ratio for the acquisition based on an arm’s length negotiation. The Handspring acquisition resulted in the issuance of approximately 13.6 million shares of palmOne common stock. The purchase price of $249.9 million is comprised of (a) approximately $209.2 million representing the fair value of palmOne common stock issued to former Handspring stockholders, (b) $28.0 million representing the estimated fair value of Handspring options and warrants assumed using the Black-Scholes option valuation methodology, (c) $6.5 million of direct transaction costs and (d) $6.2 million of other liabilities directly related to the acquisition. The fair value of the palmOne common stock issued was determined using a per share price based upon the closing prices of palmOne common stock within a range of trading days beginning with the first trading day subsequent to the

PalmSource distribution (October 29, 2003 – November 4, 2003), or $15.4060 per share. The fair value of the vested options assumed were valued using the Black-Scholes option valuation model with weighted average assumptions of: a risk free interest rate of 1.30%, volatility of 100%, a term of 1.00 years and a dividend yield of 0%. The fair value of the unvested options assumed were valued using the Black-Scholes option valuation model with weighted average assumptions of: a risk free interest rate of 2.36%, volatility of 100%, a term of 3.00 years and a dividend yield of 0%. The fair value of the warrants assumed were valued using the Black-Scholes option valuation model with weighted average assumptions of: a risk free interest rate of 3.24%, volatility of 100%, a term of 4.25 years and a dividend yield of 0%.

The $6.2 million of other liabilities directly related to the Handspring acquisition includes $1.8 million related to workforce reductions primarily in the United States, of approximately 50 Handspring employees, $3.7 million related to Handspring facilities not intended for use for palmOne operations and therefore considered excess, and $0.7 million related to other miscellaneous charges incurred as a result of the acquisition which will not benefit palmOne in the future. As of November 30, 2003, approximately 30 former Handspring employees had been terminated in connection with this workforce reduction.

Accrued liabilities recognized in connection with the Handspring acquisition consist of (in thousands):

	Initial Liability recognized at October 29, 2003	Cash payments	Balance at November 30, 2003
Workforce reduction costs	$1,805	$(1,156)	$649
Excess facilities costs	3,689	(204)	3,485
Other	660	—	660

	$6,154	$(1,360)	$4,794

The Handspring acquisition was accounted for as a purchase pursuant to SFAS No. 141, Business Combinations. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill related to the acquisition is not amortized and will be tested at least annually for impairment. The goodwill for the Handspring acquisition is not deductible for tax purposes. The condensed consolidated financial statements of palmOne include the operating results of the acquired Handspring business from the date of acquisition.

The purchase price of this business combination was allocated to tangible assets net of assumed liabilities and to identifiable intangible assets based on the valuation, generally using a discounted cash flow approach, of contracts and customer relationships, customer backlog, product technology, trademarks and non-compete covenants as follows (in thousands):

	Amortization period	Amount
Net tangible assets:
Current assets		$40,591
Property and equipment		3,370
Other assets		15,403

Total assets acquired		59,364
Total liabilities assumed		(72,870)

Net tangible liabilities assumed		(13,506)
Deferred stock-based compensation		2,233
Goodwill		241,512
Intangible assets:
Contracts and customer relationships	24 months	11,900
Customer backlog	4 months	4,200
Product technology	24 months	1,800
Trademarks	24 months	1,400
Non-compete covenants	24 months	400

Total purchase price		$249,939

The following unaudited pro forma financial information presents the combined results of operations of palmOne and Handspring as if the Handspring acquisition had occurred as of the beginning of the periods presented. Due to different historical fiscal period ends for palmOne and Handspring, the results for the three months ended November 30, 2002 and the six months ended November 30, 2002 combine the historical results of palmOne for the three months ended November 30, 2002 and the six months ended November 30, 2002 and the historical results of Handspring for the three months ended December 31, 2002 and the six months ended December 31, 2002, respectively. The amounts for the periods ended in fiscal year 2003 are derived from the same periods for both palmOne and Handspring.

This unaudited pro forma financial information includes an adjustment of $1.5 million, $3.2 million, $6.8 million and $8.6 million for the three months ended November 30, 2003 and 2002 and the six months ended November 30, 2003 and 2002, respectively, to the combined results of operations, reflecting amortization of purchased intangible assets and deferred stock based-compensation, that would have been recorded if the acquisition had occurred at the beginning of the periods presented. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of palmOne that would have been reported had the acquisition been completed as of the beginning of the periods presented, and should not be taken as representative of the future consolidated results of operations or financial condition of palmOne. Pro forma results for the three and six-month periods ended November 30, 2003 and 2002 were (in thousands):

	Three Months Ended November 30,		Six Months Ended November 30,
	2003	2002	2003	2002
Pro forma revenues	$294,640	$235,511	$475,903	$454,374
Pro forma net loss	$(13,329)	$(11,978)	$(57,603)	$(291,373)
Pro forma net loss per share, basic and diluted	$(0.27)	$(0.28)	$(1.24)	$(6.84)
Shares used in computing per share amounts, basic and diluted	49,973	42,623	46,599	42,584

10.	Goodwill

Changes in the carrying amount of goodwill are (in thousands):

Total
Balances, May 31, 2002	$68,785
Discontinued operations	(54,970)

Balances, May 31, 2003	13,815
Acquisition of Handspring	241,512

Balances, November 30, 2003	$255,327

11.	Intangible Assets

Intangible assets consist of (in thousands):

	Amortization Period	November 30, 2003
		Gross Carrying Amount	Accumulated Amortization	Net
Contracts and customer relationships	24 months	$11,900	$(496)	$11,404
Customer backlog	4 months	4,200	(1,050)	3,150
Product technology	24 months	1,800	(75)	1,725
Trademarks	24 months	1,400	(58)	1,342
Non-compete covenants	24 months	400	(17)	383

		$19,700	$(1,696)	$18,004

Amortization expense related to intangible assets was $1.7 million, $0.3 million, $1.7 million and $1.1 million for the three months ended November 30, 2003 and 2002 and the six months ended November 30, 2003 and 2002, respectively. Estimated future amortization expense for the remaining six months of fiscal year 2004, for fiscal year 2005 and for fiscal year 2006 is $7.0 million, $7.8 million and $3.2 million, respectively.

The net book value of the intangible assets of PalmSource have been reclassified and are included in net assets from discontinued operations in the condensed consolidated balance sheet as of May 31, 2003; palmOne had no other net intangible assets as of that date.

12.	Deferred Income Taxes

As of November 30, 2003, palmOne’s deferred tax assets were comprised of net operating loss carryforwards, deferred expenses and tax credit carryforwards of $440.8 million offset by a valuation allowance of $406.0 million. The valuation allowance reduces deferred tax assets to estimated realizable value, based on estimates and certain tax planning strategies. The carrying value of palmOne’s net deferred tax assets assumes that it is more likely than not that palmOne will be able to generate sufficient future taxable income in certain tax jurisdictions to realize the net carrying value.

As of the end of fiscal year 2002, palmOne had recorded a net deferred tax asset of $254.4 million. The realization of the net deferred tax asset was supported by certain identified tax strategies, involving the potential sale or transfer of appreciated assets, which were prudent and feasible and which management would implement, if necessary, to realize the related tax benefits before palmOne’s net operating loss carryforwards expired. The identified tax strategies included the potential sale or transfer of certain identified business operations, consisting of palmOne’s PalmSource, Inc. subsidiary and wireless access service operations, as well as the transfer of certain intellectual property from a foreign subsidiary to the United States, on a taxable basis. During the first quarter of fiscal year 2003, there was a significant decline in the value of these identified business operations and assets. In addition, the Company’s business plans had developed such that the potential sale or transfer of PalmSource, Inc. and its wireless access service operations on a taxable basis were no longer feasible tax planning strategies. As a result, during the quarter ended August 31, 2002, the Company recorded a tax provision of $219.6 million to increase its valuation allowances reflecting these changes and to reduce the net deferred tax assets to $34.8 million, which is the amount supported by the value of its intellectual property transfer strategy which, as of that date and at November 30, 2003, continues to be prudent, feasible and one that management would implement, if necessary, to realize the related tax benefits before palmOne’s net operating loss carryforwards expired. The valuation allowance also increased as a result of the operating losses incurred during the quarter ended November 30, 2003.

13.	Commitments and Guarantees

palmOne facilities are leased under operating leases that expire at various dates through September 2011.

In December 2001, palmOne issued a subordinated convertible note in the principal amount of $50.0 million to Texas Instruments. In connection with the PalmSource distribution, the note was divided into two, a portion retained by palmOne and the remainder assumed by PalmSource. palmOne issued a subordinated convertible note in the principal amount of $35.0 million to Texas Instruments The note bears interest at 5.0% per annum, is due in December 2006 and is convertible into common stock at an effective conversion price of $64.60 per share. palmOne may force a conversion at any time, provided its common stock has traded above $99.48 per share for a defined period of time. In the event palmOne distributes significant assets, palmOne may be required to repay a portion of the note. The note agreement defines certain events of default pursuant to which the full amount of the note plus interest could become due and payable.

In connection with the Handspring acquisition, palmOne assumed two promissory notes with the remaining principal amounts of $2.5 million and $0.8 million. The notes bear interest at 6% per annum and are payable in equal monthly installments through January 2007. In addition, palmOne assumed a $1.0 million obligation under an amended and restated facility lease which is due and payable in January 2004.

palmOne has a minimum purchase commitment with a third party vendor under which it could be liable for payments of up to a maximum of $4.9 million during calendar year 2003.

palmOne has a patent and license agreements with a third party vendor under which palmOne is committed to pay $2.4 million in fiscal year 2004 and $2.7 million in fiscal year 2005.

palmOne has an agreement with PalmSource that grants the Company certain licenses to develop, manufacture, test, maintain and support its products. Under this agreement, palmOne has agreed to pay PalmSource license and royalty fees based upon net shipment revenue of its products which incorporate PalmSource’s software, a source code license and maintenance and support fees. The source code license fee is $6.0 million paid in three equal annual installments in June 2003, June 2004 and June 2005. Annual maintenance and support fees are approximately $0.7 million per year. The agreement includes a minimum annual royalty and license commitment of $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years in the period ending December 3, 2006.

palmOne utilizes contract manufacturers to build its products. These contract manufacturers acquire components and build product based on demand forecast information supplied by palmOne, which typically covers a rolling 12-month period. Consistent with industry practice, palmOne acquires inventories through a combination of formal purchase orders, supplier contracts and open orders based on projected demand information. Such formal and informal purchase commitments typically cover palmOne’s forecasted component and manufacturing requirements for periods ranging from 30 to 90 days. As of November 30, 2003, palmOne’s third party manufacturers had inventory on-hand and component purchase commitments related to the manufacture of palmOne products of approximately $148.7 million.

In August 2003, palmOne entered into a two-year, $30.0 million revolving credit line with Silicon Valley Bank (“SVB”). The credit line is secured by assets of palmOne, including but not limited to cash and cash equivalents, accounts receivable, inventory and property and equipment. The interest rate is equal to SVB’s prime rate (4.0% at November 30, 2003) or, at palmOne’s election subject to specific requirements, equal to LIBOR plus 1.75% (2.92% at November 30, 2003). The interest rate may vary based on fluctuations in market rates. palmOne is subject to a financial covenant requirement under this agreement to maintain cash on deposit in the United States of not less than $100.0 million. As of November 30, 2003 palmOne had used its credit line to support the issuance of letters of credit of $8.5 million.

As part of the agreements with 3Com relating to palmOne’s separation from 3Com, palmOne agreed to assume liabilities arising out of the Xerox, E-Pass Technologies, and Connelly litigation and to indemnify 3Com for any damages it may incur related to these cases. (See Note 17 to condensed consolidated financial statements).

As part of the agreements with PalmSource relating to the PalmSource distribution, palmOne agreed to assume liabilities arising out of the Xerox litigation and to indemnify PalmSource and PalmSource’s licensees if any claim is brought against either of them alleging infringement of the Xerox patent by covered operating system versions for any damages it may incur related to this case. (See Note 17 to condensed consolidated financial statements).

Under the indemnification provisions of palmOne’s standard reseller agreements and software license agreements, palmOne agrees to defend the reseller/licensee against third party claims asserting infringement by palmOne’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

palmOne’s product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty liability based on historical rates of usage as a percentage of shipment levels and the expected repair cost per unit, service policies and specific known issues.

Changes in the product warranty accrual are (in thousands):

Six Months Ended November 30, 2003
Balance, beginning of period	$17,911
Payments made	(6,337)
Accrual related to product sold during the period	7,628
Change in estimated liability for pre-existing warranties	(170)

Balance, end of period	$19,032

14.	Common Stock Issued

During the first quarter of fiscal year 2004, the Company sold an aggregate of 2.4 million shares of its common stock under its universal shelf registration statement. The Company sold 1.2 million shares to an institutional investor at $15.00 per share, with proceeds of $18.0 million, and an additional 1.2 million shares to a group of institutional investors at $15.90 per share, with proceeds of approximately $19.1 million. The net proceeds of the offering will be used for general corporate purposes, including capital expenditures and to meet working capital needs.

15.	Restructuring Charges

Restructuring charges of $0.9 million recorded during the second quarter of fiscal year 2004 consist of a $1.2 million charge related to the restructuring actions taken during the first quarter of fiscal year 2004 less $0.3 million of net adjustments related to restructuring actions taken in prior fiscal years.

Restructuring charges recorded during the three months ended November 30, 2003 consist of $1.2 million related to restructuring actions taken and initiated during the first quarter of fiscal year 2004, including workforce reductions, primarily in the United States, of approximately 45 regular employees, facilities and property and equipment disposed of or removed from service and canceled projects. Restructuring charges relate to the implementation of a series of actions to adjust the business consistent with palmOne’s future wireless plans. In accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, restructuring costs are recorded as incurred. Restructuring charges for employee workforce reductions are recorded upon employee notification for employees whose required continuing service period is 60 days or less, and ratably over the employee’s continuing service period for employees whose required continuing service period is greater than 60 days. As of November 30, 2003, approximately 40 regular employees had been terminated as a result of this restructuring.

Accrued liabilities related to the first quarter of fiscal year 2004 restructuring actions consist of (in thousands):

	Discontinued project costs	Excess facilities and equipment costs	Workforce reduction costs	Total
Restructuring expense	$680	$1,515	$1,655	$3,850
Cash payments	(304)	(208)	(1,370)	(1,882)
Write-offs	—	(23)	(107)	(130)

Balances, November 30, 2003	$376	$1,284	$178	$1,838

Cost reduction actions initiated in the first quarter of fiscal year 2004 are expected to be substantially complete by the end of fiscal year 2004.

The third quarter of fiscal year 2003 restructuring actions consisted of workforce reductions, primarily in the United States, of approximately 140 regular employees, facilities and property and equipment disposed of or removed from service and canceled projects. Restructuring charges relate to the implementation of a series of actions to better align the Company’s expense structure with its revenues. During the second quarter of fiscal year 2004, adjustments of $0.3 million were recorded to reflect the changes in the estimated costs of certain actions from the original estimates. As of November 30, 2003, substantially all of the headcount reductions have been completed.

Accrued liabilities related to the third quarter of fiscal year 2003 restructuring actions consist of (in thousands):

	Discontinued project costs	Excess facilities and equipment costs	Workforce reduction costs	Total
Restructuring expense	$10,577	$2,445	$6,085	$19,107
Cash payments	(4,700)	(106)	(4,580)	(9,386)
Fixed asset write-offs	(3,510)	(743)	(131)	(4,384)

Balances, May 31, 2003	2,367	1,596	1,374	5,337
Restructuring expense	—	355	(617)	(262)
Cash payments	—	(463)	(726)	(1,189)

Balances, November 30, 2003	$2,367	$1,488	$31	$3,886

Cost reduction actions initiated in the third quarter of fiscal year 2003 are substantially complete except for remaining contractual payments for excess facilities and project termination fees which are expected to continue through the first quarter of fiscal year 2006.

The fourth quarter of fiscal year 2001 restructuring charges related to carrying and development costs related to the land on which palmOne had previously planned to build its corporate headquarters, facilities costs related to lease commitments for space no longer intended for use, workforce reduction costs across all geographic regions and discontinued project costs. These workforce reductions affected approximately 205 regular employees and were completed during the year ended May 31, 2003. As of November 30, 2003, the balance consists of lease commitments, payable over approximately eight years, offset by estimated net sublease proceeds of approximately $13.8 million.

Accrued liabilities related to the fourth quarter of fiscal year 2001 restructuring actions consist of (in thousands):

	Excess facilities and equipment costs	Workforce reduction costs	Total
Balances, May 31, 2002	$16,552	$325	$16,877
Restructuring adjustments	21,358	(284)	21,074
Cash payments	(8,361)	(41)	(8,402)

Balances, May 31, 2003	29,549	—	29,549
Cash payments	(3,782)	—	(3,782)

Balances, November 30, 2003	$25,767	$—	$25,767

Accrued restructuring as of November 30, 2003 includes accrued liabilities recognized in connection with the Handspring acquisition. (See Note 9 to condensed consolidated financial statements).

16.	Supplemental Cash Flow Information

Supplemental cash flow information for the six-month periods ended November 30, 2003 and 2002:

	Six Months Ended November 30,
	2003	2002
Other cash flow information:
Cash paid for income taxes	$1,145	$566

Cash paid for interest	$1,293	$1,385

Non-cash investing and financing activities are as follows:
Fair value of stock options and warrants assumed in business combination	$28,064	$—

Common stock issued for business combination	$209,173	$—

17.	Litigation

palmOne is a party to lawsuits in the normal course of its business. Litigation in general, and intellectual property litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. palmOne believes that it has defenses to the cases set forth below and is vigorously contesting these matters. palmOne is not currently able to estimate, with reasonable certainty, the possible loss, or range of loss, if any, from the cases listed below, but an unfavorable resolution of these lawsuits could materially adversely affect palmOne’s business, results of operations or financial condition. (Although Palm, Inc. is now palmOne, Inc. and Handspring is a wholly-owned subsidiary of palmOne, the pleadings in the pending litigation continue to use former company names, including Palm Computing, Inc., Palm, Inc. and Handspring, Inc.)

On April 28, 1997, Xerox Corporation filed suit in the United States District Court for the Western District of New York. The case came to be captioned Xerox Corporation v. 3Com Corporation, U.S. Robotics Corporation, U.S. Robotics Access Corp., and Palm Computing, Inc., Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, entitled “Unistrokes for Computerized Interpretation of Handwriting.” The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the patent in the future. In 2000, the District Court dismissed the case, ruling that the patent is not infringed by the Graffiti handwriting recognition system used in handheld computers using Palm’s operating systems. Xerox appealed the dismissal to the United States Court of Appeals for the Federal Circuit (“CAFC”). On October 5, 2001, the CAFC affirmed-in-part, reversed-in-part and remanded the case to the District Court for further proceedings. On December 20, 2001, the District Court granted Xerox’s motion for summary judgment that the patent is valid, enforceable and infringed. The defendants filed a Notice of Appeal on December 21, 2001. On February 22, 2002, the Court denied a request for an injunction sought by Xerox to prohibit the manufacture or sale of products using the Graffiti handwriting recognition system. The Court also rejected a request by Xerox to set a trial date to determine damages Xerox claims it is owed. In connection with the denial of Xerox’s request to set a trial date on damages, the Court required Palm to post a $50.0 million bond, which was satisfied with a letter of credit from a financial institution. A Notice of Appeal from the District Court’s order of February 22, 2002 was filed by Palm on March 15, 2002. A cross-appeal from the District Court’s order of February 22, 2002 was filed by Xerox on March 4, 2002. A hearing on the appeal and cross-appeal was held on January 6, 2003 before the CAFC. The CAFC has remanded the case to the District Court for a determination on the issue of invalidity of the ‘656 patent. Xerox petitioned the CAFC for reconsideration of its determination on the appeal and cross-appeal, but the CAFC has denied this petition and eliminated the requirement for the $50 million bond from Palm. If palmOne is not successful regarding the remand to the District Court, the CAFC has noted that an injunction will apply. If an injunction is sought by Xerox and issued, it could result in business interruption for palmOne that would have a significant adverse impact on palmOne’s operations and financial condition if palmOne has not transitioned to a handwriting recognition system outside the scope of Xerox’s asserted claims. In addition, if palmOne is not successful with regard to this remand to the District Court, Xerox has stated in its Court pleadings that it will seek at a trial, a significant compensatory and punitive damage award or license fees from palmOne. Furthermore, if palmOne is not successful with regard to this remand to the District Court, palmOne might be liable to PalmSource’s licensees and other third parties under contractual obligations or otherwise sustain adverse financial impact if Xerox seeks to enforce its patents claims against PalmSource’s licensees and other third parties. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the Xerox litigation. On December 10, 2003 the District Court heard oral arguments on palmOne’s motion for summary judgment due to invalidity and Xerox’s motion for summary judgment that the patent is not invalid. A decision on such motions is pending.

On February 28, 2000, E-Pass Technologies, Inc. filed suit against “3Com, Inc.” in the United States District Court for the Southern District of New York and later filed, on March 6, 2000, an amended complaint against Palm and 3Com. The case is now captioned E-Pass Technologies, Inc. v. 3Com Corporation, a/k/a 3Com, Inc. and Palm, Inc., Civil Action No. 00 CIV 1523. The amended complaint alleges willful infringement of U.S. Patent No. 5,276,311, entitled “Method and Device for Simplifying the Use of Credit Cards, or the Like” and inducement to infringe the same patent. The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patent in the future. The case was transferred to the United States District Court for the Northern District of California. In an order dated August 12, 2002, the Court granted Palm’s motion for summary judgment that there was no infringement. E-Pass appealed the Court’s decision to the CAFC. On August 21, 2003, the CAFC issued a ruling reversing the claim construction of the District Court and the attendant summary judgment motion and remanded the case to the District Court for further proceedings. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the E-Pass litigation.

On March 14, 2001, NCR Corporation filed suit against Palm and Handspring, Inc. in the United States District Court for the District of Delaware. The case is captioned NCR Corporation v. Palm, Inc. and Handspring, Inc., Civil Action No. 01-169. The complaint alleges infringement of U.S. Patent Nos. 4,634,845 and 4,689,478, entitled, respectively, “Portable Personal Terminal for Use in a System for Handling Transactions” and “System for Handling Transactions Including a Portable Personal Terminal.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patents in the future. On August 28, 2003, the District Court granted both Palm’s and Handspring’s motions for summary judgment, ruling that neither parties’ products infringe the NCR patents, and denied NCR’s motion. NCR appealed the ruling to the Court of Appeals for the Federal Circuit and the parties are in the briefing phase of that appeal.

On January 23, 2003, Peer-to-Peer Systems LLC filed a complaint against Palm in the United States District Court for the District of Delaware. The case is captioned Peer-to-Peer Systems, LLC vs. Palm, Inc., Civil Action No. 03-115. The complaint alleges infringement of U.S. Patent No. 5,618,045 entitled “Interactive Multiple Player Game System and Method of Playing a Game Between at Least Two Players”. The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendant from infringing the patent in the future. palmOne believes that the claims are without merit and intends to defend against them vigorously. The parties are in the midst of the discovery process.

In June 2001, the first of several putative stockholder class action lawsuits was filed in United States District Court, Southern District of New York against certain of the underwriters for Palm’s initial public offering, Palm and several of its officers. The complaints, which have been consolidated under the caption In re Palm, Inc. Initial Public Offering Securities Litigation, Case No. 01 CV 5613, assert that the prospectus from Palm’s March 2, 2000 initial public offering failed to disclose certain alleged actions by the underwriters for the offering. The complaints allege claims against Palm and the officers under Sections 11 and 15 of the Securities Act of 1933, as amended. Certain of the complaints also allege claims under Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended. Similar complaints were filed against Handspring in August and September 2001 in regard to Handspring’s June 2000 initial public offering. Other actions have been filed making similar allegations regarding the initial public offerings of more than 300 other companies. All of these various consolidated cases have been coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. An amended consolidated complaint was filed in April 2002. The claims against the individual defendants have been dismissed without prejudice pursuant to an agreement with plaintiffs. The Court denied Palm’s motion to dismiss. Special committees of both Palm’s and Handspring’s respective Boards of Directors recently approved a tentative settlement proposal from plaintiffs, which includes a guaranteed recovery to be paid by the issuer defendants’ insurance carriers and an assignment of certain claims the issuers, including palmOne and Handspring, may have against the underwriters. There is no guarantee that the settlement will become final however, as it is subject to a number of conditions, including Court approval. palmOne believes that it has meritorious defenses to the claims against it and against Handspring and intends to defend the action vigorously if the case does not settle.

On August 7, 2001, a purported consumer class action lawsuit was filed against Palm and 3Com in California Superior Court, San Francisco County. The case is captioned Connelly et al v. Palm, Inc., 3Com Corp et al, Case No. 323587. An amended complaint alleging breach of warranty and violation of California’s Unfair Competition Law was filed and served on Palm on August 15, 2001. The amended complaint, filed on behalf of purchasers of Palm III, IIIc, V and Vx handhelds, alleges that certain Palm handhelds may cause damage to PC motherboards by permitting an electrical charge, or “floating voltage,” from either the handheld or the cradle to be introduced into the PC via the serial and/or USB port on the PC. The plaintiffs allege that this damage is the result of a design defect in one or more of the following: HotSync software, handheld, cradle and/or the connection cable. The complaint seeks restitution, rescission, damages, an injunction mandating corrective measures to protect against future damage as well as notifying users of potential harm. Discovery is closed. The parties engaged in mediation and reached settlement, which received preliminary Court approval in December 2003. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the Connelly litigation.

On January 23, 2002, a purported consumer class action lawsuit was filed against Palm in California Superior Court, San Francisco County. The case is captioned Eley et al v. Palm, Inc., Case No. 403768. The unverified complaint, filed on behalf of purchasers of Palm m500 and m505 handhelds, alleges (1) that the HotSync function in certain Palm handhelds does not perform as advertised and the products are therefore defective and (2) that upon learning of the problem, Palm did not perform proper corrective measures for individual customers as set forth in the product warranty. The complaint alleges Palm’s actions are a violation of California’s Unfair Competition Law and a breach of express warranty. The complaint seeks alternative relief including an injunction to have Palm desist from selling and advertising the handhelds, to recall the defective handhelds, to restore the units to their advertised functionality, to pay restitution or disgorgement of the purchase price of the units and/or damages and attorneys’ fees. Palm filed its answer denying the allegations and the parties engaged in document and deposition discovery. Plaintiff and Palm engaged in mediation and reached a settlement which received preliminary Court approval in October 2003.

On March 11, 2002, a purported consumer class action lawsuit was filed against Palm in the Wayne County Circuit Court, Detroit, Michigan. The case is captioned Hayman, et al. v Palm, Inc., Case No. 02-208249-CP. Plaintiffs allege that certain of Palm’s advertisements for its Palm III, V and m100 handheld devices were false or misleading regarding the ability of the device to wirelessly and remotely access emails or the Internet without the need for additional hardware or software sold separately. Plaintiffs allege violations of the Michigan

Consumer Protection Act, breach of express and implied warranties and Michigan common law, and seek to recover the purchase price of the device from Palm for themselves and a class of all similarly situated consumers. Palm filed a motion to dismiss the lawsuit in its entirety. The Court has heard arguments on that motion, and it has advised that it would rule on Palm’s motion to dismiss before considering the suitability of this lawsuit for class treatment.

In October 2002, a purported consumer class action lawsuit was filed against Palm in Illinois Circuit Court, Cook County. The case is captioned Goldstein v. Palm, Inc., Case No. 02CH19678. The case alleges consumer fraud regarding Palm’s representations that its m100, III, V, and VII handheld personal digital assistant, as sold, would provide wireless access to the Internet and email accounts, and would perform common business functions including data base management, custom form creation and viewing Microsoft Word and Excel documents, among other tasks. The case seeks unspecified actual damages and indemnification of certain costs. In September 2003, the Court granted Palm’s motion to dismiss the complaint, but allowed the plaintiff the opportunity to amend and refile which plaintiff did in October 2003. Palm made another motion to dismiss, which motion is currently pending.

In August and September 2002, four purported consumer class action lawsuits were filed against Palm in California Superior Court, Santa Clara County; California Superior Court, San Diego County; Illinois Circuit Court, Cook County; and Illinois Circuit Court, St. Clair County. The respective cases are captioned Lipner and Ouyang v. Palm, Inc., Case No. CV-810533; Veltman v. Palm, Inc., Case No. 02CH16143; Wireless Consumer’s Alliance, Inc. v. Palm, Inc., Case No. GIC-794940; and Cokenour v. Palm, Inc., Case No. 02L0592. All four cases allege consumer fraud regarding Palm’s representations that its m130 handheld personal digital assistant supported more than 65,000 colors. Certain of the cases also allege breach of express warranty and unfair competition. In general, the cases seek unspecified damages and/or to enjoin Palm from continuing it’s allegedly misleading advertising. The parties have agreed to a settlement which received preliminary Court approval in October 2003.

On February 27, 2003, a purported consumer class action lawsuit was filed against Palm in California Superior Court, Santa Clara County. The case is captioned Hemmingsen et al v. Palm, Inc., Case No. CV815074. The unverified complaint, filed on behalf of purchasers of Palm m515 handhelds, alleges that such handhelds fail at unacceptably high rates, and in particular that instant updating and synchronization of data with PCs often will not occur. The complaint further alleges that, upon learning of the problem, Palm did not perform proper corrective measures for individual customers as set forth in the product warranty, among other things. The complaint alleges that Palm’s actions violate California’s Unfair Competition Law and constitute a breach of warranty. The complaint seeks restitution, disgorgement, damages, an injunction mandating corrective measures including a full replacement program for all allegedly defective m515s or, alternatively mandating a refund to all purported class members of the full purchase price for their m515s, and attorneys’ fees. The parties have begun the discovery process and also engaged in mediation of the claims.

On or about June 17 and 19, 2003, respectively, two putative class action lawsuits were filed in the Court of Chancery in the State of Delaware in and for the County of New Castle against Palm, Handspring and various officers and directors of Handspring. The cases are captioned Goldhirsch v. Handspring, Inc., et. al, Civil Action No. 20376-NC and Majarian v. Handspring, Inc., et. al, Civil Action No. 20381-NC. The Majarian complaint was amended on or about June 23, 2003 to, among other things, delete certain previously named officer defendants. Both complaints allege that the officers and directors of Handspring breached their fiduciary duties to Handspring stockholders by, among other things, failing to undertake an appropriate evaluation of Handspring’s net worth as a merger or acquisition candidate and failing to maximize Handspring stockholder value by not engaging in a meaningful auction of Handspring. The Majarian complaint also alleges, among other things, that the officers and directors of Handspring breached their fiduciary duties by failing to act independently so that the interests of Handspring’s public stockholders would be protected and enhanced. Both complaints allege that Palm aided and abetted the alleged breaches of fiduciary duty of Handspring’s officers and directors. Both complaints seek, among other things, a preliminary and permanent injunction against the transaction, a rescission of the transaction if it is consummated and unspecified damages. The Goldhirsch complaint also requests, among other things, that the Court order Handspring’s officers and directors to take all necessary steps to maximize stockholder value, including open bidding and/or a market check. The cases were consolidated and a tentative settlement was reached in October 2003 subject to appropriate documentation and Court approval.

On June 19, 2001, DataQuill Limited filed suit against Handspring in the United States District Court for the Northern District of Illinois, case no. 01-CV-4635. The complaint alleges infringement of one U.S. patent and seeks unspecified compensatory and treble damages and to permanently enjoin future infringement. Handspring filed an answer on August 1, 2001, denying DataQuill’s allegations and asserting counterclaims for declaratory judgments that Handspring did not infringe the patent in suit, that the patent in suit is invalid, and that it is unenforceable. On August 7, 2002, Handspring filed motions for summary judgment for non-infringement and invalidity, which were renewed in filings made on October 29, 2002. On February 28, 2003, the Court granted in part and denied in part the summary judgment motions. DataQuill then filed a motion for this ruling to be reconsidered, which on April 16, 2003 the Court granted in part and denied in part. The case is expected to go to trial in 2004.

18.	Related Party Transactions

Transactions with 3Com Corporation

Subsequent to the date of separation of palmOne from 3Com, palmOne paid 3Com for certain leased facilities through the first quarter of fiscal year 2004 and for transitional services required while palmOne established its independent infrastructure, with transitional services being completed in the third quarter of fiscal year 2002.

A Tax Sharing Agreement allocates 3Com’s and palmOne’s responsibilities for certain tax matters. The agreement requires palmOne to pay 3Com for the incremental tax costs of palmOne’s inclusion in consolidated, combined or unitary tax returns with affiliated corporations. The agreement also provides for compensation or reimbursement as appropriate to reflect re-determinations of palmOne’s tax liability for periods during which palmOne joined in filing consolidated, combined or unitary tax returns with affiliated corporations.

Each member of a consolidated group for United States federal income tax purposes is jointly and severally liable for the group’s federal income tax liability. Accordingly, palmOne could be required to pay a deficiency in the group’s federal income tax liability for a period during which palmOne was a member of the group even if the Tax Sharing Agreement allocates that liability to 3Com or another member.

Effective as of the date of separation of palmOne from 3Com, subject to specified exceptions, palmOne and 3Com each released the other from any liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the separation agreement or any ancillary agreement.

Transactions with PalmSource

palmOne’s Chairman of the Board, Eric Benhamou, is also the Chairman of the Board of PalmSource. In December 2001, palmOne entered into a software license agreement with PalmSource which was amended and restated in June 2003. The agreement includes a minimum annual royalty and license commitment of $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years in the period ending December 3, 2006. Under the software license agreement, palmOne incurred expense of $11.8 million, $14.8 million, $18.7 million and $21.4 million during the three months ended November 30, 2003 and 2002 and the six months ended November 30, 2003 and 2002, respectively.

Subsequent to the date of separation of PalmSource from palmOne, PalmSource will continue to pay palmOne for certain transitional services. During the three months ended November 30, 2003, palmOne recognized $0.2 million for these transitional services.

Upon the PalmSource distribution, palmOne contributed an additional $6.0 million of cash, forgave a $20.0 million intercompany note receivable and assigned $15.0 million of its convertible note to PalmSource.

A Tax Sharing Agreement allocates palmOne’s and PalmSource’s responsibilities for certain tax matters. PalmOne has the responsibility to prepare and file all consolidated tax returns for PalmSource through the date of distribution including final consolidated federal income tax returns of the group. PalmSource’s tax liability will generally be calculated as if PalmSource is a stand-alone corporation. Consistent with the stand-alone methodology, PalmSource will not receive any payments for use by palmOne of any PalmSource operating losses. To the extent those losses reduce PalmSource’s tax liability as a stand-alone corporation in a future period, any required payment to palmOne would be reduced.

PalmSource will indemnify palmOne for increases (as a result of an amended return or audit or other dispute) in PalmSource’s stand-alone income tax liability or other consolidated tax liability attributable to periods after December 3, 2001, for increases in certain non-income taxes (including payroll and employee withholding taxes) attributable to PalmSource’s business whether before or after December 3, 2001, and for transfer taxes, if any, incurred on the transfer of assets by palmOne to PalmSource. PalmSource will indemnify palmOne for any taxes resulting from an acquisition of PalmSource stock.

Other Transactions and Relationships

In fiscal year 2003, palmOne made a $1.0 million equity investment in and entered into a product procurement agreement with Mobile Digital Media, Inc., a company founded by Barry Cottle, the former Senior Vice President and Chief Internet Officer of palmOne until his employment with palmOne terminated in February 2002. This equity investment is included in other assets. palmOne paid $3.3 million, $0 million, $5.6 million and $0 million for products purchased under the product procurement agreement during the three months ended November 30, 2003 and 2002 and the six months ended November 30, 2003 and 2002, respectively. These products were purchased by palmOne for resale.

palmOne purchased $0 million, $0.1 million, $0 million and $0.1 million during the three months ended November 30, 2003 and 2002 and the six months ended November 30, 2003 and 2002, respectively, of products from SanDisk Corporation through a series of purchase orders and without further obligations on the part of palmOne. Judy Bruner, palmOne’s Senior Vice President and Chief Financial Officer, serves as a member of SanDisk’s Board of Directors.

In the three months ended November 30, 2003 and 2002 and the six months ended November 30, 2003 and 2002, palmOne purchased $0.1 million, $0.2 million, $0.1 million and $0.2 million, respectively, of software licenses and services from Kontiki, Inc. Michael Homer, a current member of palmOne’s Board of Directors, is the Chairman of Kontiki, Inc. Bruce Dunlevie, a current member of palmOne’s Board of Directors, is a partner at Benchmark Capital which owns more than 10% of the stock and has a partner, Kevin Harrey, on the Board of Directors of Kontiki, Inc.

palmOne recorded revenues of $2.1 million during the three months ended November 30, 2003 from certain subsidiaries of the France Telecom Group. Jean-Jacques Damlamian, a current member of palmOne’s Board of Directors, is the Senior Vice President, Group Technology and Innovation at France Telecom.

These financial statements are being filed to reflect the classification of the operations of palmOne’s operating platform and licensing business as discontinued operations, as required under accounting principles generally accepted in the United States, as a result of the distribution of shares of PalmSource, Inc. which was approved by the stockholders on October 28, 2003. While these reclassifications result in changes to certain previously reported amounts, the total and per share amounts of net loss have not changed from the amounts previously reported in the Company’s annual report on Form 10-K/A filed on September 26, 2003.

Index to Consolidated Financial Statements and Financial Statement Schedule

All other schedules are omitted, because they are not required, are not applicable, or the information is included in the consolidated financial statements and notes thereto.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of palmOne, Inc.:

We have audited the consolidated balance sheets of palmOne, Inc. and its subsidiaries (“the Company”) as of May 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended May 31, 2003. Our audits also included the financial statement schedule listed in the Index to the Consolidated Financial Statements and Financial Statement Schedule. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of palmOne, Inc. and its subsidiaries at May 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 19, the consolidated financial statements give retroactive effect to the distribution of PalmSource, Inc. as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long Lived Assets.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 20, 2003, except for Notes 1 and 19, which are as of February 25, 2004

palmOne, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years Ended May 31,
	2003	2002	2001
Revenues	$837,637	$1,004,388	$1,533,171
Costs and operating expenses:
Cost of revenues (**)	624,980	789,685	1,115,765
Cost of revenues - charge (benefit) for special excess inventory and related costs	—	(101,844)	268,930
Sales and marketing	160,001	216,905	310,324
Research and development	70,175	91,057	102,721
General and administrative	37,307	43,373	75,765
Amortization of intangible assets and deferred stock-based compensation (*)	3,266	12,940	42,455
Restructuring charges	37,300	44,561	58,662
Purchased in-process technolgy	—	—	853
Impairment charges	102,540	—	106,669
Separation costs	—	275	4,007

Total costs and operating expenses	1,035,569	1,096,952	2,086,151
Operating loss	(197,932)	(92,564)	(552,980)
Interest and other income (expense), net	3,005	1,615	41,870

Loss before income taxes	(194,927)	(90,949)	(511,110)
Income tax provision (benefit)	222,928	(25,798)	(167,715)

Loss from continuing operations	(417,855)	(65,151)	(343,395)
Loss from discontinued operations (net of taxes of $2,070, $61 and $0, respectively)	(24,727)	(17,017)	(13,081)

Net loss	$(442,582)	$(82,168)	$(356,476)

Net loss per share:
Basic and diluted:
Continuing operations	$(14.38)	$(2.28)	$(12.13)
Discontinued operations	(0.85)	(0.59)	(0.46)

	$(15.23)	$(2.87)	$(12.59)

Shares used in computing per share amounts:
Basic and diluted	29,069	28,640	28,307

(*) Amortization of intangible assets and deferred stock-based compensation:
Cost of revenues	$899	$3,693	$4,439
Sales and marketing	704	1,231	2,125
Research and development	1,245	7,205	34,571
General and administrative	418	811	1,320

Total amortization of intangible assets and deferred stock-based compensation	$3,266	$12,940	$42,455

(**)	Cost of revenues excludes the applicable portion of amortization of intangible assets and deferred stock-based compensation.

See notes to consolidated financial statements.

palmOne, Inc.

Consolidated Balance Sheets

(In thousands, except par value amounts)

	May 31, 2003	May 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$204,967	$247,859
Short-term investments	—	17,970
Accounts receivable, net of allowance for doubtful accounts of $4,635 and $8,485, respectively	96,784	62,393
Inventories	22,748	55,004
Deferred income taxes	—	48,985
Prepaids and other	9,039	14,803
Current assets of discontinued operations	37,485	31,165

Total current assets	371,023	478,179
Restricted investments	948	775
Land not in use	60,000	160,000
Property and equipment, net	31,204	49,170
Goodwill	13,815	13,815
Intangible assets, net	—	3,668
Deferred income taxes	34,800	205,440
Other assets	1,720	7,515
Non-current assets of discontinued operations	63,116	70,534

Total assets	$576,626	$989,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,371	$95,823
Accrued restructuring	34,886	33,742
Other accrued liabilities	100,519	94,272
Current liabilties of discontinued operations	12,570	9,161

Total current liabilities	237,346	232,998
Non-current liabilities:
Long-term convertible debt	35,000	35,000
Other non-current liabilities	165	1,278
Non-current liabilties of discontinued operations	48,329	28,972
Stockholders’ equity:
Preferred stock, $.001 par value, 125,000 shares authorized; outstanding: none	—	—
Common stock, $.001 par value, 2,000,000 shares authorized; outstanding: 29,230 shares and 28,960 shares, respectively	29	29
Additional paid-in capital	1,123,819	1,122,674
Unamortized deferred stock-based compensation	(508)	(5,743)
Accumulated deficit	(868,789)	(426,207)
Accumulated other comprehensive income	1,235	95

Total stockholders’ equity	255,786	690,848

Total liabilities and stockholders’ equity	$576,626	$989,096

See notes to consolidated financial statements.

palmOne, Inc.

Consolidated Statements of Stockholders’ Equity

(In thousands)

	Common Stock	Additional Paid-in Capital	Unamortized Deferred Stock-based Compensation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balances, June 1, 2000	$28	$1,032,986	$(16,053)	$12,437	$(210)	$1,029,188
Components of comprehensive loss:
Net loss	—	—	—	(356,476)	—	(356,476)
Net unrealized gain on available-for-sale investments	—	—	—	—	411	411
Accumulated translation adjustments	—	—	—	—	23	23

Total comprehensive loss	—	—	—	—	—	(356,042)

Common stock issued under stock plans	—	30,343	(2,848)	—	—	27,495
Options assumed in conjunction with acquisitions	—	10,501	(2,759)	—	—	7,742
Warrants issued in conjunction with purchase agreement	—	3,842	—	—	—	3,842
Stock-based compensation expense	—	—	6,731	—	—	6,731
Tax benefit from employee stock options	—	15,196	—	—	—	15,196

Balances, May 31, 2001	28	1,092,868	(14,929)	(344,039)	224	734,152
Components of comprehensive loss:
Net loss	—	—	—	(82,168)	—	(82,168)
Net unrealized loss on available-for-sale investments	—	—	—	—	(573)	(573)
Recognized losses included in earnings	—	—	—	—	119	119
Accumulated translation adjustments	—	—	—	—	325	325

Total comprehensive loss	—	—	—	—	—	(82,297)

Common stock issued:
Under stock plans, net	—	3,495	(1,166)	—	—	2,329
Private placements	—	959	—	—	—	959
Common stock issued and options assumed in conjunction with acquisitions	1	29,861	—	—	—	29,862
Stock-based compensation expense	—	12	5,831	—	—	5,843
Cancelled restricted stock grants related to terminated employees	—	(4,521)	4,521	—	—	—

Balances, May 31, 2002	29	1,122,674	(5,743)	(426,207)	95	690,848
Components of comprehensive loss:
Net loss	—	—	—	(442,582)	—	(442,582)
Net unrealized loss on available-for-sale investments	—	—	—	—	(1,707)	(1,707)
Recognized losses included in earnings	—	—	—	—	1,747	1,747
Accumulated translation adjustments	—	—	—	—	1,100	1,100

Total comprehensive loss	—	—	—	—	—	(441,442)

Common stock issued under stock plans, net	—	3,104	(627)	—	—	2,477
Stock-based compensation expense	—	—	3,903	—	—	3,903
Cancelled restricted stock grants related to terminated employees	—	(1,959)	1,959	—	—	—

Balances, May 31, 2003	$29	$1,123,819	$(508)	$(868,789)	$1,235	$255,786

See notes to consolidated financial statements.

palmOne, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended May 31,
	2003	2002	2001
Cash flows from operating activities:
Loss from continuing operations	$(417,855)	$(65,151)	$(343,395)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation	24,172	26,644	12,724
Amortization	4,547	11,354	40,462
Deferred income taxes	219,625	(7,581)	(213,467)
Impairment charges	102,540	—	106,669
Recognized loss on equity investments	3,747	5,110	—
Purchased in-process technology	—	—	853
Changes in assets and liabilities, net of effect of business combination:
Accounts receivable	(34,391)	52,341	7,316
Inventories	32,256	52,496	(83,756)
Prepaids and other	7,654	(7,582)	(5,209)
Accounts payable	(6,452)	(137,257)	107,398
Tax benefit from employee stock options	—	—	15,196
Accrued restructuring	3,094	5,801	30,907
Other accrued liabilities	6,234	(175,237)	157,924

Net cash used in operating activities	(54,829)	(239,062)	(166,378)

Cash flows from investing activities:
Purchase of land not for use	—	—	(219,015)
Purchase of property and equipment	(8,156)	(15,433)	(64,131)
Purchase of equity investments	(1,000)	—	(12,880)
Acquisition of business, net of cash acquired	—	43	(111,382)
Cash distributions from / (advances) to PalmSource	819	(31,118)	—
Sale of restricted investments	—	—	241,360
Purchase of restricted investments	(173)	(275)	(241,860)
Purchase of short-term investments	(9,841)	(17,970)	—
Sales/maturities of short-term investments	27,811	—	—

Net cash provided by (used in) investing activities	9,460	(64,753)	(407,908)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,477	3,288	27,495
Repayment of debt from businesses acquired	—	—	(1,295)
Issuance of convertible debt	—	35,000	—

Net cash provided by financing activities	2,477	38,288	26,200

Change in cash and cash equivalents	(42,892)	(265,527)	(548,086)
Cash and cash equivalents, beginning of period	247,859	513,386	1,061,472

Cash and cash equivalents, end of period	$204,967	$247,859	$513,386

Other cash flow information:
Cash refund (paid) for income taxes	$(2,808)	$16,137	$(16,094)

Cash paid for interest	$(2,696)	$(147)	$(40)

Non-cash investing and financing activities:
Fair value of stock options assumed in business combination	$—	$255	$10,501

Common stock issued for acquisition of businesses	$—	$29,607	$—

Purchase of property and equipment through capital lease	$—	$2,436	$—

See notes to consolidated financial statements.

palmOne, Inc.

Notes to Consolidated Financial Statements

Note	1. Background and Basis of Presentation

palmOne, Inc. (“palmOne” or “the Company”) develops, markets and sells a family of handheld computing and communications solutions and offers a wireless access service.

palmOne was founded in 1992 as Palm Computing, Inc. It was acquired by U.S. Robotics Corporation in 1995 and sold its first handheld product in 1996, quickly establishing a leadership role in the handheld device industry. In 1997, 3Com Corporation (“3Com”) acquired U.S. Robotics. In 1999, 3Com announced the intent to separate the Palm business into an independent company. In preparation for becoming an independent, publicly traded company, Palm Computing, Inc. changed its name to Palm, Inc. and was reincorporated in Delaware in December 1999. Palm’s legal separation from 3Com occurred on February 26, 2000 (“Separation Date”), at which time Palm began to operate independently from 3Com. In March 2000, approximately 6% of the shares of Palm common stock were sold in an initial public offering and concurrent private placements, and in July 2000, 3Com distributed the remaining shares of Palm common stock it owned, approximately 94% of Palm’s common stock outstanding, to 3Com’s stockholders. In December 2001, Palm formed PalmSource, Inc., a stand-alone subsidiary for its operating system business, and subsequently announced its intent to establish PalmSource, Inc. (PalmSource) as an independent, publicly traded company.

On October 28, 2003, the Company’s stockholders formally approved a plan to spin-off the Company’s Palm operating system (“OS”) platform and licensing business through the distribution of all of the shares it owned of its majority-owned subsidiary, PalmSource, and acquire Handspring, Inc. (“Handspring”). Immediately following the transaction, Palm, Inc. changed its name to palmOne, Inc. and we refer to the Company as palmOne throughout the financial statements. The Company completed the spin-off by issuing approximately 0.3098 of a share of PalmSource common stock for each share of Palm common stock outstanding as of October 28, 2003. The distribution of the shares of PalmSource common stock was intended to be tax-free to palmOne and to the Company’s stockholders. As a result of the distribution, the Company’s historical consolidated financial statements have been retroactively adjusted to account for PalmSource as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. While these reclassifications result in changes to certain previously reported amounts, the total and per share amounts of income have not changed from the amounts reported previously. Unless otherwise indicated, the Notes to Consolidated Financial Statements relate to the discussion of the Company’s continuing operations (See Note 19 to consolidated financial statements). Immediately following the PalmSource distribution, palmOne acquired Handspring through a merger transaction between Handspring and a wholly-owned subsidiary of palmOne. In the Handspring acquisition, the stockholders of Handspring received 0.09 of a share of palmOne common stock for each share of Handspring common stock held (an aggregate of approximately 13.6 million shares of palmOne common stock). (See Note 19 to consolidated financial statements).

On October 15, 2002, palmOne effected a one-for-twenty reverse stock split. All share and per share information herein reflect this reverse stock split.

Note	2. Significant Accounting Policies

Fiscal Year

palmOne’s 52-53 week fiscal year ends on the Friday nearest to May 31. Fiscal years 2003, 2002 and 2001 each contained 52 weeks. For presentation purposes, the periods have been presented as ending on May 31.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in palmOne’s consolidated financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of revenues and expenses reported for each of its fiscal periods are affected by estimates and assumptions which are used for, but not limited to, the accounting for rebates, price protection, product returns, allowance for doubtful accounts, warranty and technical service costs, goodwill and intangible asset impairments, restructurings, inventory and income taxes. Actual results could differ from these estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of palmOne and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no impact on previously reported net loss.

Cash Equivalents and Short-Term Investments

Cash equivalents are highly liquid debt investments acquired with remaining maturities of three months or less. Short-term investments are debt investments acquired with maturities between three and twelve months. While palmOne’s intent is to hold debt securities to maturity, consistent with SFAS No. 115, Accounting for Certain Investments In Debt and Equity Securities, palmOne has classified all debt securities as available-for-sale. Such securities are recorded at market value using the specific identification method with unrealized gains and losses included as a component of other comprehensive income. The cost of securities sold is based on the specific identification method. Premiums and discounts are amortized over the period from acquisition to maturity and are included in interest and other income (expense), along with interest and dividends.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on palmOne’s assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable.

Concentration of Credit Risk

Financial instruments which potentially subject palmOne to credit risk consist of cash, cash equivalents and short-term investments which are invested in highly liquid instruments in accordance with palmOne’s investment policy. palmOne sells the majority of its products through distributors, retailers and resellers. While a significant portion of palmOne’s accounts receivable is concentrated with a few customers as shown below, generally credit risk is diversified due to the number of entities comprising palmOne’s customer base and their dispersion across different geographic locations throughout the world. palmOne generally sells on open account and performs periodic credit evaluations of its customers’ financial condition.

The following individual customers accounted for 10% or more of total revenue from continuing operations for the years ended May 31, 2003, 2002 and 2001:

	Years Ended May 31,
	2003	2002	2001
Ingram Micro	19%	17%	20%
Tech Data	9%	10%	9%

The following individual customers accounted for 10% or more of total accounts receivable:

	May 31,
	2003	2002	2001
Ingram Micro	22%	26%	25%
Tech Data	12%	14%	8%
Best Buy	8%	10%	10%

Inventories

Inventory purchases and purchase commitments are based upon forecasts of future demand. palmOne values its inventory at the lower of standard cost (which approximates first-in, first-out cost) or market. If palmOne believes that demand no longer allows it to sell its inventory above cost, or at all, then palmOne writes down that inventory to market or writes off excess inventory levels.

Restricted Investments

Restricted investments consist of U.S. government obligations and certificates of deposit with maturities of three months or less. These investments are carried at cost, which approximates fair value, and are restricted as to withdrawal. Restricted investments are held in brokerage accounts in palmOne’s name.

Land, Property and Equipment

Property and equipment are stated at cost. Costs related to internal use software are capitalized in accordance with AICPA Statement of Position (“SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Depreciation and amortization are computed over the shorter of the estimated useful lives, lease or license terms on a straight-line basis (generally three to five years). Land not in use is held at cost and reduced by impairment charges recorded as the result of declines in market value. (See Note 6 to consolidated financial statements.)

Goodwill and Intangible Assets

palmOne evaluates the recoverability of goodwill annually, or more frequently if impairment indicators arise, as required under SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill is reviewed for impairment by applying a fair-value-based test at the reporting unit level within the Company’s single reporting segment. A goodwill impairment loss is recorded for any goodwill that is determined to be impaired. Under SFAS No. 144, Accounting for the Disposal of Long-Lived Assets, intangible assets are evaluated whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized for an intangible asset to the extent that the asset’s carrying value exceeds its fair value, which is determined based upon the estimated future cash flows expected to result from the use of the asset, including disposition. Cash flow estimates used in evaluating for impairment represent management’s best estimates using appropriate assumptions and projections at the time.

Software Development Costs

Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized. palmOne believes its current process for developing software is essentially completed concurrent with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

Equity Investments

Investments in equity securities with readily available fair values are considered available-for-sale and recorded at cost with subsequent unrealized gains or losses included as a component of other comprehensive income. Investments in equity securities whose fair values are not readily available and for which palmOne does not have the ability to exercise significant influence over the investee’s operating and financial policies are recorded at cost. palmOne evaluates its investments in equity securities on a regular basis and records an impairment charge to other interest income (expense) when the decline in the fair value below the cost basis is judged to be other-than-temporary.

Revenue Recognition

Revenue is recognized when earned in accordance with applicable guidance and accounting standards, including Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, and AICPA SOP No. 97-2, Software Revenue Recognition, as amended. palmOne recognizes revenues from sales of handheld computing and communication devices under the terms of the customer agreement upon transfer of title to the customer, net of estimated returns, provided that collection is determined to be probable and no significant obligations remain. Sales to resellers are subject to agreements allowing for limited rights of return, rebates and price protection. Accordingly, revenue is reduced based on palmOne’s estimates of liability related to these rights at the time the related sale is recorded. The estimates for returns are adjusted periodically based upon historical rates of returns, inventory levels in the channel and other related factors. The estimates and reserves for rebates and price protection are based on specific programs, expected usage and historical experience.

Revenue from software arrangements with end-users is recognized upon delivery of the software, provided that collection is determined to be probable and no significant obligations remain. Deferred revenue is recorded for post contract support and any other future deliverables, and is recognized over the support period or as the elements of the agreement are delivered.

Vendor specific objective evidence of the fair value of the elements contained in software application license agreements is based on the price determined by management having the relevant authority when the element is not yet sold separately, but is expected to be sold in the marketplace within six months of the initial determination of the price by management.

Revenue from wireless Internet access service subscriptions is recognized over the service period.

Advertising

Advertising costs are expensed as incurred and were $66.9 million, $100.6 million and $157.2 million for fiscal years 2003, 2002 and 2001, respectively. Included within total advertising costs are marketing development funds paid to channel customers for which palmOne receives identifiable benefits whose fair value can be reasonably estimated and which are expensed in the period the related revenue is recognized.

Warranty Costs

palmOne accrues for warranty costs based on historical rates of repair as a percentage of shipment levels and the expected repair cost per unit, service policies and specific known warranty issues.

Restructuring Costs

Effective for calendar year 2003, in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which supersedes Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring), palmOne records liabilities for costs associated with exit or disposal activities when the liability is incurred instead of at the date of commitment to an exit or disposal activity. Prior to calendar year 2003, in accordance with EITF Issue No. 94-3, palmOne accrued for restructuring costs when it made a commitment to a firm exit plan that specifically identified all significant actions to be taken. palmOne records initial restructuring charges based on assumptions and related estimates it deems appropriate for the economic environment at the time these estimates are made. palmOne reassesses restructuring accruals on a quarterly basis to reflect changes in the costs of the restructuring activities, and records new restructuring accruals as liabilities are incurred.

Separation Costs

Separation costs reflect costs, such as consulting and professional fees, related to palmOne’s separation from 3Com.

Income Taxes

Income tax expense (benefit) for the years ended May 31, 2003, 2002 and 2001 is based on pre-tax financial accounting income or loss. Prior to July 27, 2000 (“Distribution Date”), palmOne’s operating results were included in certain 3Com consolidated federal, state and foreign income tax returns. Deferred tax assets represent temporary differences that will result in deductible amounts in future years, including net operating loss carryforwards. A valuation allowance reduces deferred tax assets to estimated realizable value, based on estimates and certain tax planning strategies. The carrying value of palmOne’s net deferred tax assets assumes that it is more likely than not that palmOne will be able to generate sufficient future taxable income in certain tax jurisdictions to realize the net carrying value.

Foreign Currency Translation

For non-U.S. subsidiaries with their local currency as their functional currency, assets and liabilities are translated to U.S. dollars, monthly, at exchange rates as of the balance sheet date, and revenues, expenses, gains and losses are translated, monthly, at average exchange rates during the period. Resulting foreign currency translation adjustments are included as a component of other comprehensive income.

For palmOne entities with the U.S. dollar as the functional currency, foreign currency denominated assets and liabilities are translated to U.S. dollars at the year-end exchange rates except for inventories, prepaid expenses, and property and equipment, which are translated at historical exchange rates. Gains (losses) resulting from foreign currency translation, net of the effect of related hedging contracts, were $0.7 million, $(0.9) million and $0.5 million in fiscal years 2003, 2002 and 2001, respectively, and are included in interest and other income (expense) in the consolidated statements of operations.

Derivative Instruments

palmOne conducts business on a global basis in several currencies. As such, palmOne is exposed to movements in foreign currency exchange rates. palmOne enters into foreign exchange forward contracts to minimize the short-term impact of foreign currency fluctuations on foreign currency receivables, investments, and payables. Gains and losses on the contracts are included in interest and other income (expense) in the consolidated statements of operations and offset foreign exchange gains or losses from the revaluation of intercompany balances or other current assets, investments, and liabilities denominated in currencies other than the functional currency of the reporting entity. palmOne’s foreign exchange forward contracts relate to current assets and liabilities and generally mature within 30 days. palmOne did not hold derivative financial instruments for trading purposes during the years ended May 31, 2003, 2002 and 2001.

Stock-Based Compensation

palmOne has employee stock plans, which are described more fully in Note 12 to consolidated financial statements. The Company accounts for its employee stock plans under the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation (“FIN”) No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25), and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. palmOne accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and related guidance.

Under APB No. 25, the Company generally recognizes no compensation expense with respect to shares issued under its employee stock purchase plan and options granted to employees under its stock option plan, collectively called “options.” Concurrently, the Company’s stock option plan also allows for the issuance of restricted stock awards, under which shares of common stock are issued at par value to key employees, subject to vesting restrictions, and for which compensation expense equal to the fair market value on the date of the grant is recognized over the vesting period.

Pursuant to FIN No. 44, options assumed in a purchase business combination are valued at the date of acquisition at their fair value calculated using the Black-Scholes option valuation model. The fair value of the assumed options is included as part of the purchase price. The intrinsic value attributable to the unvested options is recorded as unearned stock-based compensation and amortized over the remaining vesting period of the related options.

The following table illustrates the effect on net loss and net loss per share if palmOne had elected to recognize stock-based compensation expense based on the fair value of the options granted at the date of grant as prescribed by SFAS No. 123. For the purposes of this pro forma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting periods, using the multiple option approach.

	Years Ended May 31,
	2003	2002	2001
	(in thousands, except per share amounts)
Net loss, as reported	$(442,582)	$(82,168)	$(356,476)
Add: Stock based compensation included in reported net loss, net of related tax effects (1)	3,903	5,843	6,731
Less: Stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(41,758)	(110,441)	(152,629)

Pro forma net loss	$(480,437)	$(186,766)	$(502,374)

Net loss per share, as reported—basic and diluted	$(15.23)	$(2.87)	$(12.59)

Pro forma net loss per share—basic and diluted	$(16.53)	$(6.52)	$(17.75)

(1)	Amounts include compensation related to options held by PalmSource employees.

SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because options held by palmOne employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options. See Note 12 to consolidated financial statements for a discussion of the assumptions used in the option valuation model and estimated fair value for employee stock options.

Net Loss Per Share

Basic and diluted loss from continuing operations, loss from discontinued operations and net loss per share is calculated based on the weighted average shares of common stock outstanding during the period, excluding shares of restricted stock subject to repurchase. Diluted loss from continuing operations, loss from discontinued operations and net loss per share is calculated based on the weighted average shares of common stock outstanding excluding shares subject to repurchase, because the effect of restricted stock subject to repurchase and stock options and warrants outstanding, calculated using the treasury stock method, would have been anti-dilutive. For the years ended May 31, 2003, 2002 and 2001, approximately 54,000, 15,000 and 142,000 common equivalent shares were excluded from the computations of dilutive loss per share, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net loss plus net unrealized gain (loss) on investments, recognized losses included in earnings and accumulated foreign currency translation adjustments.

Effects of Recent Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board (“FASB”) issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. palmOne adopted FIN No. 45 during the quarter ended February 28, 2003, which did not have an impact on the Company’s historical financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, an amendment of SFAS No. 123, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. In addition, it amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002, which, for palmOne, will be the quarter ended August 31, 2003. The adoption of SFAS No. 148 did not have an impact on the Company’s historical financial position or results of operations.

In April, 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly and clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component. SFAS No. 149 also amends the definition of an underlying to conform it to language used in FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions. The adoption of SFAS No. 149 will not have an impact on the Company’s historical financial position or results of operations.

In May, 2003 the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that falls within its scope as a liability (or an asset in some circumstances). SFAS No.150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, which for palmOne is the quarter ended November 30, 2003. The adoption of SFAS No. 150 will not have an impact on the Company’s historical financial position or results of operations.

Note	3. Business Combinations

In December 2001, palmOne completed its acquisition of ThinAirApps, Inc. (“ThinAirApps”). The total purchase price of $19.7 million consisted of $18.6 million of palmOne common stock (262,519 shares issued based on the average stock price for the five trading days ended on December 17, 2001), $0.3 million of stock options assumed and $0.8 million of direct transaction costs. ThinAirApps was a privately–held, New York-based developer of software enabling secure wireless access to corporate email and other critical enterprise data. As a result of the acquisition, palmOne expected to benefit from the licensing of ThinAirApps’ software technology and the addition of engineers to the Solutions Group business, in addition to possibly integrating ThinAirApps’ technology into future versions of palmOne’s products to enhance secure wireless access capabilities. Intangible assets are being amortized over periods ranging from two to four years. This transaction is being accounted for as a purchase pursuant to SFAS No. 141, Business Combinations. The goodwill for this acquisition is not deductible for tax purposes. During the third quarter of fiscal year 2003, palmOne recorded an impairment charge of $2.5 million, pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, related to the core technology acquired from ThinAirApps.

In June 2000, palmOne completed the acquisition of AnyDay.com, Inc. (“AnyDay”). The total purchase price of $85.7 million consisted of $71.4 million of cash, $4.7 million of stock options assumed, $9.2 million of contractual commitments and $0.4 million of direct transaction costs. Total liabilities assumed in the transaction of $13.7 million included accounts payable, accrued liabilities, contractual commitments and long-term debt. Approximately $0.9 million of the purchase price of AnyDay represented purchased in-process technology that had not yet reached technological feasibility, had no alternative future use and was charged to operations. AnyDay was a provider of an Internet-based time management solution. AnyDay’s solution extended the capabilities of the online calendar with group organizing, events directory and integrated email scheduling system. This acquisition was accounted for using the purchase method of accounting under APB No. 16, Business Combinations. During the fourth quarter of fiscal year 2001, palmOne recorded an impairment charge of $47.7 million related to the goodwill and intangible assets of the AnyDay acquisition based upon an impairment analysis necessitated by evolving market conditions that indicated that the carrying amounts of long-lived assets acquired might not be fully recoverable through undiscounted future operating cash flows.

The original purchase prices were allocated based on the valuation, generally using a discounted cash flow approach, of purchased core technology, purchased in-process technology, non-compete covenants, assembled workforce and other identifiable intangible assets as follows (in thousands):

	ThinAir Apps	AnyDay
Core technology	$3,810	$5,200
Non-compete covenants	—	11,829
Assembled workforce	—	2,020
Membership base	—	1,250
Purchased in-process technology	—	853
Net tangible assets	468	2,326
Deferred tax liability	1,565	(3,089)
Goodwill	13,815	65,282

Purchase price	$19,658	$85,671

In November 2001, March 2001 and December 2000, palmOne completed its purchase of specified assets of Be Incorporated, the acquisition of peanutpress.com, Inc. and the acquisition of WeSync.com Inc., respectively, all of which were considered part of the PalmSource business segment. The assets acquired and liabilities assumed in connection with these purchases and acquisitions have been reclassified and are included, as applicable, in non current assets from discontinued operations as of May 31, 2003 and 2002. (See Note 19 to consolidated financial statements.)

Note	4. Cash and Available-For-Sale and Restricted Investments

The Company’s available-for-sale and restricted investments are as follows (in thousands):

	May 31, 2003			May 31, 2002
	Adjusted Cost	Unrealized Loss	Carrying Value	Adjusted Cost	Unrealized Loss	Carrying Value
Cash	$30,394	$—	$30,394	$7,688	$—	$7,688
Cash equivalents:
Money market funds	37,673	—	37,673	59,823	—	59,823
State and local government obligations	93,900	—	93,900	78,448	—	78,448
Corporate notes/bonds	33,000	—	33,000	98,900	—	98,900
Foreign corporate notes/bonds	10,000	—	10,000	3,000	—	3,000

	174,573	—	174,573	240,171	—	240,171

Total cash and cash equivalents	$204,967	$—	$204,967	$247,859	$—	$247,859

Short-term investments:
Corporate notes/bonds	$—	$—	$—	$17,987	$(17)	$17,970

Equity investments in publicly traded companies	$253	$—	$253	$—	$—	$—

Restricted investments:
U.S. government agency obligations	$173	$—	$173	$—	$—	$—
Certificates of deposit	775	—	775	775	—	775

	$948	$—	$948	$775	$—	$775

Note	5. Inventories

Inventories consist of the following (in thousands):

	May 31,
	2003	2002
Finished goods	$16,835	$35,995
Work in process and raw materials	5,913	19,009

	$22,748	$55,004

Note	6. Land not in use

The land, approximately 39 acres located in San Jose, California, was land on which palmOne had previously planned to build its new corporate headquarters. At the initiation of a seven-year master lease agreement during the second quarter of fiscal year 2001, the lessor acquired the land for palmOne’s future headquarters. Due to the uncertain economic environment and changes to its business, in the fourth quarter of fiscal year 2001, palmOne decided not to go forward with the lease commitment or construction of the future headquarters facility. Pursuant to the terms of the master lease agreement, upon termination of the agreement, palmOne was required to exercise its option to purchase the land from the lessor at the lessor’s full initial purchase price. As a result, in the fourth quarter of fiscal year 2001, palmOne incurred an impairment charge of $59.0 million related to the land, consisting of the difference in the value of the land at that date and palmOne’s purchase price. The land was classified as held for sale as of May 31, 2001 but ceased to be actively marketed during fiscal year 2002 and was reclassified as land not in use. During the third quarter of the year ended May 31, 2003, palmOne incurred an additional impairment charge of $100.0 million related to the land. Market conditions for commercial real estate in the Silicon Valley have further deteriorated since the land was acquired in May 2001 and the Company determined that it would not expect to hold the land as long as would be required to realize a $160.0 million carrying value. As a result the Company reviewed the carrying value of the land for impairment. Accordingly, palmOne has adjusted the carrying value of the land to its fair market value at February 2003 of $60.0 million. The Company currently has no plans to sell the land within the next twelve months.

Note	7. Property and Equipment, net

Property and equipment, net, consist of the following (in thousands):

	May 31,
	2003	2002
Equipment and internal use software	$81,676	$79,192
Leasehold improvements	3,687	3,501
Furniture and fixtures	3,789	4,760

Total	89,152	87,453
Accumulated depreciation and amortization	(57,948)	(38,283)

	$31,204	$49,170

Note	8. Goodwill

palmOne adopted SFAS No. 142, Goodwill and Other Intangible Assets, as of the first day of fiscal year 2002. As defined by SFAS No. 142, upon adoption the Company identified two reporting units—the Solutions Group and PalmSource and allocated goodwill to each unit. During the year ended May 31, 2003, the assets, including goodwill, of $1,276,000, related to Palm’s email software for the Palm OS operating system that were previously included in Solutions Group were contributed to PalmSource, which is classified as discontinued operations. During the year ended May 31, 2002, the assets and liabilities, including goodwill, of $3,040,000, related to Palm’s digital media business that were previously included in Solutions Group were contributed to PalmSource, which is classified as discontinued operations. During the fourth quarter of fiscal year 2003 and 2002, palmOne completed its annual impairment test, and there was no impairment indicated.

In connection with the ThinAirApps acquisition, goodwill acquired during 2002 was $13.8 million. As of May 31, 2003 the balance remains at $13.8 million.

Had the provisions of SFAS No. 142 been applied for the year ended May 31, 2001, the Company’s net loss and net loss per share would have been as follows (in thousands, except per share amounts):

Year Ended May 31, 2001
Net loss, as reported	$(356,476)
Add back amortization:
Goodwill	19,537
Acquired workforce	926
Related income tax effect	(372)

Adjusted net loss	$(336,385)

Net loss per share—basic and diluted, as reported	$(12.59)
Add back amortization of goodwill, acquired workforce and related income tax effect	0.71

Adjusted net loss per share—basic and diluted	$(11.88)

Note	9. Intangible Assets

Intangible assets consist of the following (in thousands):

		May 31, 2003				May 31, 2002
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Impairment Charges	Net	Gross Carrying Amount	Accumulated Amortization	Net
Core technology	36 months	$3,810	$(1,270)	$(2,540)	$—	$3,810	$(635)	$3,175
Non-compete covenants	24 months	11,829	(11,829)	—	—	11,829	(11,336)	493

		$15,639	$(13,099)	$(2,540)	$—	$15,639	$(11,971)	$3,668

The net book value of the intangible assets of PalmSource have been reclassified and are included in net assets from discontinued operations as of May 31, 2003 and 2002. (See Note 19 to consolidated financial statements).

During the third quarter of fiscal year 2003, palmOne recorded an impairment charge of $2.5 million, pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, related to the core technology acquired from ThinAirApps. The core technology is no longer considered useful, and its carrying value is not considered to be recoverable. The fair value of the core technology was determined using the discounted cash flow method.

Note	10. Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	May 31,
	2003	2002
Payroll and related expenses	$10,241	$8,700
Rebates	16,051	6,702
Product warranty	17,911	29,608
Other	56,316	49,262

	$100,519	$94,272

Note	11. Commitments

Certain palmOne facilities are leased under operating leases. Leases expire at various dates through September 2011, and certain facility leases have renewal options with rentals based upon changes in the Consumer Price Index or the fair market rental value of the property.

Future minimum lease payments, including facilities vacated as part of restructuring activities, are as follows (in thousands):

Year ended May 31,	Operating	Capital
	(in thousands)
2004	$10,717	$891
2005	9,654	149
2006	6,697	—
2007	5,369	—
2008	5,363
Thereafter	17,547	—

	$55,347	1,040

Amount related to interest		(41)

Capital lease obligation		$999

Rent expense was $8.6 million, $21.9 million and $14.9 million for fiscal years 2003, 2002 and 2001, respectively. In conjunction with its restructuring activities, the Company is attempting to sublease certain excess space, the proceeds from which would partially offset the Company’s future minimum lease commitments. The estimated sublease income of $13.8 million is not deducted from the above table. (See Note 14 to consolidated financial statements.)

In December 2001, palmOne issued a subordinated convertible note in the principal amount of $50.0 million to Texas Instruments. In connection with the PalmSource distribution, the note was divided into two, a portion was assumed by PalmSource and the remainder was retained by palmOne. Accordingly, palmOne issued a subordinated convertible note in the principal amount of $35.0 million to Texas Instruments. The note bears interest at 5.0% per annum, is due in December 2006 and is convertible into common stock at an effective conversion price of $64.60 per share. palmOne may force a conversion at any time, provided its common stock has traded above $99.48 per share for a defined period of time. In the event palmOne distributes significant assets, the Company may be required to repay a portion of the note. The PalmSource distribution (see Note 19 to consolidated financial statements) does not represent a significant distribution of assets under terms of the note. The note agreement defines certain events of default pursuant to which the full amount of the note plus interest could become due and payable.

During the third quarter of fiscal year 2001, Palm issued to a vendor a fully vested warrant to purchase up to 12,500 shares of common stock at an exercise price of $584.38 per share. On each anniversary date beginning January 2002, 25% of the shares subject to the warrant become exercisable. The warrant expires in January 2006. The fair value of the warrant of $3.8 million was capitalized and is being amortized to cost of revenues over the term of the agreement. The fair value of the warrant was estimated at the date of grant using the Black-Scholes valuation model with the following assumptions: risk-free interest rate, 4.9%; volatility, 67%; option term, 5 years; dividend yield, 0.0%.

As of May 31, 2003, we had in place an asset-backed borrowing-base credit facility from a group of financial institutions for up to a maximum of $150 million with the actual amount available determined by eligible accounts receivable and inventory as well as a real estate line of credit less the amount of any outstanding cash advances and letters of credit. As of May 31, 2003, we had used the credit facility to support the issuance of letters of credit of $4.6 million. In June 2003, the asset-backed borrowing-base credit facility expired. The $4.6 million of letters of credit issued under the credit facility were replaced by new letters of credit collateralized with restricted cash.

The Company has a patent and license agreement with a third party vendor under which the Company is committed to pay $2.4 million in fiscal year 2004 and $2.7 million in fiscal year 2005

palmOne has a minimum component purchase commitment with a third party under which it could be liable for payments of up to a maximum of $4.9 million during calendar year 2003.

palmOne has an agreement with PalmSource that grants the Company certain licenses to develop, manufacture, test, maintain and support its products. Under this agreement, palmOne has agreed to pay PalmSource license and royalty fees based upon net shipment revenue of its products which incorporate PalmSource’s software, a source code license and maintenance and support fees. The source code license fee is $6.0 million paid in three equal annual installments in June 2003, June 2004 and June 2005. Annual maintenance and support fees are approximately $0.4 million per year. The agreement includes a minimum annual royalty and license commitment of $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years in the period ending December 3, 2006.

palmOne utilizes contract manufacturers to build its products. These contract manufacturers acquire components and build product based on demand forecast information supplied by palmOne, which typically covers a rolling 12-month period. Consistent with industry practice, palmOne acquires inventories through a combination of formal purchase orders, supplier contracts and open orders based on projected demand information. Such formal and informal purchase commitments typically cover palmOne’s forecasted component and manufacturing requirements for periods ranging from 30 to 90 days. As of May 31, 2003, palmOne had outstanding third-party manufacturing commitments and component purchase commitments of approximately $82 million.

As part of the separation agreements with 3Com, palmOne agreed to assume liabilities arising out of the Xerox, E-Pass Technologies and Connelly litigation and to indemnify 3Com for any damages it may incur related to these cases. (See Note 17 to consolidated financial statements.)

As part of the agreements with PalmSource relating to the PalmSource distribution, palmOne agreed to assume liabilities arising out of the Xerox litigation and to indemnify PalmSource and PalmSource’s licensees if any claim is brought against either of them alleging infringement of the Xerox patent by covered operating system versions for any damages it may incur related to this case. (See Note 16 to consolidated financial statements).

Under the indemnification clause of palmOne’s standard reseller agreements and software license agreements, palmOne agrees to defend the reseller/licensee against third party claims asserting infringement by palmOne’s products of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the reseller/licensee.

The Company’s product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty liability based on historical rates of usage as a percentage of shipment levels and the expected repair cost per unit, service policies and specific known issues.

Changes in the product warranty accrual are as follows (in thousands):

Year Ended May 31, 2003
Balance at beginning of period	$30,008
Payments made	(39,626)
Accrual related to product sold during the period	40,414
Change in estimated liability for pre-existing warranties	(12,885)

Balance at end of period	$17,911

Note	12. Stockholders’ Equity

Preferred Stock

palmOne’s Board of Directors has the authority to issue up to 125,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of ownership. No shares of preferred stock were outstanding at May 31, 2003 and 2002.

Stockholder Rights Plan

In November 2000, the Board of Directors approved a preferred stock rights agreement and issued a dividend of one right to purchase one one-thousandth of a share of the Company’s Series A Participating Preferred Stock for each share of common stock outstanding as of November 6, 2000. The rights become exercisable based upon certain limited conditions related to acquisitions of stock, tender offers, and certain business combination transactions of palmOne.

Employee Stock Purchase Plan

palmOne has an employee stock purchase plan under which eligible employees can contribute up to 10% of their compensation, as defined in the plan, towards the purchase of shares of palmOne common stock at a price of 85% of the lower of the fair market value at the beginning of the offering period or the end of each six-month purchase period. As of May 31, 2003, 1,750,000 shares of palmOne common stock have been reserved for issuance under the employee stock purchase plan. The employee stock purchase plan provides for annual increases on the first day of each fiscal year in the number of shares available for issuance equal to 2% of the outstanding shares of common stock on the first day of the fiscal year, or a lesser amount as may be determined by the Board of Directors. During the years ended May 31, 2003, 2002 and 2001, palmOne issued approximately 231,000 shares, 107,000 shares and 37,000 shares, respectively, under the employee stock purchase plan. At May 31, 2003, approximately 1,377,000 shares were available for issuance under this plan, which increased to 1,961,000 shares on June 1, 2003 pursuant to the annual plan increase previously described.

Stock Option Plans

palmOne has a stock option plan under which options to purchase shares of common stock may be granted to employees, directors and consultants. Options are generally granted at not less than the fair market value at date of grant, typically vest over a one- to four-year period and expire ten years after the date of grant. palmOne’s stock option plan also allows for the issuance of restricted stock awards, under which shares of common stock are issued at par value to key employees, subject to vesting restrictions. For restricted stock awards, compensation expense equal to the fair market value on the date of the grant is recognized over the vesting period. Certain palmOne employees also participated in the 3Com restricted stock plan, and at the Distribution Date, palmOne employees who had 3Com restricted stock grants forfeited the unvested portion of their 3Com restricted stock grants. The forfeited unvested shares were replaced by palmOne restricted stock grants. During the years ended May 31, 2003, 2002 and 2001, palmOne recognized compensation expense of $3,309,000, $4,865,000, and $6,409,000, respectively, related to palmOne restricted stock grants. As of May 31, 2003, 4,948,000 shares of common stock have been reserved for issuance under the stock option plan. The stock option plan provides for annual increases on the first day of each fiscal year in the number of shares available for issuance equal to 5% of the outstanding shares of common stock on the first day of the fiscal year or a lesser amount as may be determined by the Board of Directors. At May 31, 2003, approximately 825,000 shares of common stock were available for grant under this plan, which increased to 2,287,000 shares on June 1, 2003 pursuant to the annual plan increase previously described.

palmOne also has various stock option plans assumed in connection with various mergers and acquisitions. Except for shares of palmOne common stock underlying the options outstanding under these plans, there are no shares of palmOne common stock reserved under these plans, including shares for new grants. In the event that any such assumed option is not exercised, no further option to purchase shares of palmOne common stock will be issued in place of such unexercised option. However, palmOne has the authority, if necessary, to reserve additional shares of palmOne common stock under these plans to the extent such shares are necessary to effect the adjustment to maintain option value, including intrinsic value, of the outstanding options under these plans as a result of the PalmSource distribution.

Non-employee Director Stock Option Plan

Under the 2001 Stock Option Plan for Non-employee Directors, options to purchase common stock are granted to non-employee members of the Board of Directors at an exercise price equal to fair market value on the date of grant and typically vest over a 36-month period. As of May 31, 2003, 300,000 shares of common stock have been reserved for issuance under the director stock option plan and approximately 273,000 shares of common stock were available for grant. The Company also has an Amended and Restated 1999 Director Option Plan which remains in effect only with respect to outstanding options previously granted and under which no future grants of stock options will be made.

The following table summarizes the activity under all stock option plans (shares in thousands):

	Years ended May 31,
	2003		2002		2001
	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average exercise price
Outstanding at beginning of year	2,327	$239.96	1,701	$471.71	654	$548.95
Granted	2,615	$14.05	1,621	$91.09	1,258	$392.68
Exercised	(18)	$12.96	(2)	$23.46	(71)	$273.15
Cancelled	(903)	$165.48	(993)	$399.43	(140)	$626.32

Outstanding at end of year	4,021	$110.57	2,327	$239.96	1,701	$471.71

Exercisable at end of year	1,882	$183.12	737	$339.37	295	$520.14

Prior to the Separation Date, certain palmOne employees had been granted options to purchase 3Com common stock under 3Com’s employee stock option plans. At the Distribution Date, approximately 3,503,000 3Com options held by palmOne employees were converted into options to purchase 334,000 shares of Palm common stock and are included in the above schedule as fiscal year 2001 grants.

Information relating to stock options outstanding as of May 31, 2003 is as follows (shares in thousands):

	Outstanding			Exercisable
Range of exercise prices	Number of shares	Weighted average exercise price	Weighted average contractual life	Number of shares	Weighted average exercise price
	(in years)
$3.80 to $12.10	235	$10.88	9.7	2	$5.85
$12.20 to $13.80	1,797	$13.78	9.3	408	$13.80
$14.00 to $72.80	651	$46.70	8.9	307	$65.39
$74.40 to $104.80	610	$103.73	8.2	562	$104.38
$107.20 to $506.25	442	$248.15	6.9	378	$243.91
$508.30 to $1,338.75	286	$750.63	6.8	225	$748.16

$3.80 to $1,338.75	4,021	$110.57	8.6	1,882	$183.12

SFAS No. 123 Assumptions and Fair Value

The fair value of each option grant during the years ended May 31, 2003, 2002 and 2001 reported above in Note 2 to consolidated financial statements was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

	Years Ended May 31,
Assumptions applicable to stock options	2003	2002	2001
Risk-free interest rate	2.4%	3.4%	4.9%
Volatility	100%	100%	77%
Option term (in years)	3.1	2.5	3.1
Dividend yield	0.0%	0.0%	0.0%

	Years Ended May 31,
Assumptions applicable to employee stock purchase plan	2003	2002	2001
Risk-free interest rate	2.4%	3.4%	4.2%
Volatility	99%	97%	77%
Option term (in years)	2.0	2.0	1.8
Dividend yield	0.0%	0.0%	0.0%

The weighted average estimated fair value of stock options granted during the years ended May 31, 2003, 2002 and 2001 was $8.79, $51.62, and $213.34 per share, respectively. The weighted average estimated fair value of shares granted under the employee stock purchase plan during the years ended May 31, 2003, 2002 and 2001 was $14.73, $32.10 and $150.91 per share, respectively.

Note 13. Income Taxes

The income tax provision (benefit) consists of the following (in thousands):

	Years Ended May 31,
	2003	2002	2001
Current:
Federal	$—	$(9,194)	$25,289
State	386	(6,601)	8,549
Foreign	2,917	(2,422)	11,914

Total current	3,303	(18,217)	45,752

Deferred:
Federal	172,823	(13,981)	(165,022)
State	46,090	964	(42,317)
Foreign	712	5,436	(6,128)

Total deferred	219,625	(7,581)	(213,467)

	$222,928	$(25,798)	$(167,715)

Loss before income taxes for the years ended May 31, 2003, 2002, and 2001 includes foreign subsidiary income (loss) of $5.8 million, $(35.2) million, and $(43.8) million, respectively.

The income tax provision (benefit) differs from the amount computed by applying the federal statutory income tax rate to income before income taxes as follows:

	Years Ended May 31,
	2003	2002	2001
Tax computed at federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal effect	0.2	4.1	4.3
Research tax credits	—	2.7	0.5
Acquired in-process technology and non-deductible goodwill	—	—	(4.4)
Differential in foreign tax rates on earnings (losses)	(1.6)	4.7	(3.9)
Valuation allowance	(140.9)	(15.7)	—
Other	(7.1)	(2.4)	1.3

	(114.4)%	28.4%	32.8%

The significant components of palmOne’s deferred income tax assets are (in thousands):

	May 31,
	2003	2002
Net operating loss carryforwards	$192,425	$160,995
Land impairment	62,994	23,379
Reserves not currently deductible for tax purposes	35,391	45,161
Tax credit carryforwards	16,622	17,187
Deferred expenses	3,072	15,835
Deferred revenue	1,863	1,395
Other	11,311	4,824

	323,678	268,776
Valuation allowance	(288,878)	(14,351)

	$34,800	$254,425

As of the end of fiscal year 2002, palmOne had recorded a net deferred tax asset of $254.4 million. The realization of the net deferred tax asset was supported by certain identified tax strategies, involving the potential sale or transfer of appreciated assets, which were prudent, feasible and which management would implement, if necessary, to realize the related tax benefits before palmOne’s net operating loss carryforwards expired. The identified tax strategies included the potential sale or transfer of certain identified business operations, consisting of the Company’s PalmSource, Inc. subsidiary and the Company’s wireless access service operations, as well as the transfer of certain intellectual property from a foreign subsidiary to the United States, on a taxable basis. During the first quarter of fiscal year 2003, there was a significant decline in the value of these identified business operations and assets. In addition, the Company’s business plans had developed such that the potential sale or transfer of PalmSource, Inc. and the wireless access service operations on a taxable basis were no longer feasible tax planning strategies. As a result, the Company recorded a tax provision of $219.6 million to increase its valuation allowances reflecting these changes and to reduce the net deferred tax assets to $34.8 million, which is the amount supported by the value of its intellectual property transfer strategy which, as of that date and at the end of fiscal year 2003, continues to be prudent, feasible and one that management would implement, if necessary, to realize the related tax benefits before palmOne’s net operating loss carryforwards expired. The valuation allowance also increased as a result of the operating losses incurred during fiscal year 2003.

As of May 31, 2003, palmOne has operating loss carryforwards for federal tax purposes totaling approximately $555 million, which expire in various years through fiscal year 2024. palmOne also has approximately $21 million of remaining operating loss carryforwards acquired through business combinations, which expire in various years between 2011 and 2022. In addition, palmOne has federal and state research and experimental credit carryforwards of approximately $17 million, which expire in various years between 2007 and 2024.

Note	14. Restructuring Charges and Excess Inventory and Related Costs

Restructuring charges of $37.3 million recorded during fiscal year 2003 consist of $19.1 million related to the restructuring actions taken during the third quarter of fiscal year 2003 plus $18.2 million of net adjustments related to restructuring actions taken in prior fiscal years.

In the third quarter of fiscal year 2003, palmOne recorded restructuring charges of $19.1 million related to workforce reductions, primarily in the United States, of approximately 140 regular employees, facilities and property and equipment disposed of or removed from service and cancelled programs. Restructuring charges relate to the implementation of a series of actions to better align the Company’s expense structure with its revenues. In accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, restructuring costs are recorded as incurred. Restructuring charges are recorded for facilities leased under operating leases, when palmOne ceases using the facility. Restructuring charges for employee workforce reductions are recorded upon employee notification for employees whose required continuing service period is 60 days or less, and ratably over the employee’s continuing service period for employees whose required continuing service period is greater than 60 days. As of May 31, 2003, approximately 120 regular employees had been terminated as a result of this restructuring.

Accrued liabilities related to the third quarter of fiscal year 2003 restructuring actions consist of the following (in thousands):

	Discontinued project costs	Excess facilities and equipment costs	Workforce reduction costs	Total
Restructuring expense	$10,577	$2,445	$6,085	$19,107
Cash payments	(4,700)	(106)	(4,580)	(9,386)
Fixed asset write-offs	(3,510)	(743)	(131)	(4,384)

Balances, May 31, 2003	$2,367	$1,596	$1,374	$5,337

In the fourth quarter of fiscal year 2002, palmOne recorded restructuring charges of $14.9 million related to decisions and commitments made in that quarter. These restructuring charges consist of workforce reduction costs, excess facilities charges and the discontinuance of certain projects. palmOne recorded approximately $5.2 million related to workforce reductions across all geographic regions primarily related to severance, benefits and related costs due to the reduction of approximately 90 regular employees, approximately $6.1 million related to facilities and property and equipment that would be disposed of or removed from service in fiscal year 2003 and approximately $3.6 million related to projects that were cancelled. Workforce reductions were completed by May 31, 2003. During the year ended May 31, 2003, palmOne recorded restructuring adjustments totaling $1.4 million to reflect the changes in the estimated costs of certain actions from the original estimates.

Accrued liabilities related to the fourth quarter of fiscal year 2002 restructuring actions consist of the following (in thousands):

	Discontinued project costs	Excess facilities costs	Workforce reduction costs	Total
Restructuring expenses	$3,600	$6,078	$5,201	$14,879
Cash payments	(2,327)	—	—	(2,327)
Write-offs	—	(12)	—	(12)

Balances, May 31, 2002	1,273	6,066	5,201	12,540
Restructuring adjustments	(857)	360	(860)	(1,357)
Cash payments	(416)	(6,426)	(4,341)	(11,183)

Balances, May 31, 2003	$—	$—	$—	$—

In the second quarter of fiscal year 2002, palmOne announced actions intended to reduce its cost structure and originally recorded charges of $21.7 million for these actions. The second quarter fiscal year 2002 restructuring charge consisted of workforce reduction costs across all geographic regions and excess facilities and related costs for lease commitments for space no longer needed to support ongoing operations. Workforce reductions affected approximately 210 regular employees and were substantially complete by the second quarter of fiscal year 2003. During the remainder of fiscal year 2002, palmOne recorded charges totaling $0.2 million primarily due to changes from the original estimate in the expected sublease income from excess facilities. During the year ended May

31, 2003, palmOne recorded restructuring adjustments totaling $1.5 million to reflect the changes in the estimated costs of certain actions from the original estimates.

Accrued liabilities related to the second quarter of fiscal year 2002 restructuring actions consist of the following (in thousands):

	Excess facilities costs	Workforce reduction costs	Total
Restructuring expenses	$8,364	$13,503	$21,867
Cash payments	(2,083)	(11,573)	(13,656)
Write-offs	(3,693)	(193)	(3,886)

Balances, May 31, 2002	2,588	1,737	4,325
Restructuring adjustments	(515)	(1,009)	(1,524)
Cash payments	(2,073)	(728)	(2,801)

Balances, May 31, 2003	$—	$—	$—

In the fourth quarter of fiscal year 2001, palmOne recorded restructuring charges which consisted of carrying and development costs related to the land on which palmOne had previously planned to build a headquarters facility, facilities costs related to lease commitments for space no longer intended for use, workforce reduction costs across all geographic regions and discontinued project costs. These workforce reductions affected approximately 205 regular employees and were completed during the year ended May 31, 2002. During fiscal year 2002, palmOne recorded charges totaling $7.8 million due to changes from the original estimate of the cost of these restructuring actions primarily as a result of a reduction in estimated sublease income. During the year ended May 31, 2003, palmOne recorded additional charges totaling $21.1 million due to further changes from the original estimate of the cost of the restructuring actions announced in the fourth quarter of fiscal year 2001 primarily due to changes in estimates of sublease income for excess facilities. The ability to realize sublease income is dependent on lease market conditions. The amount of estimated sublease income may be subject to change based upon developments in lease market conditions and other pertinent facts. As of May 31, 2003, the balance consists of lease commitments, payable over nine years, net of estimated sublease income of $13.8 million.

Accrued liabilities related to the fourth quarter of fiscal year 2001 restructuring actions consist of the following (in thousands):

	Land carrying and development costs	Discontinued project costs	Excess facilities costs	Workforce reduction costs	Total
Balances, May 31, 2001	$1,258	$2,628	$17,352	$9,669	$30,907
Restructuring adjustments	1,366	(349)	9,857	(3,059)	7,815
Cash payments	(2,624)	(1,788)	(9,257)	(5,987)	(19,656)
Write-offs	—	(491)	(1,400)	(298)	(2,189)

Balances, May 31, 2002	—	—	16,552	325	16,877
Restructuring adjustments	—	—	21,358	(284)	21,074
Cash payments	—	—	(8,361)	(41)	(8,402)

Balances, May 31, 2003	$—	$—	$29,549	$—	$29,549

Cost reduction actions initiated in the second and fourth quarters of fiscal year 2002 and in the fourth quarter of fiscal year 2001 are complete except for remaining rent payments related to excess facilities. Cost reduction actions initiated in the third quarter of fiscal year 2003 are expected to be substantially complete by the end of the second quarter of fiscal year 2004. palmOne cannot be assured that current estimates of the costs associated with these restructuring actions will not change during the implementation period.

In the fourth quarter of fiscal year 2001, the Company recorded a $268.9 million inventory related charge, in addition to the restructuring charges described above. During the first three quarters of fiscal year 2001, the Company was experiencing high growth rates and product supply constraints, including limited supply of certain key components. As a result the Company purchased inventory and made purchase commitments with third party suppliers in anticipation of the continuation of this trend. During the fourth quarter of fiscal year 2001, the Company experienced a sudden and significant decline in demand for its products. Revenues in the fourth quarter of fiscal year 2001 were $165.3 million compared to revenues of $470.8 million during the third quarter of fiscal year 2001. This rapid and unexpected decline in demand for handheld device products and in revenues resulted in palmOne recording a charge totaling $268.9 million consisting of $144.3 million for excess inventory and related tooling costs and $124.6 million of non-cancelable inventory purchase commitments in excess of the Company’s forecasted needs. This excess inventory charge was calculated in accordance with palmOne’s policy, which is based on inventory levels determined to be in excess of anticipated 12-month demand based upon the Company’s internal sales and marketing forecasts of product demand and inventory levels in the distribution channel. During fiscal year 2002, the Company experienced continued customer demand for the products that had been previously written off and settled the component purchase commitments for less than the original amount. Accordingly, during fiscal year 2002, the Company recognized a benefit of $101.8 million because it was able to sell approximately $83.0 million of inventory that had previously been written off and to realize approximately $18.8 million from the favorable settlement of non-cancelable component commitments.

Note	15. Employee Benefit Plan

Eligible palmOne employees may participate in palmOne’s 401(k) Plan (“the Plan”). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants may elect to contribute from 1% to 22% of their annual compensation to the Plan each calendar year, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Plan provides for Company matching contributions as determined by the Board of Directors. palmOne matches 50% for each dollar on the first 6% of target income contributed by the employee. Employees become vested in palmOne matching contributions according to a three-year vesting schedule based on initial date of hire. palmOne’s expense related to 401(k) matching contributions was $1.6 million, $1.8 million, and $1.9 million for the years ended May 31, 2003, 2002 and 2001, respectively.

Note	16. Litigation

palmOne is a party to lawsuits in the normal course of its business. Litigation in general, and intellectual property litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. palmOne believes that it has defenses to the cases set forth below and is vigorously contesting these matters. palmOne is not currently able to estimate, with reasonable certainty, the possible loss, or range of loss, if any, from the cases listed below, but an unfavorable resolution of these lawsuits could materially adversely affect palmOne’s business, results of operations or financial condition. (Although Palm, Inc. is now palmOne, Inc. the pleadings in the pending litigation continue to use the former company names including Palm Computing, Inc. and Palm, Inc.)

On April 28, 1997, Xerox Corporation filed suit in the United States District Court for the Western District of New York. The case came to be captioned Xerox Corporation v. 3Com Corporation, U.S. Robotics Corporation, U.S. Robotics Access Corp., and Palm Computing, Inc., Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, entitled “Unistrokes for Computerized Interpretation of Handwriting.” The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the patent in the future. In 2000, the District Court dismissed the case, ruling that the patent is not infringed by the Graffiti handwriting recognition system used in handheld computers using Palm’s operating systems. Xerox appealed the dismissal to the United States Court of Appeals for the Federal Circuit (“CAFC”). On October 5, 2001, the CAFC affirmed-in-part, reversed-in-part and remanded the case to the District Court for further proceedings. On December 20, 2001, the District Court granted Xerox’s motion for summary judgment that the patent is valid, enforceable, and infringed. The defendants filed a Notice of Appeal on December 21, 2001. On February 22, 2002, the court denied a request for an injunction sought by Xerox to prohibit the manufacture or sale of products using the Graffiti handwriting recognition system. The court also rejected a request by Xerox to set a trial date to determine damages Xerox claims it is owed. In connection with the denial of Xerox’s request to set a trial date on damages, the court required Palm to post a $50 million bond, which was satisfied with a letter of credit from a financial institution. A Notice of Appeal from the District Court’s order of February 22, 2002 was filed by Palm on March 15, 2002. A cross-appeal from the District Court’s order of February 22, 2002 was filed by Xerox on March 4, 2002. A hearing on the appeal and cross-appeal was held on January 6, 2003 before the CAFC. The CAFC has remanded the case to the District Court for a determination on the issue of invalidity of the ‘656 patent. Xerox petitioned the CAFC for reconsideration of its determination on the appeal and cross-appeal, but the CAFC has denied this petition and eliminated the requirement for the $50 million bond from Palm. If palmOne is not successful regarding the remand to the District Court, the CAFC has noted that an injunction will apply. If an injunction is sought by Xerox and issued, it could result in business interruption for palmOne that would have a significant adverse impact on palmOne’s operations and financial condition if palmOne has not transitioned to a handwriting recognition system outside the scope of Xerox’s asserted claims. In addition, if palmOne is not successful with regard to this remand to the District Court, Xerox has stated in its court pleadings that it will seek at a trial, a significant compensatory and punitive damage award or license fees from palmOne. Furthermore, if palmOne is not successful with regard to this remand to the District Court, palmOne might be liable to PalmSource’s licensees and other third parties under contractual obligations or otherwise sustain adverse financial impact if Xerox seeks to enforce its patents claims against PalmSource’s licensees and other third parties. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the Xerox litigation.

On February 28, 2000, E-Pass Technologies, Inc. filed suit against “3Com, Inc.” in the United States District Court for the Southern District of New York and later filed, on March 6, 2000, an amended complaint against Palm and 3Com. The case is now captioned E-Pass Technologies, Inc. v. 3Com Corporation, a/k/a 3Com, Inc. and Palm, Inc., Civil Action No. 00 CIV 1523. The amended complaint alleges willful infringement of U.S. Patent No. 5,276,311, entitled “Method and Device for Simplifying the Use of Credit Cards, or the Like.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patent in the future. The case was transferred to the United States District Court for the Northern District of California. In an Order dated August 12, 2002, the Court granted Palm’s motion for summary judgment that there was no infringement. E-Pass appealed the Court’s decision to the CAFC. The issues on appeal before the CAFC have been fully briefed and argued by the parties. On August 21, 2003, the CAFC issued a ruling reversing the claim construction of the District Court and the attendant summary judgment motion and remanded the case to the District Court for further proceedings. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses, which may arise out of the E-Pass litigation.

On March 14, 2001, NCR Corporation filed suit against Palm and Handspring, Inc. in the United States District Court for the District of Delaware. The case is captioned NCR Corporation v. Palm, Inc. and Handspring, Inc., Civil Action No. 01-169. The complaint alleges infringement of U.S. Patent Nos. 4,634,845 and 4,689,478, entitled, respectively, “Portable Personal Terminal for Use in a System for Handling Transactions” and “System for Handling Transactions Including a Portable Personal Terminal.” The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patents in the future. The case was referred to Magistrate Judge Mary P. Thynge. In a Memorandum Opinion dated July 11, 2002, the Magistrate Judge indicated that she would recommend that the District Court grant the defendants’ motion for summary judgment that there was no infringement. NCR filed objections to the recommendations of the Magistrate Judge, and Palm has filed a response to NCR’s objections. The District Court granted Palm’s motion for summary judgment, ruling that Palm products do not infringe the NCR patents, and denied NCR’s motion.

On January 23, 2003, Peer-to-Peer Systems LLC filed a complaint against Palm in the United States District Court for the District of Delaware. The case is captioned Peer-to-Peer Systems, LLC vs. Palm, Inc., Civil Action No. 03-115. The complaint alleges infringement of U.S. Patent No. 5,618,045 entitled “Interactive Multiple Player Game System and Method of Playing a Game Between at Least Two Players”. The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendant from infringing the patent in the future. palmOne believes that the claims are without merit and intends to defend against them vigorously. The parties have begun the discovery process.

In June 2001, the first of several putative stockholder class action lawsuits was filed in United States District Court, Southern District of New York against certain of the underwriters for Palm’s initial public offering, Palm and several of its officers. The complaints, which have been consolidated under the caption In re Palm, Inc. Initial Public Offering Securities Litigation, Case No. 01 CV 5613, assert that the prospectus from Palm’s March 2, 2000 initial public offering failed to disclose certain alleged actions by the underwriters for the offering. The complaints allege claims against Palm and the officers under Sections 11 and 15 of the Securities Act of 1933, as amended. Certain of the complaints also allege claims under Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended. Other actions have been filed making similar allegations regarding the initial public offerings of more than 300 other companies. All of these various consolidated cases have been coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. An amended consolidated complaint was filed in April 2002. The claims against the individual defendants have been dismissed without prejudice pursuant to an agreement with plaintiffs. The Court has denied Palm’s motion to dismiss. A special committee of Palm’s Board of Directors recently approved a tentative settlement proposal from plaintiffs, which includes a guaranteed recovery to be paid by the issuer defendants’ insurance carriers and an assignment of certain claims the issuers, including palmOne, may have against the underwriters. There is no guarantee that the settlement will become final however, as it is subject to a number of conditions, including court approval. palmOne believes that it has meritorious defenses to the claims against it and intends to defend the action vigorously if the case does not settle.

On August 7, 2001, a purported consumer class action lawsuit was filed against Palm and 3Com in California Superior Court, San Francisco County. The case is captioned Connelly et al v. Palm, Inc., 3 Com Corp et al, Case No. 323587. An amended complaint alleging breach of warranty and violation of California’s Unfair Competition Law was filed and served on Palm on August 15, 2001. The amended complaint, filed on behalf of purchasers of Palm III, IIIc, V and Vx handhelds, alleges that certain Palm handhelds may cause damage to PC cause damage to PC motherboards by permitting an electrical charge, or “floating voltage,” from either the handheld or the cradle to be introduced into the PC via the serial and/or USB port on the PC. The plaintiffs allege that this damage is the result of a design defect in one or more of the following: HotSync software, handheld, cradle and/or the connection cable. The complaint seeks restitution, rescission, damages, an injunction mandating corrective measures to protect against future damage as well as notifying users of potential harm. Discovery is closed. The parties engaged in mediation and have reached an agreement in principle to settle the action, subject to acceptable documentation and court approval. In connection with Palm’s separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, palmOne may be required to indemnify and hold 3Com harmless for any damages or losses which may arise out of the Connelly litigation.

On January 23, 2002, a purported consumer class action lawsuit was filed against Palm in California Superior Court, San Francisco County. The case is captioned Eley et al v. Palm, Inc., Case No. 403768. The unverified complaint, filed on behalf of purchasers of Palm m500 and m505 handhelds, alleges (1) that the HotSync function in certain Palm handhelds does not perform as advertised and the products are therefore defective and (2) that upon learning of the problem, Palm did not perform proper corrective measures for individual customers as set forth in the product warranty. The complaint alleges Palm’s actions are a violation of California’s Unfair Competition Law and a breach of express warranty. The complaint seeks alternative relief including an injunction to have Palm desist from selling and advertising the handhelds, to recall the defective handhelds, to restore the units to their advertised functionality, to pay restitution or disgorgement of the purchase price of the units and/or damages and attorneys’ fees. Palm filed its answer denying the allegations and the parties engaged in document and deposition discovery. Plaintiff and Palm engaged in mediation and have reached an agreement in principle to settle the action, subject to acceptable documentation and court approval. No trial date has been set.

On March 11, 2002, a purported consumer class action lawsuit was filed against Palm in the Wayne County Circuit Court, Detroit, Michigan. The case is captioned Hayman, et al. v Palm, Inc., Case No. 02-208249-CP. Plaintiffs allege that certain of Palm’s advertisements for its Palm III, V and m100 handheld devices were false or misleading regarding the ability of the device to wirelessly and remotely access emails or the Internet without the need for additional hardware or software sold separately. Plaintiffs allege violations of the Michigan Consumer Protection Act, breach of express and implied warranties and Michigan common law, and seek to recover the purchase price of the device from Palm for themselves and a class of all similarly situated consumers. Palm has filed a motion to dismiss the lawsuit in its entirety. The Court has heard arguments on that motion, and it has advised that it would rule on Palm’s motion to dismiss before considering the suitability of this lawsuit for class treatment.

In October 2002, a purported consumer class action lawsuit was filed against Palm in Illinois Circuit Court, Cook County. The case is captioned Goldstein v. Palm, Inc., Case No. 02CH19678. The case alleges consumer fraud regarding Palm’s representations that its m100, III, V, and VII handheld personal digital assistant, as sold, would provide wireless access to the Internet and email accounts, and would perform common business functions including data base management, custom form creation and viewing Microsoft Word and Excel documents, among other tasks. The case seeks unspecified actual damages and indemnification of certain costs. Palm responded to the complaint and the case is in its early stages. No trial date has been set.

In August and September 2002, four purported consumer class action lawsuits were filed against Palm in California Superior Court, Santa Clara County; California Superior Court, San Diego County; Illinois Circuit Court, Cook County; and Illinois Circuit Court, St. Clair County. The respective cases are captioned Lipner and Ouyang v. Palm, Inc., Case No. CV-810533; Veltman v. Palm, Inc., Case No. 02CH16143; Wireless Consumer’s Alliance, Inc. v. Palm, Inc., Case No. GIC-794940; and Cokenour v. Palm, Inc., Case No. 02L0592. All four cases allege consumer fraud regarding Palm’s representations that its m130 handheld personal digital assistant supported more than 65,000 colors. Certain of the cases also allege breach of express warranty and unfair competition. In general, the cases seek unspecified damages and/or to enjoin Palm from continuing it’s allegedly misleading advertising. The parties have tentatively agreed to a settlement in principle, subject to acceptable documentation and court approval.

On February 27, 2003, a purported consumer class action lawsuit was filed against Palm in California Superior Court, Santa Clara County. The case is captioned Hemmingsen et al v. Palm, Inc., Case No. CV815074. The unverified complaint, filed on behalf of purchasers of Palm m515 handhelds, alleges that such handhelds fail at unacceptably high rates, and in particular that instant updating and synchronization of data with PCs often will not occur. The complaint further alleges that, upon learning of the problem, Palm did not perform proper corrective measures for individual customers as set forth in the product warranty, among other things. The complaint alleges that Palm’s actions violate California’s Unfair Competition Law and constitute a breach of warranty. The complaint seeks restitution, disgorgement, damages, an injunction mandating corrective measures including a full replacement program for all allegedly defective m515s or, alternatively mandating a refund to all purported class members of the full purchase price for their m515s, and attorneys’ fees. The parties have begun the discovery process.

On or about June 17 and 19, 2003, respectively, two putative class action lawsuits were filed in the Court of Chancery in the State of Delaware in and for the County of New Castle against Palm, Handspring and various officers and directors of Handspring. The cases are captioned Goldhirsch v. Handspring, Inc., et. al., Civil Action No. 20376-NC and Majarian v. Handspring, Inc., et. al., Civil Action No. 20381-NC. The Majarian complaint was amended on or about June 23, 2003 to, among other things, delete certain previously named officer defendants. Both complaints allege that the officers and directors of Handspring breached their fiduciary duties to Handspring stockholders by, among other things, failing to undertake an appropriate evaluation of Handspring’s net worth as a merger or acquisition candidate and failing to maximize Handspring stockholder value by not engaging in a meaningful auction of Handspring. The Majarian complaint also alleges, among other things, that the officers and directors of Handspring breached their fiduciary duties by failing to act independently so that the interests of Handspring’s public stockholders would be protected and enhanced. Both complaints allege that Palm aided and abetted the alleged breaches of fiduciary duty of Handspring’s officers and directors. Both complaints seek, among other things, a preliminary and permanent injunction against the transaction, a recission of the transaction if it is consummated and unspecified damages. The Goldhirsch complaint also requests, among other things, that the Court order Handspring’s officers and directors to take all necessary steps to maximize stockholder value, including open bidding and/or a market check. palmOne believes that the lawsuits are without merit and intends to vigorously defend the cases.

Note	17. Related Party Transactions

Transactions with 3Com Corporation

Subsequent to the date of separation of palmOne from 3Com, palmOne paid 3Com for certain leased facilities and for transitional services required while palmOne established its independent infrastructure, with transitional services being completed in the third quarter of fiscal year 2002. Amounts paid to 3Com under these agreements since the separation date were approximately $15.3 million, $25.2 million and $31.9 million for fiscal years 2003, 2002 and 2001, respectively.

A Tax Sharing Agreement allocates 3Com’s and palmOne’s responsibilities for certain tax matters. The agreement requires palmOne to pay 3Com for the incremental tax costs of palmOne’s inclusion in consolidated, combined or unitary tax returns with affiliated corporations. The agreement also provides for compensation or reimbursement as appropriate to reflect re-determinations of palmOne’s tax liability for periods during which palmOne joined in filing consolidated, combined or unitary tax returns with affiliated corporations.

Each member of a consolidated group for United States federal income tax purposes is jointly and severally liable for the group’s federal income tax liability. Accordingly, palmOne could be required to pay a deficiency in the group’s federal income tax liability for a period during which palmOne was a member of the group even if the Tax Sharing Agreement allocates that liability to 3Com or another member.

Effective as of the date of palmOne’s legal separation from 3Com, subject to specified exceptions, palmOne and 3Com each released the other from any liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the separation agreement or any ancillary agreement.

Transactions with PalmSource

palmOne’s Chairman of the Board, Eric Benhamou, is also the Chairman of the Board of PalmSource. In December 2001, palmOne entered into a software license agreement with PalmSource which was amended and restated in June 2003. The agreement includes a minimum annual royalty and license commitment of $37.5 million, $39.0 million, $41.0 million and $42.5 million during each of the contract years in the period ending December 3, 2006. Under the software license agreement, palmOne incurred expense of $38.9 million, $21.4 million and $0 million during the years ended May 31, 2003, 2002 and 2001, respectively.

Subsequent to the date of separation of PalmSource from palmOne, PalmSource will continue to pay palmOne for certain transitional services. During the years ended May 31, 2003, 2002 and 2001, palmOne recognized $6.2 million, $10.1 million and $0 million for these transitional services.

Upon the PalmSource distribution, palmOne contributed an additional $6.0 million of cash, forgave a $20.0 million intercompany note receivable and assigned $15.0 million of its convertible note to PalmSource.

A Tax Sharing Agreement allocates palmOne’s and PalmSource’s responsibilities for certain tax matters. PalmOne has the responsibility to prepare and file all consolidated tax returns for PalmSource through the date of distribution including final consolidated federal income tax returns of the group. PalmSource’s tax liability will generally be calculated as if PalmSource is a stand-alone corporation. Consistent with the stand-alone methodology, PalmSource will not receive any payments for use by palmOne of any PalmSource operating losses. To the extent those losses reduce PalmSource’s tax liability as a stand-alone corporation in a future period, any required payment to palmOne would be reduced.

PalmSource will indemnify palmOne for increases (as a result of an amended return or audit or other dispute) in PalmSource’s stand-alone income tax liability or other consolidated tax liability attributable to periods after December 3, 2001, for increases in certain non-income taxes (including payroll and employee withholding taxes) attributable to PalmSource’s business whether before or after December 3, 2001, and for transfer taxes, if any, incurred on the transfer of assets by palmOne to PalmSource. PalmSource will indemnify palmOne for any taxes resulting from an acquisition of PalmSource stock.

Other Transactions and Relationships

palmOne entered into a business consulting agreement effective as of June 2002 with Satjiv Chahil, who was formerly palmOne’s Chief Marketing Officer. Under this consulting agreement, palmOne paid Mr. Chahil approximately $0.4 million in consulting fees during fiscal year 2003. This consulting agreement expired on May 31, 2003. During the term of the consulting agreement, Mr. Chahil served as a palmOne spokesperson, delivering keynote addresses at industry forums and assisting with industry and analyst relations activities, assisted with the separation of PalmSource from Palm, and solicited advice and feedback from key influencers and opinion leaders on Palm’s strategy and products.

In fiscal year 2003, palmOne made a $1.0 million equity investment in and entered into a product procurement agreement with Mobile Digital Media, Inc., a company founded by Barry Cottle, the former Senior Vice President and Chief Internet Officer of

palmOne until his employment with palmOne terminated in February 2002. Palm paid $4.6 million for products purchased under the product procurement agreement during fiscal year 2003. These products were purchased by palmOne for resale.

In fiscal year 2003, palmOne purchased $0.3 million of software licenses and services from Kontiki, Inc. The agreement pursuant to which the licenses were acquired provides palmOne with a fixed number of copies of Kontiki’s digital content delivery software. It also grants to palmOne the right to certain professional services for a period of time after execution of the agreement. Under the agreement, Kontiki agrees to provide maintenance and support services for a fee. As of the date of this report, palmOne had paid the license fees in full. Michael Homer, a current member of palmOne’s Board of Directors, is the Chairman and Chief Executive Officer of Kontiki, Inc.

In fiscal year 2003, palmOne purchased $0.1 million of products from SanDisk Corporation through a series of purchase orders and without further obligations on the part of palmOne. Judy Bruner, palmOne’s current Chief Financial Officer, serves as a member of SanDisk’s Board of Directors.

Note	18. Business Segment Information

Prior to the spin-off of PalmSource and the acquisition of Handspring, the Company’s business comprised two reporting segments; the Solutions Group business and the PalmSource business. As a result of the PalmSource spin-off, the PalmSource reporting segment has been eliminated. The continuing business of palmOne operates in one reportable segment which develops, designs and markets handheld computing and communication devices and related accessories, services and software.

Geographic Information

palmOne’s headquarters and most of its operations are located in the United States. palmOne conducts its sales, marketing and customer service activities throughout the world. Geographic revenue information is based on the location of the customer. For fiscal years 2003, 2002 and 2001, no single country outside the United States accounted for 10% or more of total revenues. Land not in use is located in the United States. Revenues from continuing operations from unaffiliated customers and property and equipment of the continuing operations by geographic region are as follows (in thousands):

	Years Ended May 31,
	2003	2002	2001
Revenues:
United States	$492,512	$643,889	$940,472
Other	345,125	360,499	592,699

Total	$837,637	$1,004,388	$1,533,171

	May 31,
	2003	2002	2001
	(in thousands)
Property and equipment, net:
United States	$29,649	$44,468	$56,920
Other	1,555	4,702	3,207

Total	$31,204	$49,170	$60,127

Note 19. Subsequent Events

On August 22, 2003, the Company sold 1.2 million shares of its common stock under its universal shelf registration statement to an institutional investor at a price of $15 per share, with proceeds of $18.0 million. The proceeds of the offering will be used for general corporate purposes, including capital expenditures and to meet working capital needs. Pending their application, the net proceeds will be invested in interest bearing securities.

On August 28, 2003, the Company entered into a two-year, $30.0 million revolving credit line from a financial institution. The credit line is secured by assets of the Company, including but not limited to cash and cash equivalents, accounts receivable, inventory and property and equipment. The interest rate may vary based on fluctuations in market rates. palmOne is subject to certain financial covenant requirements under the agreement.

As of August 29, 2003, the Company had entered into agreements to sell 1.2 million shares of its common stock under its universal shelf registration statement to a group of institutional investors at a price of $15.90 per share, with proceeds of approximately $19.1 million. The proceeds of the offering will be used for general corporate purposes, including capital expenditures and to meet working capital needs. Pending their application, the net proceeds will be invested in interest bearing securities.

On October 28, 2003, the Company’s stockholders formally approved a plan that included the PalmSource distribution and the Handspring acquisition. Accordingly, the historical consolidated financial statements of palmOne have been retroactively adjusted to account for PalmSource as discontinued operations for all periods presented in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The discontinued operations data reflects the historical assets and liabilities, results of operations and cash flows of PalmSource, the Palm OS platform and licensing business segment of palmOne, as of and during each respective period presented. No gain or loss was recorded as a result of this transaction.

Loss from discontinued operations included PalmSource net revenues of $34.3 million, $26.4 million and $26.1 million for the years ended May 31, 2003, 2002 and 2001, respectively. For fiscal years 2003, 2002 and 2001, PalmSource net revenues include $11.2 million, $5.3 million and $1.2 million respectively, from Sony Corporation, a minority stockholder of PalmSource. Also included in loss from discontinued operations are allocated corporate expenses and historical consolidated separation costs that cease after the PalmSource distribution of $9.3 million, $1.5 million and $1.5 million for the years ended May 31, 2003, 2002 and 2001, respectively.

Upon the PalmSource distribution, palmOne contributed an additional $6.0 million of cash, forgave a $20.0 million intercompany note receivable and assigned $15.0 million of its convertible note to PalmSource. The net assets of PalmSource reported as discontinued operations as of May 31, 2003 and 2002 were (in thousands):

	May 31, 2003	May 31, 2002
Cash and cash equivalents	$37,465	$30,688
Other current assets	20	477
Property and equipment, net	3,418	2,386
Goodwill	54,970	54,970
Intangible assets, net	976	5,917
Other assets	3,752	7,261
Current liabilities	(12,570)	(9,161)
Deferred revenue and other liabilities	(13,329)	(13,972)
Long-term convertible debt	(15,000)	(15,000)
Redeemable convertible preferred stock	(20,000)	—

Net assets of discontinued operations	$39,702	$63,566

On October 29, 2003, palmOne effected the acquisition of Handspring, a leading provider of smartphones and communicators, exchanging 0.09 of a share of palmOne common stock for each outstanding share of Handspring common stock and assuming outstanding options and warrants to purchase Handspring common stock based on this same exchange ratio. The goal of the Handspring acquisition was to enhance palmOne’s competitive position in the wireless handheld market and strengthen relationships with strategic carriers, allowing the Company to broaden its product offering and achieve certain cost synergies. palmOne derived the exchange ratio for the acquisition based on an arm’s length negotiation. The Handspring acquisition resulted in the issuance of approximately 13.6 million shares of palmOne common stock. The purchase price of $249.9 million is comprised of (a) approximately $209.2 million representing the fair value of palmOne common stock issued to former Handspring stockholders, (b) $28.0 million representing the estimated fair value of Handspring options and warrants assumed using the Black-Scholes option valuation methodology, (c) $6.5 million of direct transaction costs and (d) $6.2 million of other liabilities directly related to the acquisition. The fair value of the palmOne common stock issued was determined using a per share price based upon the closing prices of palmOne common stock within a range of trading days beginning with the first trading day subsequent to the PalmSource distribution (October 29, 2003 – November 4, 2003), or $15.4060 per share. The fair value of the vested options assumed were valued using the Black-Scholes option valuation model with weighted average assumptions of: a risk free interest rate of 1.30%, volatility of 100%, a term of 1.00 years and a dividend yield of 0%. The fair value of the unvested options assumed were valued using the Black-Scholes option valuation model with weighted average assumptions of: a risk free interest rate of 2.36%, volatility of 100%, a term of

3.00 years and a dividend yield of 0%. The fair value of the warrants assumed were valued using the Black-Scholes option valuation model with weighted average assumptions of: a risk free interest rate of 3.24%, volatility of 100%, a term of 4.25 years and a dividend yield of 0%.

The $6.2 million of other liabilities directly related to the Handspring acquisition includes $1.8 million related to workforce reductions primarily in the United States, of approximately 50 Handspring employees, $3.7 million related to Handspring facilities not intended for use for palmOne operations and therefore considered excess, and $0.7 million related to other miscellaneous charges incurred as a result of the acquisition which will not benefit palmOne in the future.

The Handspring acquisition was accounted for as a purchase pursuant to SFAS No. 141, Business Combinations. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill related to the acquisition is not amortized and will be tested at least annually for impairment. The goodwill for the Handspring acquisition is not deductible for tax purposes.

The purchase price of this business combination was allocated to tangible assets net of assumed liabilities and to identifiable intangible assets based on the valuation, generally using a discounted cash flow approach, of contracts and customer relationships, customer backlog, product technology, trademarks and non-compete covenants as follows (in thousands):

	Amortization period	Amount
Net tangible assets:
Current assets		$40,591
Property and equipment		3,370
Other assets		15,403

Total assets acquired		59,364
Total liabilities assumed		(72,870)

Net tangible liabilities assumed		(13,506)
Deferred stock-based compensation		2,233
Goodwill		241,512
Intangible assets:
Contracts and customer relationships	24 months	11,900
Customer backlog	4 months	4,200
Product technology	24 months	1,800
Trademarks	24 months	1,400
Non-compete covenants	24 months	400

Total purchase price		$249,939

The following unaudited pro forma financial information presents the combined results of operations of palmOne and Handspring as if the Handspring acquisition had occurred as of the beginning of the periods presented. Due to different historical fiscal period ends for palmOne and Handspring, the results combine palmOne’s fiscal years ended May 31 with Handspring’s fiscal years ended June 30.

This unaudited pro forma financial information includes an adjustment of $12.9 million to the combined results of operations for each of the years ended May 31, 2003, 2002 and 2001, reflecting amortization of purchased intangible assets and deferred stock based-compensation that would have been recorded if the acquisition had occurred at the beginning of each of the periods presented. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of palmOne that would have been reported had the acquisition been completed as of the beginning of each of the periods presented, and should not be taken as representative of the future consolidated results of operations or financial condition of palmOne. Unaudited pro forma results for the years ended May 31, 2003, 2002 and 2001 were (in thousands):

	Years Ended
	2003	2002	2001
Pro forma revenues	$984,893	$1,245,039	$1,904,114
Pro forma net loss	$(560,697)	$(160,814)	$(469,496)
Pro forma net loss per share, basic and diluted	$(13.15)	$(3.81)	$(11.21)

Shares used in computing per share amounts, basic and diluted	42,646	42,217	41,884

Quarterly Results of Operations (Unaudited)

The following tables present palmOne’s condensed operating results for each of the eight fiscal quarters in the period ended May 31, 2003. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with palmOne’s consolidated financial statements and the notes to those statements included herein. On October 15, 2002, palmOne effected a one-for-twenty reverse stock split. All share and per share information herein reflect this reverse stock split.

	Three Months Ended (in thousands, except per share data)
	May 31, 2003	February 28, 2003	November 30, 2002	August 31, 2002	May 31, 2002	February 28, 2002	November 30, 2001	August 31, 2001
Revenues	$217,146	$197,864	$257,902	$164,725	$226,394	$284,278	$284,712	$209,004
Cost of revenues *	159,674	150,792	188,021	127,392	145,016	189,657	201,327	155,534
Income (loss) from continuing operations	(10,355)	(165,748)	9,521	(251,273)	(19,286)	6,096	(23,174)	(28,787)
Loss from discontinued operations	(4,666)	(6,588)	(6,001)	(7,472)	(8,191)	(3,148)	(2,034)	(3,644)
Net income (loss)	(15,021)	(172,336)	3,520	(258,745)	(27,477)	2,948	(25,208)	(32,431)
Net income (loss) per share -
Basic:
Continuing operations	$(0.35)	$(5.70)	$0.33	$(8.67)	$(0.67)	$0.21	$(0.82)	$(1.01)
Discontinued operations	(0.16)	(0.23)	(0.21)	(0.26)	(0.28)	(0.11)	(0.07)	(0.13)

	$(0.51)	$(5.93)	$0.12	$(8.93)	$(0.95)	$0.10	$(0.89)	$(1.14)

Diluted:
Continuing operations	$(0.35)	$(5.70)	$0.33	$(8.67)	$(0.67)	$0.21	$(0.82)	$(1.01)
Discontinued operations	(0.16)	(0.23)	(0.21)	(0.26)	(0.28)	(0.11)	(0.07)	(0.13)

	$(0.51)	$(5.93)	$0.12	$(8.93)	$(0.95)	$0.10	$(0.89)	$(1.14)

Shares used in computing per share amounts -
Basic	29,180	29,082	29,046	28,968	28,937	28,838	28,423	28,361
Diluted	29,180	29,082	29,086	28,968	28,937	28,869	28,423	28,361

*	Cost of revenues includes ‘cost of revenues’, ‘cost of revenues—charge (benefit) for special excess inventory and related costs’ and the applicable portion of ‘amortization of intangible assets and deferred stock-based compensation’.

palmOne, Inc.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Years Ended May 31, 2003, 2002 and 2001

(in thousands)

For the year ended May 31, 2003:	Balance at beginning of period	Additions (Deductions) charged to costs and expenses	Deductions	Balance at end of period
Allowance for doubtful accounts	$8,485	$862	$(4,712)	$4,635
Product return reserve	25,996	38,781	(44,782)	19,995
Product warranty	30,008	27,529	(39,626)	17,911

For the year ended May 31, 2002:	Balance at beginning of period	Additions (Deductions) charged to costs and expenses	Deductions	Balance at end of period
Allowance for doubtful accounts	$14,899	$(4,806)	$(1,608)	$8,485
Product return reserve	41,136	75,537	(90,677)	25,996
Product warranty	40,995	45,666	(56,653)	30,008

For the year ended May 31, 2001:	Balance at beginning of period	Additions (Deductions) charged to costs and expenses	Deductions	Balance at end of period
Allowance for doubtful accounts	$6,810	$8,728	$(639)	$14,899
Product return reserve	19,042	120,373	(98,279)	41,136
Product warranty	30,984	82,784	(72,773)	40,995

SCHEDULE C

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN AUSTRALIA

This supplement has been prepared to provide employees in Australia with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

The voluntary relinquishment (i.e., the cancellation) of the eligible unexercised options in exchange for the right to receive new options will give rise to taxation. The cancellation of existing options will be considered a relinquishment of your existing options in exchange for the right to receive new options. Therefore, you may be taxed in relation to both of the following: (1) the cancellation of the existing options; and (2) the grant of the right to receive new options. Please note that the amount of tax due and the timing of the taxation will depend upon a number of factors, as discussed below.

Tax on Cancellation of Existing Option: The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the cancelled options. Please see below for further details.

If You Did Not Make an Election: If you did not make an election to be taxed in the income year of grant of the cancelled options, you will be subject to tax on the market value (as defined under Australian tax law) of the cancelled options on the cancellation date at your marginal rate of tax. Because the exercise price of the cancelled options will likely exceed the current market value of the underlying shares at the time of the cancellation, the market value of the cancelled options will be determined in accordance with a statutory formula. The market value under the formula is based on the market value of the underlying shares, the exercise price of the option and the remaining exercise period. In accordance with the statutory formula, the market value of the cancelled options will be nil where the market value of the underlying shares at the time of cancellation is less than 50% of the original option exercise price.

If You Made an Election: If you made an election to be taxed in the income year of the grant of cancelled options, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the cancelled options at the time of the cancellation1 and the market value of the cancelled options at the time of the grant. If, at

[1]	Please note that the market value of the cancelled options is the price at which an arm’s length purchaser would be willing to acquire the cancelled options. While there is no requirement to apply the statutory formula to determine the market value of the cancelled options under the capital gains tax provisions, the Commissioner of Taxation is likely to accept the value determined thereunder.

the time of the cancellation of existing options, you have held the existing options for at least one year prior to the cancellation, you will only be subject to capital gains tax on 50% of your capital gain. If you have not held the existing options for at least one year, you will be subject to capital gains tax on all of your capital gain.

If the market value of the cancelled options at the time of cancellation is less than the market value of the cancelled options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Tax on Grant of New Right: When your existing options are cancelled, you will receive the right to a future grant of new options (provided certain conditions are met) (the “New Right”). The acquisition of the New Right will constitute the acquisition of a qualifying right under an employee share option scheme. You will be subject to tax as a result of the acquisition of the New Right, but you can elect to pay tax either at the time you acquire the New Right or at a later date. The tax consequences under the two alternatives are detailed below.

If you Make an Election: If you make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income in the income year in which your eligible unexercised options are cancelled. The amount included in your assessable income will be the market value of the New Right at the time of grant less the market value of the cancelled options at the time of cancellation.

Note that if you make an election, then it will cover each right, option and share in palmOne that you acquire during the income year.

If you Do Not Make an Election: If you do not make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment times occurs in relation to the New Right (“Alternative Assessment Time”):

(i) when you dispose of the new options acquired pursuant to the New Right (other than by exercising them);

(ii) when your employment with palmOne (or its affiliates) ceases;

(iii) when the new options acquired pursuant to the New Right are exercised; and

(iv) when the new options acquired pursuant to the New Right expire (subject to a 10 year limit).

The amount which you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the New Right will be:

(i) where you dispose of the new options (or the shares acquired as a result of exercising the new option) in an arm’s length transaction within 30 days after the Alternative Assessment Time – the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the New Right2 (reduced by the exercise price of the new options, if the new options have been exercised); or

(ii) in any other case – the market value of the New Right or new options (or the shares acquired as a result of exercising the new options) at the Alternative Assessment Time less the consideration paid to acquire the New Right3 (reduced by the exercise price of the new options, if the new options have been exercised).

No Benefit Where New Right Lost: If you lose the benefit of the New Right before you are able to exercise the new options granted pursuant to the New Right (e.g., you cease working for palmOne or its affiliates before you exercise the new options), you will be deemed to have never acquired the New Right. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the New Right. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the New Right. In addition, you may also be entitled to a capital loss equal to amount that you paid tax on as a result of the cancellation of existing options.

Grant of New Options

When your new options are granted to you, you will not be subject to tax.

Sale of Shares

If you acquire shares at exercise, you will be subject to capital gains tax when you sell the shares. Provided you sell the shares in an arm’s length transaction, the gain will be calculated as the difference between the sale proceeds and the fair market value (as defined under Australian law) of the shares at exercise. If you have held the shares for at least one year at the time of sale, then only 50% of this amount will be subject to capital gains tax. If you have not held the shares for at least one year, you will be subject to capital gains tax on all of your capital gain.

Provided you sell the shares in an arm’s length transaction, if the sale proceeds are less than the fair market value of shares at the time of exercise, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Withholding and Reporting

Your employer is not required to withhold taxes with respect to the exchange, the issuance or sale of shares. It is your responsibility for reporting and paying any taxes arising due to the exchange, the grant of new options, the exercise of new options or the sale of shares, including income tax and Medicare levy and surcharge (if applicable).

[2]	Please note that the consideration paid to acquire the New Right is equal to the market value of the eligible options as of the date they were cancelled.

[3]	Please note that the consideration paid to acquire the New Right is equal to the market value of the eligible options as of the date they were cancelled.

SCHEDULE D

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN BRAZIL

This supplement has been prepared to provide employees in Brazil with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

You will not be subject to tax as a result of the exchange of an eligible unexercised option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be restricted to a cashless method of exercise as described in the Exchange Control Information section below. As a result, you will be taxed on the shares sold immediately following exercise. If you use the cashless-sell all method of exercise, you will be taxed on the entire gain, that is, the sale proceeds less the total exercise price (subject to the exempt amount described below). If you use the cashless-sell to cover method of exercise, you will only be taxed on the gain on shares sold to cover the option cost (i.e., the exercise price, any broker fees and any applicable taxes).

These gains will be subject to capital gains tax unless the gross proceeds (not just the gain) from shares sold in that month do not exceed the exempt amount which is R$20,000 for 2004 (in combination with other shares sold for the month).

You will not be subject to social insurance contributions upon exercise of your new option.

Sale of Shares

If you exercise using the cashless-sell to cover method of exercise, you will hold some of the shares purchased at exercise. When you sell these shares, you will be subject to capital gains tax on the difference between the sale proceeds and the exercise price, unless the gross proceeds of the shares sold in that month do not exceed the exempt amount, which is R$20,000 for 2004. If the R$20,000 is exceeded for the relevant month, the entire gain is subject to tax (not just the amount exceeding R$20,000). You may be exempt from capital gains tax if the amount of the shares sold in the month of sale (in combination with other shares sold for the month) does not exceed R$20,000.

D-1

Withholding and Reporting

Your employer is not required to withhold or report income tax or social insurance contributions at the time of the exchange, the grant, the exercise of your new option or the subsequent sale of shares. It is your responsibility to report and pay all applicable taxes.

By electing to participate in the exchange, you agree that you will comply with Brazilian law when you exercise your new options and sell the shares. You also agree to report and pay any and all taxes associated with the exercise of the options, the sale of shares purchased pursuant to the exercise of the new option and the receipt of dividends.

Exchange Control Information

Due to exchange control restrictions in Brazil, for new options granted to you, your exercise methods will be limited to a cashless method of exercise. Pursuant to a cashless-sell all exercise, you will authorize the stockbroker to sell all the shares that you are entitled to at exercise and remit the sale proceeds less the exercise price for the shares, brokers’ fees and any applicable taxes to you in cash. Pursuant to a cashless-sell to cover exercise, you will authorize the stockbroker to sell only enough shares that you are entitled to at exercise to cover the exercise price, brokers’ fees and any applicable taxes and to remit the remaining shares to you.

Terms of New Option Grant

The new options for Brazilian employees will be restricted to cashless sell-all exercise.

D-2

SCHEDULE E

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN CANADA

This supplement has been prepared to provide employees in Canada with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. It is based on Canadian federal tax law. Different tax consequences may be applicable under provincial law, particularly for employees in Quebec. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

The tax treatment as a result of the exchange of an eligible unexercised option for a new option is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., a tender of eligible unexercised options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. We believe that the tax authorities would view the transaction as described in (iii), but no definitive guidance has been issued in that regard.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your new options you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your income. Only one-half of this “gain” is subject to tax; that is, you can permanently exclude one-half of this “gain” from your taxable amount. You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada. An option eligible for the preferential treatment is one for which:

•	the share to acquired is a prescribed share;

•	the share to be acquired is of a class of shares traded on a prescribed Canadian or foreign stock exchange; and

•	the exercise price is not less than the current fair market value of the share at the date of grant.

E-1

In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares covered by the option at the time the option was granted.

If CCRA successfully treats the transaction as a continuation of the existing option (i.e., a tax-neutral exchange described in alternative (i) in the section above), the one-half deduction and the deferral will not be available under the current law. However, on December 20, 2002, draft legislation was released which would alter this result for price reductions that occur after 1998 so as not to disallow the one-half deduction and deferral where an otherwise disqualifying reduction in the exercise price could have been effected by an exchange of options without disqualifying the employee.

You will not be subject to employment insurance contributions on the amount of the taxable benefit, but the benefit will be subject to Canada/Quebec pension plan contributions to the extent you have not exceeded the maximum contribution.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of palmOne which you have acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new option.

Your employer will withhold income tax and any other contributions due on any portion of the taxable benefit from the exchange, grant and exercise of the new option. On the sale of shares, you will be responsible for paying all tax. For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

Securities Information

You are permitted to sell shares acquired upon exercise of the new option through the designated broker appointed by palmOne if any, provided the resale of shares takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

E-2

SCHEDULE F

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN FRANCE

This supplement has been prepared to provide employees in France with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

You will not be subject to tax as a result of the exchange of an eligible unexercised option for the right to receive a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Because your new option will be a French-qualified option granted pursuant to the French Plan, defined below, you will not be subject to tax on the difference between the fair market value of the underlying shares at exercise and the option price (the “spread”) when you exercise your new option.

However, to the extent that the option price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the effective grant date or less than 95% of the average purchase price paid for such shares by palmOne, this “excess discount” will be treated as an additional taxable salary at the time of exercise. This income will be taxed at the progressive rate up to 48.09%. This amount is also subject to social insurance contributions, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

Sale of Shares

If you sell the shares purchased upon exercise after the applicable holding period in effect under French tax law (currently set at four years) measured from the grant date and the spread is less than or equal to €152,500, you will be taxed at the rate of 40% (30%, plus 10% additional contributions) on the spread. If you sell the shares after the four-year holding period (or the minimum holding period required under French tax law, if different) but the spread is more than €152,500, then the portion of the spread up to €152,500 would be taxed at 40% and the portion of the spread above €152,500 would be taxed at 50% (40%, plus 10% additional contributions).

You may receive even more favorable tax treatment if you wait an additional two years after the exercise of your option (assuming the four-year or other minimum holding period is met) to sell your shares. If you sell the shares two years after the exercise of the option when the four-year holding period is met and the spread is less than or equal to €152,500, you will be taxed at the rate of 26% (16%, plus 10% additional contributions). If you sell the shares two years after the exercise of the option when the four-year holding period is met but the spread is more than €152,500, the portion of the spread up to €152,500 is taxed at the rate of 26% and the portion of the spread above €152,500 is taxed at the rate of 40%.

In any case, the difference between the sale proceeds and the fair market value of the shares at the time of exercise (i.e., any capital gains) is taxed at the rate of 26% (i.e., 16% income tax, plus 10% additional contributions).

The tax due on the spread and capital gains, if any, applies only when the aggregate gross proceeds from the sales of securities by your household for the calendar year concerned exceed a certain amount, which is set annually (€15,000 for 2004).

If the sale proceeds are less than the fair market value of the shares at the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the ten following years. This capital loss cannot be offset against other kinds of income.

Reporting

Your employer must send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information:

•	its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;

•	the date on which the new option was granted and the date of exercise of the new option;

•	the number of shares acquired upon exercise and the option price; and

•	the excess discount, if any, at the time of grant based on the restriction for French qualified options.

At the same time, your employer must also send duplicates of the individual statements to the tax office (“Direction des Services Fiscaux”) with which it files its tax return.

To benefit from the favorable tax regime (i.e., the favorable income tax and social insurance treatment), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2007, you would have to attach the individual statement to the income tax return for the income earned in 2007, which you file with the French tax authorities in 2008).

Upon the sale of the shares (and provided that the four-year holding period or minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

Exchange Control Information

You may hold shares purchased under the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Terms of New Option Grant

Your new option will be granted under the Rules of the palmOne, Inc. 1999 Stock Plan for French Employees (the “French Plan”). The French Plan is a sub-plan to the 1999 Stock Plan, as amended through July 1, 2003, and it was adopted for the purposes of granting French-qualified options. In order for your new option to be granted under the French Plan, certain requirements must be met. For example, the mandatory four-year holding period (or other minimum holding period required under French law) for French-qualified options will start over upon the new option grant. In addition, the following terms will apply to your new option grant:

•	Termination Due to Death: If you die holding eligible unexercised options, the eligible unexercised options will become immediately vested upon your death, and your heirs will have six months from the date of your death to exercise the eligible unexercised options.

•	Holding Period: The new options will vest in accordance with the usual schedule for new option grants; however, the options will not become exercisable until the fourth anniversary of the effective grant date. This vesting/exercise schedule satisfies the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options.

•	Grant Date: Under French law, qualified options cannot be granted during specific closed periods. Your new option grant date may be different than your colleagues outside of France to comply with this requirement.

The closed periods under the French qualified option requirements are defined as follows:

•	Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the granting company. For U.S. Securities and Exchange Commission reporting companies, this will include the release of any 10-Q or 10-K reports; and

•	From the date that corporate management entities (involved in the governance of the company, such as the Board of Directors, supervisory directorate, etc.) of palmOne have received/become aware of information which could, if it were disclosed to the public, significantly impact the quotation of the shares, until ten quotation days after the day such information is disclosed to the public. This “closed period” must be evaluated on a case-by-case basis.

•	Exercise Price: The exercise price of your new options will be determined in accordance with the following rules. For subscription options, the exercise price will be the greater of: (i) the fair market value of the underlying shares on the effective grant date, as determined under the 1999 Stock Plan, as amended through July 1, 2003; and (ii) 80% of the average quotation price of the underlying shares during the 20 trading days preceding the effective grant date. For purchase options, the exercise prices will be the greater of: (i) the fair market value of the underlying shares on the effective grant date, as determined under the 1999 Stock Plan, as amended through July 1, 2003; (ii) 80% of the average quotation price of the underlying shares during the 20 trading days immediately preceding the effective grant date; and (iii) 80% of the average purchase price that palmOne paid for the shares.

•	Term: The term of your new option will be nine years and six months, unless extended due to your death, as described above.

Therefore, in order to qualify for favorable tax and social insurance treatment, the terms of your new option will not be the same as the terms of new options granted to employees outside of France.

SCHEDULE G

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN GERMANY

This supplement has been prepared to provide employees in Germany with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees at least six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax (and solidarity surcharge and church tax (assuming you are a registered member of a tax collecting church)) on the difference between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €135 per calendar year from the taxable amount because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares provided you own the shares for at least 12 months, do not own 1% or more of palmOne’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee).

If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sales related expenses). Furthermore, you will only be subject to tax if your total capital gain exceeds €512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

Withholding and Reporting

Your employer is required to withhold and report income tax (and solidarity surcharge and church tax (assuming the employee is a registered member of a tax collecting church)) and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new options. If your actual tax liability exceeds the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of palmOne shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must also report your holdings in a foreign company (e.g., palmOne) on an annual basis, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of palmOne.

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SCHEDULE H

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN HONG KONG

This supplement has been prepared to provide employees in Hong Kong with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an eligible unexercised option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Mandatory Provident Fund contributions will not be due.

Sale of Shares

You will not be subject to tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to withhold salaries tax when you exercise the new option or when you subsequently sell the shares. However, your employer will report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

Securities Information

The proposed offer is not a public offer and is available only to employees of palmOne with eligible unexercised options.

Terms of New Option Grant

In the event that you die prior to six months after the new option grant date, your legal representative or designated beneficiary will be entitled to exercise the new option, as set forth in your option agreement, provided that such representative/beneficiary executes an undertaking satisfactory to palmOne not to sell the shares acquired through exercise of the new option prior to six months after the date of the new option grant.

In the event that vesting for your new option is accelerated and you exercise your new option prior to six months after the new option grant date, you must agree not to dispose of any shares acquired through exercise prior to six months after the new option grant.

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SCHEDULE I

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN IRELAND

This supplement has been prepared to provide employees in Ireland with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an eligible unexercised option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. Income tax arising on the option exercise must be paid within 30 days of exercise and is payable at the higher rate unless prior Revenue approval to pay at the standard rate has been obtained. No social insurance contributions will be due on the spread at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell your shares. The taxable amount will be calculated by taking the exercise price and the amount taxed at exercise (if any). The “cost plus” expenses incidental to sale (e.g., broker’s fees) are subtracted from the sale proceeds to calculate the amount subject to capital gains tax. This amount is subject to capital gains tax to the extent it exceeds your annual exemption.

Withholding and Reporting

Your employer is not required to withhold income tax; however, your employer will report the details of your new option to the Revenue Commissioners at the date it is granted and when it is exercised. You must report and pay any taxes due as a result of the exercise of the new option and sale of the shares.

Securities Information

The new option will be granted to you in a private transaction and the shares which may be purchased on exercise are also offered in a private transaction. This is not an offer to the public.

Additional Reporting Requirements

If you are a director, shadow director or secretary of an Irish subsidiary of palmOne, you are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing when you receive an interest (e.g., options, shares) in palmOne and the number and class of shares or rights to which the interest relates. In addition, you must notify the Irish subsidiary when you sell shares acquired through exercise of options and/or dispose of the options (i.e., the cancellation of existing options). You must notify the Irish subsidiary of the acquisition or disposal of an interest in shares as described above within five days following the day of acquisition or disposal of the interest. These notification requirements also applies to any rights or shares acquired by your spouse or child(ren) (under the age of 18).

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SCHEDULE J

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN ITALY

This supplement has been prepared to provide employees in Italy with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

You will not be subject to tax as a result of the exchange of an eligible unexercised option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You should not be subject to tax when you exercise the new option because the exercise price will be the higher of: (1) the fair market value as defined by the 1999 Stock Plan, as amended, at the time of the new option grant; and (2) the Italian Fair Market Value (i.e., the average of the official prices over the month preceding the new option grant date) at the time of the new option grant.

Sale of Shares

If you acquire shares at exercise, you will be subject to capital gains tax when you subsequently sell the shares. The capital gains realized will be subject to a 12.5% rate, because it is very likely that the shares sold represent less than 2% of the voting rights (or less than 5% of the outstanding shares) of palmOne stock (i.e., is a “non-qualified” shareholding). If the stock sold exceeds the above percentage (and therefore the shareholding is “qualified”) taxation will be levied in the different way explained below. The taxable amount will likely be the difference between the sale proceeds and the exercise price.

You may also elect to be taxed under one of two alternative tax regimes. To be eligible for either of these methods, you must transfer your stock certificates to the custody of a broker authorized by the Italian Ministry of Finance.

Administered Savings Method

Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions. Under this method, a 12.5% flat withholding tax is levied on the capital gains for each transaction. Your broker pays the tax from the sale proceeds at the time of the sale of the shares, so that capital gain is not included on your annual tax return. The advantage of this tax regime is that it preserves the anonymity of the owner of the shares. The tax effect, however, is the same as described above in the Sale of Shares.

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Managed Savings Method

Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of your entire investment portfolio with the broker, i.e., the difference between the value of your portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. Once again, the broker pays the tax at the end of the year from your account and the gain is not included on your individual tax return. The advantage of this method is that it preserves the anonymity of the owner of the shares. The disadvantage is that your taxable amount is not equal to capital gains actually realized through the sale of the shares, but rather is based on the increased value of the shares held in your portfolio.

In the unlikely event that the shares sold represent a “qualified shareholding” (as defined above), you must pay personal income tax at progressive rates on 40% of the capital gain realized. In calculating the taxable capital gain, you may subtract 40% of any losses from the sale of any other qualified shareholdings. If the 40%-quota of the losses exceeds the 40%-quota of the gains, the difference can be carried forward for the next four tax years. You must include gains (or losses), calculated as above, in the basis of the annual personal income tax and report in the relevant tax return.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions at the time of the exchange, the grant, the exercise of your option or the subsequent sale of shares. It is your responsibility to report and pay all applicable taxes resulting from the sale of shares.

Exchange Control Information

Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. Exchange control reporting is also required if you have any foreign investment (including stock) held outside Italy in excess of €12,500. The reporting must be done on your individual tax return.

Terms of New Option Grant – Exercise Price

The exercise price for the new options will be determined in compliance with the rules for obtaining favorable tax treatment in Italy. Specifically, the new exercise price will be the higher of (1) the fair market value as defined by the 1999 Stock Plan, as amended, at the time of the new option grant; and (2) the Italian Fair Market Value (i.e., the average of the official prices over the month preceding the new option grant date) at the time of the new option grant. Because the exercise price will be determined under this formula, the exercise price for new options may be higher for employees in Italy than for other employees.

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SCHEDULE K

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN MEXICO

This supplement has been prepared to provide employees in the Mexico with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option.

Grant of New Option

You will most likely not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option using the cash purchase method of exercise, you will not be subject to tax.

If you use the cashless-sell-to-cover method of exercise, some of the shares acquired upon exercise will be sold immediately to cover the exercise price and any brokerage fees. As a result, you will be subject to tax on the difference between the sale proceeds and the exercise price of the shares sold, converted to Mexican pesos, less any brokerage fees.

If you use the cashless-sell-all method of exercise, all shares acquired upon exercise will be sold immediately. Therefore, you will be subject to tax on the entire gain, that is, the difference between the sale proceeds and the exercise price, converted to Mexican pesos, less any brokerage fees.

You will not owe any social insurance contributions when you exercise your new option.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the exercise price converted to Mexican pesos (with an adjustment for inflation at applicable rates, plus any brokerage fees paid to sell the stock).

Withholding and Reporting

Your employer is not required to report or withhold income tax or social insurance contributions when you exercise your new option or sell any acquired shares. You will be responsible for paying any tax liability due with respect to the exchange, grant of new option, exercise of new option and the sale of shares.

Nature of the Offer

By electing to participate in this offer, you acknowledge that the proposed offer is unilateral and discretionary and, therefore, palmOne reserves the right to amend it and terminate it at any time for the reasons detailed in the offer, without any liability to you. The offer and the grant of new options under it do not, in any way, establish a labor relationship between you and palmOne, and do not establish any rights between you and your employer. The offer and the grant of new options under it will not, under any circumstance, be deemed to constitute compensation, including but not limited to the payment of salary, employment compensation, a labor benefit, a fringe benefit or any other payment for services or labor, as there will not be a labor relationship between you and palmOne.

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SCHEDULE L

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN THE NETHERLANDS

This supplement has been prepared to provide employees in the Netherlands with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

If your eligible unexercised options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs after three years from the date of acceptance (that is, the date of grant) of the eligible unexercised options, you will not be subject to tax as a result of the exchange of eligible unexercised options for the grant of new options. If your eligible unexercised options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs within three years from the date of acceptance (that is, the date of grant), you may be subject to tax as a result of the exchange of eligible unexercised options for the grant of new options. Should the exchange trigger taxation, the taxable moment will be the moment of grant of your new options.

If taxation on your eligible unexercised options was deferred to the time of exercise because you elected, together with your employer, to defer taxation based on the statutory possibility to defer taxation, you may be subject to tax as a result of the exchange of eligible unexercised options for the grant of new options. Should the exchange trigger taxation, the taxable moment will be the moment of grant of your new options.

If taxation on your eligible unexercised options was deferred to the time of exercise because you agreed to restrict your exercise to a cashless sell-all method of exercise (i.e., you authorize the stockbroker to sell all the shares that you are entitled to at exercise and remit to you in cash the sale proceeds less the exercise price for the shares, brokers’ fees and any applicable taxes), then you may be subject to tax as a result of the exchange of eligible unexercised options for the grant of new options if the exchange is deemed a fictitious exercise.

Your employer must withhold wage tax and social insurance contributions (if any) with respect to any taxation of your options. The withholding obligation will arise at the taxable moment as described above. Your employer will include the amount taxable to you in its periodic wage tax return and will provide the details of the taxation in your periodic salary slip.

Grant of New Option

You may be subject to tax on the exchanged option when the new option is granted to you (see above). Upon grant, the new option itself is not qualified as taxable income due to the restriction to a cashless sell-all method of exercise.

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Exercise of New Option

Because your new option will be restricted to the cashless sell-all method of exercise, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, this gain is subject to social insurance contributions (contributions for both national insurance and employees’ social insurance) if you have not already exceeded your applicable wage ceiling.

Should the exchange trigger taxation (see above), a credit could be given for taxes previously paid upon the moment of grant of your new options.

Sale of Shares

You will not be entitled to hold shares acquired upon exercise of your new option.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (unless the applicable wage ceiling has been met) due on the taxable income, as applicable. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to pay any investment tax due or any tax due upon the sale of the shares.

Investment Tax

You are subject to an investment yield tax of 1.2% (Box III income) based on the average of the value of all assets (including the proceeds of the sale of palmOne shares) that you own at the end of the year. An exemption is available on the first €19,252 (2004) of the average value of the assets held during the relevant calendar year.

Terms of New Option Grant

The new options for Dutch employees will be restricted to cashless sell-all exercise.

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SCHEDULE M

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN SINGAPORE

This supplement has been prepared to provide employees in Singapore with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

You may be subject to tax as a result of the exchange of an eligible unexercised option for the right to a new option as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the options and simply tax the new options when you exercise them. However, this result is not certain. Therefore, we advise you to consult with your tax advisor.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Assuming you are not taxed when the eligible unexercised options are cancelled, when you exercise the new option, you will likely be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”) unless you are eligible for an exemption or deferral as discussed below. However, if you are neither a Singapore citizen nor a Singapore permanent resident, different rules may apply to you, and you are advised to consult with your tax advisor. You will not likely be subject to mandatory Central Provident Fund contributions.

Company Employee Equity-Based Remuneration Scheme (“CEEBR Scheme”)4

Provided certain conditions are met, you may be able to claim a tax exemption on the first S$2,000 of spread per year and 25% of the remaining spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your options. In addition, to take advantage of this tax exemption, the vesting provisions of your options must be as follows:

(a) where the exercise price is equal to at least the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

[4]	Formerly called the “Company Stock Option Scheme”

(b) where the exercise price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.

Please note that the CEEBR Scheme is available only if options or shares under any other of palmOne’s qualifying employee stock option or share ownership plans are granted to at least 50% of your employer’s employees.

If all the qualifying conditions under the CEEBR Scheme are met, your employer will provide details of any stock option gains that qualify for the 25% income tax exemption under the CEEBR Scheme (subject to the first S$2,000 of stock options gains being fully tax exempt), in your Form IR8A.

Your employer will also issue a written letter to you within four weeks of 31 December, confirming that the qualifying criteria under the CEEBR Scheme have been met. You should keep this written confirmation, and produce it to the IRAS upon request.

Qualified Employee Equity-Based Remuneration (“QEEBR Scheme”)5

You may also be able, in certain circumstances, to defer the tax due at exercise under the QEEBR Scheme on the portion of the spread that was not exempt, if any, from tax under the CEEBR Scheme. You should consult with a tax advisor to determine if you qualify for this deferral. If you think that you qualify, you should apply to the to the IRAS for a deferral. If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the tax deferral as explained below.

To qualify for tax deferral under the QEEBR Scheme, you would have to satisfy the following conditions:

(a) you are employed in Singapore at the time the option is exercised;

(b) the option was granted to you by the company for whom you are working at the time of exercise of the option or an associated company of that company;

(c) the tax payable on the stock option gains is not borne by your employer; and

(d) the minimum vesting periods that are applicable to CEEBR Schemes (discussed above) must be met.

You will not qualify for the QEEBR Scheme if:

(a) you are an undischarged bankrupt;

(b) IRAS records show that you are a delinquent taxpayer; or

(c) the tax deferred under the QEEBR Scheme is less than S$200.

You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the new option grant date).

If you qualify, you may apply for tax deferral by submitting to the IRAS the appropriate application form, together with your employer’s certification on the application form that the stock option plan qualifies for the QEEBR Scheme. You must file your tax return no later than the 15 April following the year for which tax is due.

[5]	Formerly called the “Qualified Employee Stock Option Plan Scheme”

The maximum deferral period is five years starting from 1 January of the first year of assessment for which the gains are assessed. Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QEEBR gains for any period of time.

The interest charge on the deferred tax will start to accrue after the expiry of the one month period allowed for payment of tax assessed. The interest rate chargeable will be pegged to the average prime rate of the Big Three Banks in Singapore offered on 15 April of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier, either partially or in one lump sum.

Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

(a) in the case of a foreign employee (including a Singapore permanent resident), when you

(i)	terminate your employment in Singapore and leave Singapore;

(ii)	are posted overseas; or

(iii)	leave Singapore for any period exceeding three months;

(b) when you become bankrupt; or

(c) when you die (the deferred tax and interest would be recovered from your estate).

Sale of Shares

If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax or make mandatory Central Provident Fund contributions with respect to the exchange, grant of new options, exercise of new options or upon sale of shares. However, if you are not a Singapore citizen or are a permanent resident of Singapore and you are about to cease employment or leave Singapore, special rules may apply to you and you are advised to consult with your tax advisor.

Your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This form will include any taxable benefit that you have derived pursuant to this offer. Your employer will provide this Form IR8A to you. It is then your responsibility to submit your own tax return to the IRAS and pay all applicable taxes.

Additional Reporting Requirements

If you are a director, associate director or shadow director of a Singapore affiliate of palmOne, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in palmOne or any related companies. Please contact palmOne Stock Administration to obtain a copy of the notification form. In addition, you must notify the Singapore affiliate when you sell shares of palmOne or any related company (including when you sell shares acquired under this offer). These notifications must be made within two business days of acquiring or disposing of any interest in palmOne or any related company. In addition, a notification must be made of your interests in palmOne or any related company within two business days of becoming a director.

SCHEDULE N

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN SPAIN

This supplement has been prepared to provide employees in Spain with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible unexercised option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. This gain will likely be considered compensation in-kind subject to payment on account.

Exemption. Notwithstanding the above, the first €12,000 of the spread at exercise in a 12-month period will not be taxable provided that the following conditions are met: (1) the transferred shares are stock of your employer or another company in the employer’s group; (2) the offer must be carried out in compliance with the general compensation policy of the employer and it should contribute to the participation of the employees in the employing company; (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of palmOne’s capital. If you sell your shares prior to the expiration of the three-year period, the €12,000 of compensation in kind of the spread at exercise that was exempt will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised.

Social insurance contributions will be due on the taxable amount for which the exemption above does not apply, unless the applicable wage ceiling has already been met.

Sale of Shares

If you acquire shares at exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the underlying shares at exercise.

If you hold the shares for one year or less, the gain is taxed at your corresponding progressive income tax rate. If you hold the shares for more than one year, the gain will be taxed at a flat 15% rate.

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Withholding and Reporting

The taxable spread at exercise likely will be considered compensation in-kind and, therefore, subject to payment on account. The payment on account obligation will be charged to you. Such amount will be withheld from either the proceeds of the sale of shares or your salary. You will be entitled to obtain a tax credit from your income tax obligation with respect to the payment on account obligation. In addition, your employer will withhold social insurance contributions, if applicable. It is your responsibility to pay any taxes due as a result of the sale of the shares.

Securities Information

This offer is considered a private placement outside of the scope of Spanish law on public offerings and issuances.

Exchange Control Information

It is your responsibility to comply with exchange control regulations in Spain. The purchase of palmOne shares must be declared by the purchaser for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy. If you purchase shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI for you. Otherwise, you make the declaration by filing the appropriate form with the DGCI.

When receiving foreign currency payments derived from the ownership of palmOne shares (i.e., as a result of the sale of the shares), you must inform the financial institution receiving the payment, the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of palmOne; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

If you wish to import the ownership title of the palmOne shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGCI.

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SCHEDULE O

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN SWEDEN

This supplement has been prepared to provide employees in Sweden with a summary of the tax and certain legal consequences of the proposed offer; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

You will not be subject to tax as a result of the exchange of an eligible unexercised option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread is considered regular salary and is taxed progressively at a tax rate of approximately 29% to 58%. Additionally, the spread will be subject to social security taxes payable by your employer.

Sale of Shares

When you subsequently sell your shares, any gain will be subject to capital gains tax at a flat rate of 30%. The taxable amount will be the difference between the sale proceeds and the fair market value of shares at exercise.

If the sale results in a capital loss, that loss is deductible against certain types of capital gains during the same year. A tax deduction corresponding to 21% of the loss is allowed to the extent the loss cannot be offset against capital gains in the same year.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise your new option. You will have a responsibility to report, no later than the month after exercise, to your employer that you have exercised your options. In addition, when you exercise your option, you must report the spread on your annual statement of earnings for that year. The amount you report should match the amount reported by your employer on your income statement. It is your responsibility to report and pay any taxes due as a result of the sale of the shares.

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SCHEDULE P

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN SWITZERLAND

This supplement has been prepared to provide employees in Switzerland with a summary of the tax and certain legal consequences of the proposed offer; that is, the cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) in exchange for the grant of new options no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option, although this result is not certain.

Grant of New Option

You will likely not be subject to tax on the federal and on the cantonal/communal level when the new option is granted to you.

Vesting of New Option

You may be subject to income tax and social insurance contributions when the new option vests; however your new option will be restricted to a cashless sell-all exercise, and palmOne is seeking a tax ruling from the Zurich and Geneva tax authorities to confirm this restriction will defer tax to exercise. If you are taxed at grant, you will not likely be entitled to credit against this liability any tax paid on your old option (if any).

Exercise of New Option

If you are subject to tax at grant, you will not be subject to tax when you exercise the new option. However, if you are not subject to tax at grant, you must pay tax at exercise on the difference between the fair market value of the shares at exercise and the exercise price of your new option.

Sale of Shares

You will not be subject to income tax when you subsequently sell the shares acquired at exercise, provided the shares are held as private assets. The sale of shares may be subject to securities transfer stamp duty.

Wealth Tax

Shares received pursuant to option exercises will become part of your net wealth and may be subject to wealth tax, which is levied at the cantonal and communal level. The specific rates for wealth tax vary depending upon a number of factors, including the particular canton, the net wealth of the individual, etc. Please consult your tax advisor to determine how the wealth tax applies to your specific situation. Provided that the options are taxed at the time of exercise, such options are not subject to wealth tax until exercise. However, you have to include the granted options (which are restricted to cashless exercise) in the wealth section of your tax return (“Wertschriftenverzeichnis”) at value CHF 0 p.m. (pro memoria).

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Withholding and Reporting

If you are a Swiss national or a foreign employee holding a “C” residence permit, your employer will not withhold income tax at the time of grant, vesting, exercise, or subsequent sale of shares. Your employer will include your taxable income (on grant, vesting or exercise, but not sale) on your annual “certificate of salary” which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from the exercise of your options. Your employer will withhold social insurance contributions.

If you are a foreign employee holding a “B” permit, or if you are for any other reason an employee subject to income taxation at source, your employer will withhold and report income tax and social insurance contributions. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes your exact amount of taxes based on your tax return.

Terms of New Option Grant

The new options for Swiss employees will be restricted to cashless sell-all exercise.

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SCHEDULE Q

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN THE UNITED ARAB EMIRATES

This supplement has been prepared to provide employees in the United Arab Emirates with a summary of the tax and certain legal consequences of the proposed offer; that is, the cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) in exchange for the grant of new options no sooner than six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Exchange

You will not be subject to UAE federal or emirate income tax as a result of the exchange of an eligible unexercised option for a new option.

Grant of New Option

You will not be subject to UAE federal or emirate tax when the new option is granted to you.

Exercise of New Option

You will not be subject to UAE federal or emirate tax when you exercise the new option.

Sale of Shares

You will not be subject to UAE federal or emirate tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to report or withhold UAE federal or emirate tax or social insurance contributions when you exercise the new option or when you subsequently sell the shares.

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SCHEDULE R

STOCK OPTION EXCHANGE OFFER: A GUIDE TO ISSUES IN THE UNITED KINGDOM

This supplement has been prepared to provide employees in the United Kingdom (the “UK”) with a summary of the tax and certain legal consequences of the proposed offer to exchange; that is, the voluntary cancellation of eligible unexercised options to purchase shares of palmOne, Inc. (“palmOne”) by employees in exchange for the grant of new options to employees six months and one day later. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to employees in light of their particular circumstances. Please note that tax laws change frequently and occasionally they change on a retroactive basis. We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, or are not both resident and ordinarily resident and domiciled in the UK, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Please note that in order to participate in the offer you must properly complete, sign and deliver both your election form and the Option Holder Consent form that you received. Both these documents must be submitted to palmOne Stock Administration via facsimile or by hand before the deadline, as detailed in the Offer to Exchange.

Offer to Exchange

You will not be subject to tax or national insurance contributions (“NICs”) as a result of the exchange of an eligible unexercised option for the grant of a new option.

Grant of New Option

Regardless of whether your new options are granted under palmOne’s 1999 Stock Plan (“UK Unapproved Options”) or under a tax-approved UK Sub-Plan (“UK Approved Options”), you will not be subject to tax when the new option is granted to you.

Exercise of New Option

The tax consequences of exercising your new option will depend upon whether your new option is a UK Approved Option or a UK Unapproved Option.

UK Approved

If you are granted your new option as a UK Approved Option, you will not be subject to income tax or NICs at exercise provided (i) your exercise is effected in accordance with the rules of the UK Sub-Plan and your stock option agreement, (ii) the UK Sub-Plan remains approved by the Inland Revenue and (iii) the exercise occurs either after three years from the date of grant or, if earlier, within six months (or such earlier period provided in the option agreement or UK Sub-Plan) of cessation of your employment due to injury, disability, redundancy or retirement.

If you exercise your UK Approved Option within three years from the date of grant (and not following cessation of your employment due to injury, disability, redundancy or retirement), you will be subject to income tax on the difference (or spread) between the fair market value of the stock at the date of exercise and the exercise price, less relief for payment of employer’s NICs, as discussed in the following paragraph.

In addition, you will be liable to pay both employees’ and employer’s NICs. For the current UK tax year April 6, 2003 to April 5, 2004, employees’ NICs at 11% are payable up to the maximum earnings limit of £595 per week (£30,960 per annum) and 1% NICs will apply above this limit. You will also be liable to pay employer’s NICs, as it is a condition of exercise of your new option that you assume any liability for employer’s NICs that may arise. For the current UK tax year, employer’s NICs are charged at a rate of 12.8%

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on the spread arising on exercise. Any amount of employer’s NICs paid by you is deductible against the spread when determining your tax liability with respect to the exercise of your option.

If you exercise your UK Approved Option on or after three years from the date of grant but not otherwise meeting the conditions for tax relief, you will be subject to income tax on the difference (or spread) between the fair market value of the stock at the date of exercise and the exercise price. In accordance with current Inland Revenue practice, your employer will not be required to operate tax withholding and you will be responsible for paying the tax due to the Inland Revenue under the self-assessment regime. Further, no NICs will be payable.

UK Unapproved

You will be subject to tax when you exercise your new UK Unapproved Option. Income tax will be charged on the difference (or spread) between the fair market value of the stock on the date of exercise and the exercise price, less relief for payment of employer’s NICs. You will also be liable to pay employees’ and employer’s NICs on the spread upon exercise of your new option, as discussed above.

Withholding

If you exercise a UK Unapproved Option or to the extent you exercise a UK Approved Option within three years of grant without meeting the conditions for tax relief, your employer will be responsible for withholding under the Pay As You Earn system in relation to the tax and NICs due on exercise and for paying to the UK Inland Revenue the amount withheld on your behalf.

If you fail to pay your employer the income tax due on the spread within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax and NICs charge.

Reporting

Your employer is required to report the details of the exchange of options, the new option grant and any future option exercise on its annual UK Inland Revenue tax and share plan returns. In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new stock option and from the sale or disposal of shares to the Inland Revenue on your personal UK Inland Revenue tax return.

Sale of Shares

If you exercised UK Approved Options, you will be subject to capital gains tax on the difference between the sale proceeds and the exercise price (less any costs of acquisition or disposal), assuming that your options were exercised in an approved manner (so that you did not pay income tax at exercise).

If you exercised UK Unapproved Options, or if you exercised UK Approved Options which did not qualify for tax relief, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise (less any costs of acquisition or disposal).

Please note that an annual exemption is available to set against total gains of £7,900 for the tax year 6 April 2003 to 5 April 2004, and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependent upon the number of years during which shares are held by you and whether you continue to be employed by palmOne or the palmOne group during this time.

You will be responsible for paying any taxes owed as a result of the sale of the shares.

Additional Reporting Requirements

If you are a director or shadow director of a UK subsidiary of palmOne and the UK subsidiary is not wholly owned by palmOne, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in palmOne and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your option or sell shares acquired through exercise of your new options. This disclosure requirement also applies to any rights or shares acquired by your spouse or child (under the age of 18).

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